                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]


     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to section 240.14a-11(c) or section 240.14a-12


                           MORRISON RESTAURANTS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         Common Stock, $.01 par value (including the associated preferred stock purchase rights)
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         9,236,440
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         $5.00 per share of common stock (including the associated preferred stock purchase rights)
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         $47,244,740
--------------------------------------------------------------------------------
     (5) Total fee paid:
         $9,449
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1) Amount Previously Paid:
         $9,449
--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         Schedule 14D-1
--------------------------------------------------------------------------------
     (3) Filing Party:
         Piccadilly Cafeterias, Inc., Piccadilly Acquisition Corporation
--------------------------------------------------------------------------------
     (4) Date Filed:
         April 29, 1998, May 22, 1998 and May 29, 1998
--------------------------------------------------------------------------------

                           MORRISON RESTAURANTS INC.
                       3300 HIGHLANDS PARKWAY, SUITE 130
                             ATLANTA, GEORGIA 30082


                                                                   July 10, 1998


To our Shareholders:


     You are cordially invited to attend a Special Meeting of Shareholders of Morrison Restaurants Inc. ("Morrison") to be held at the general offices of Piccadilly Cafeterias, Inc., 3232 Sherwood Forest Blvd., Baton Rouge, Louisiana 70816, on Friday July 31, 1998, at 10:00 a.m. local time.



     At the meeting, you will be asked to adopt a Plan and Agreement of Merger (the "Merger Agreement") pursuant to which Morrison would be acquired by Piccadilly Cafeterias, Inc. ("Piccadilly"). Pursuant to the Merger Agreement, on April 29, 1998, Piccadilly and its wholly owned subsidiary, Piccadilly Acquisition Corporation ("Sub"), commenced a tender offer (the "Offer") to purchase all outstanding shares of common stock, $.01 par value per share (the "Shares"), of Morrison. Pursuant to the Offer, which expired on May 27, 1998, Sub purchased 8,249,228 Shares, or approximately 89% of the Shares outstanding on July 6, 1998, the record date for the Special Meeting. The Merger Agreement provides that, upon consummation of the merger, each issued and outstanding Share (other than Shares owned by Morrison, Piccadilly or Sub, or by shareholders who are entitled to and who properly exercise dissenters' rights under the Georgia Business Corporation Code) will be converted into the right to receive $5.00 in cash, without interest thereon, and Morrison will become a wholly owned subsidiary of Piccadilly.


     The attached Notice of Special Meeting and Proxy Statement contains a description of the formal business to be conducted at the meeting. During the meeting, Morrison management and Piccadilly representatives will be available to respond to questions.

     YOUR BOARD OF DIRECTORS BELIEVES THAT THE MERGER AGREEMENT, WHICH WAS APPROVED UNANIMOUSLY BY THE BOARD, IS IN THE BEST INTERESTS OF MORRISON AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT. BECAUSE THE APPROVAL OF A MAJORITY OF THE SHARES OUTSTANDING IS SUFFICIENT TO ADOPT THE MERGER AGREEMENT, SUB, WHICH OWNS 89% OF THE OUTSTANDING SHARES, CAN CAUSE THE MERGER TO OCCUR WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER SHAREHOLDER. PICCADILLY AND SUB HAVE AGREED PURSUANT TO THE MERGER AGREEMENT TO VOTE ALL OF THEIR SHARES IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT.

     You are urged to read carefully the Proxy Statement in its entirety for a complete description of the proposed merger. Please sign, date and return the enclosed proxy card promptly. It is important for you to vote. If you fail to vote, the effect of such failure will be as if you voted your shares AGAINST the merger. If you attend the meeting, which we hope you will do, you may vote in person even if you have previously mailed a proxy card. We look forward to meeting with you at the Special Meeting of Shareholders.

                                            Sincerely,

                                            /s/ Don W. Von Arx
                                            DOLPH W. VON ARX
                                            Chairman of the Board

                                            /s/ Ronnie L. Tatum
                                            RONNIE L. TATUM
                                            Chief Executive Officer

                           MORRISON RESTAURANTS INC.
                       3300 HIGHLANDS PARKWAY, SUITE 130
                             ATLANTA, GEORGIA 30082

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             Friday, July 31, 1998


To the Shareholders:


     A Special Meeting of Shareholders (the "Special Meeting") of Morrison Restaurants Inc. ("Morrison") will be held at the general offices of Piccadilly Cafeterias, Inc., 3232 Sherwood Forest Blvd, Baton Rouge Louisiana 70816, on Friday, July 31, 1998, at 10:00 a.m., local time, to consider and vote upon a proposal to adopt a Plan and Agreement of Merger (the "Merger Agreement") among Morrison, on the one hand, and Piccadilly Cafeterias, Inc. ("Piccadilly") and Piccadilly Acquisition Corporation, a wholly owned subsidiary of Piccadilly ("Sub"), on the other hand, a copy of which is attached as Appendix A to the Proxy Statement, pursuant to which, among other things (a) Sub will merge with and into Morrison (the "Merger"), (b) Morrison will become a wholly owned subsidiary of Piccadilly, and (c) each issued and outstanding share of common stock, $.01 par value per share (the "Shares") of Morrison (other than Shares owned by Morrison, Piccadilly or Sub, or by shareholders who are entitled to and who properly exercise dissenters' rights under the Georgia Business Corporation
Code) will be converted into the right to receive $5.00 in cash, without interest thereon.



     The close of business on July 6, 1998 is the record date (the "Record Date") for the determination of shareholders entitled to receive notice of and to vote at the Special Meeting or any adjournment(s) thereof. The affirmative vote of the holders of not less than a majority of the Shares outstanding is required to adopt the Merger Agreement. Sub owned 8,249,228 Shares, or approximately 89% of all Shares outstanding as of the Record Date and therefore can cause the Merger to occur without the affirmative vote of any other shareholder. Piccadilly and Sub have agreed pursuant to the Merger Agreement to vote all of their Shares in favor of adoption of the Merger Agreement.


     IF THE MERGER IS CONSUMMATED, SHAREHOLDERS WHO DO NOT VOTE IN FAVOR OF ADOPTION OF THE MERGER AGREEMENT AND WHO OTHERWISE COMPLY WITH THE NOTICE AND OTHER REQUIREMENTS OF ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE WILL BE ENTITLED TO RECEIVE SUCH CONSIDERATION AS MAY BE DETERMINED TO BE DUE UNDER SUCH PROVISIONS.

     You are cordially invited to attend the Special Meeting. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED PRE-ADDRESSED, POSTAGE PREPAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS EXERCISE BY VOTING IN PERSON AT THE SPECIAL MEETING OR BY DELIVERING A WRITTEN REVOCATION OR LATER DATED PROXY TO THE SECRETARY AT OR BEFORE THE MEETING.

     SHAREHOLDERS SHOULD NOT DELIVER ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                                            BY ORDER OF THE BOARD OF DIRECTORS,

                                            /S/ MITCHELL S. BLOCK

                                            MITCHELL S. BLOCK
                                            Vice President, General Counsel and
                                            Secretary

Atlanta, Georgia

July 10, 1998

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................     3
  The Special Meeting.......................................     3
  Purpose of the Special Meeting............................     3
  Quorum; Vote Required.....................................     3
  Structure of the Merger and Merger Consideration..........     3
  The Companies.............................................     3
  Effective Time; Effective Date of the Merger..............     4
  Exchange of Certificates..................................     4
  Reasons for the Merger....................................     4
  Board Recommendation......................................     5
  Opinion of Investment Banking Firm........................     5
  Other Terms and Conditions of the Merger..................     5
  Dissenters' Rights........................................     7
THE SPECIAL MEETING.........................................     8
  Solicitation, Voting and Revocability of Proxies; Date and
    Place of the Special Meeting............................     8
  Purpose of the Special Meeting............................     8
  Record Date; Shareholders Entitled to Vote................     8
  Quorum; Vote Required.....................................     9
THE MERGER..................................................     9
  The Merger Agreement......................................     9
  Structure and Terms of the Merger.........................     9
  Background of the Merger..................................    10
  Reasons for the Merger....................................    13
  Recommendation of the Morrison Board......................    13
  Opinion of Investment Banking Firm........................    13
  Effective Time of the Merger..............................    18
  Hart-Scott-Rodino Clearance...............................    18
  Other Conditions to the Merger............................    18
  Interests of Certain Persons in the Merger................    19
  Exchange of Certificates..................................    21
  Conduct of Business by Morrison Pending the Merger........    21
  Amendment; Waiver; Termination............................    22
  Fees and Expenses.........................................    23
  Rights Agreement and Georgia Takeover Statutes............    23
  Certain Federal Income Tax Consequences...................    24
  Accounting Treatment......................................    24
  Dissenters' Rights........................................    24
  Source and Amount of Funds................................    26
BUSINESS OF THE COMPANIES...................................    26
  Business of Morrison......................................    26
  Business of Piccadilly....................................    26
MORRISON SELECTED FINANCIAL DATA............................    27
CERTAIN PROJECTIONS.........................................    28
MARKET PRICE INFORMATION....................................    29
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.............    30
INDEPENDENT AUDITORS........................................    30
OTHER MATTERS...............................................    30
AVAILABLE INFORMATION.......................................    30
APPENDIX A: PLAN AND AGREEMENT OF MERGER....................   A-1
APPENDIX B: FAIRNESS OPINION................................   B-1
APPENDIX C: ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION
  CODE......................................................   C-1
APPENDIX D: ANNUAL REPORT ON FORM 10-K OF MORRISON..........   D-1
APPENDIX E: QUARTERLY REPORT ON FORM 10-Q OF MORRISON.......   E-1

                                    SUMMARY

     The following summary is necessarily incomplete and is qualified in its entirety by reference to the more detailed information and financial statements, including the notes thereto, contained in this Proxy Statement and the Appendices hereto. Shareholders are urged to read carefully all of such material. Unless otherwise defined herein, capitalized terms used in this Proxy Statement have the meanings ascribed in this Summary.

THE SPECIAL MEETING


     A special meeting of Morrison Restaurants Inc., a Georgia corporation ("Morrison"), will be held on Friday, July 31, 1998, at 10:00 a.m. local time at the general offices of Piccadilly Cafeterias, Inc., 3232 Sherwood Forest Blvd., Baton Rouge, Louisiana 70816 (the "Special Meeting"). Only holders of record of shares of Morrison's common stock, $.01 par value per share (the "Shares") and the associated preferred stock purchase rights (the "Rights"), at the close of business on July 6, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. On the Record Date, there were 9,236,440 Shares outstanding, with each Share entitled to cast one vote with respect to each matter properly presented at the Special Meeting. See "The Special Meeting."


PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, holders of Shares will be asked to adopt the Plan and Agreement of Merger dated April 22, 1998 (the "Merger Agreement") among Morrison, Piccadilly Cafeterias, Inc., a Louisiana corporation ("Piccadilly"), and Piccadilly Acquisition Corporation, a Georgia corporation and a wholly owned subsidiary of Piccadilly ("Sub"), pursuant to which, among other things, Sub will be merged with and into Morrison (the "Merger") and Morrison will become a wholly owned subsidiary of Piccadilly. See "The Special Meeting -- Purpose of the Special Meeting" and "The Merger."

QUORUM; VOTE REQUIRED

     The holders of a majority of the issued and outstanding Shares must be present at the Special Meeting in person or by proxy in order for a quorum to be properly constituted.

     The affirmative vote of holders of not less than a majority of the total number of issued and outstanding Shares is required to adopt the Merger Agreement. See "The Special Meeting -- Quorum; Vote Required."

     As of the Record Date, Sub owned an aggregate of 8,249,228 Shares, representing approximately 89% of all Shares outstanding, and therefore can cause the Merger to occur without the affirmative vote of any other shareholder. Piccadilly and Sub have agreed pursuant to the Merger Agreement to vote all of their Shares in favor of adoption of the Merger Agreement.

STRUCTURE OF THE MERGER AND MERGER CONSIDERATION

     Pursuant to the Merger Agreement, on April 29, 1998, Piccadilly and Sub commenced a tender offer (the "Offer") to purchase all outstanding Shares. Pursuant to the Offer, which expired on May 27, 1998, Sub purchased 8,249,228 Shares, or approximately 89% of all Shares outstanding on the Record Date. Upon consummation of the Merger, Sub will merge into Morrison and each Share that is issued and outstanding at the Effective Time (as defined below) other than shares held by Morrison, Piccadilly or Sub, or by shareholders who are entitled to and who properly exercise dissenters' rights under the Georgia Business Corporation Code (the "GBCC"), will be converted into the right to receive $5.00 in cash, without interest thereon (the "Merger Consideration"), and Morrison will become a wholly owned subsidiary of Piccadilly. Upon completion of the Merger, the separate corporate existence of Sub will cease and Morrison will continue as the surviving corporation (the "Surviving Corporation").

THE COMPANIES

     Morrison. Morrison owns and operates cafeterias, a buffet and mall food court locations in the southeastern and mid-Atlantic regions of the United States. Prior to March 1996, Morrison comprised the family dining business of Morrison Restaurants Inc. ("MRI"). On March 7, 1996, the shareholders of MRI approved, among other things, the distribution of Morrison's common stock to the shareholders of MRI (the "Distribution"). The effective date of the Distribution was March 9, 1996, and, pursuant to the Distribution, the shareholders of MRI received one Share of Morrison's common stock for every four shares of MRI held. Morrison was formed in 1995 as a Georgia corporation and has its principal executive offices at 3300 Highlands Parkway, Suite 130, Atlanta, Georgia 30082. Its telephone number is (770) 308-3700.

     Piccadilly. Piccadilly is a Louisiana corporation that was incorporated in 1965 and is the successor to various predecessor corporations and partnerships that operated "Piccadilly" cafeterias beginning with the acquisition of the first unit in 1944. Piccadilly operates 131 cafeterias in 15 states, four Piccadilly Express in Associated Grocer Supermarkets and seven Ralph & Kacoo's seafood restaurants in three states. All units are owned by Piccadilly. Piccadilly's principal executive offices are located at 3232 Sherwood Forest Blvd., Baton Rouge, Louisiana 70816. Its telephone number is (504) 293-9440.

     Sub. Sub is a newly-formed Georgia corporation that is a subsidiary of Piccadilly that was organized in connection with the Offer and the Merger. Sub has the same address and telephone number as Piccadilly.

EFFECTIVE TIME; EFFECTIVE DATE OF THE MERGER

     The Merger will become effective at the time (the "Effective Time") and on the date (the "Effective Date") that the Certificate of Merger is filed with the Secretary of State of Georgia. Unless Piccadilly and Morrison otherwise agree, the Merger will be consummated as soon as practicable following receipt of Morrison shareholder approval and satisfaction or waiver of the other conditions to the Merger. Piccadilly and Morrison anticipate that the Merger will be consummated as soon as practicable following the Special Meeting. See "The Merger -- Other Conditions to the Merger."

EXCHANGE OF CERTIFICATES

     Promptly following consummation of the Merger, each person who is a holder of record of Shares at the Effective Time will be provided with a letter of transmittal containing written instructions setting forth the manner by which certificates representing Shares will be exchanged for the Merger Consideration. SHAREHOLDERS ARE REQUESTED NOT TO MAIL OR DELIVER THEIR SHARE CERTIFICATES UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL. See "The Merger -- Exchange of Certificates."

REASONS FOR THE MERGER

     Morrison's business has been negatively affected during the last four fiscal years by declining customer counts, caused primarily by over-building and increased competition in the restaurant industry and by a general decline in mall traffic, where Morrison operates a majority of its units. Commencing in the latter part of the first quarter of fiscal 1998, Morrison's management implemented a number of measures designed to achieve growth under these difficult industry conditions, focusing primarily on increasing sales from existing locations and reducing costs. However, customer trends during the first and second quarters of fiscal 1998 continued to be negative and to adversely affect Morrison's results of operations. Faced with continuing negative operating trends and the prospect of potential acquirors contacting Morrison, the Board of Directors determined that it would be advisable for Morrison to retain an investment banking firm to assist it in reviewing its strategic alternatives, which it did on December 5, 1997.

     Following a controlled bidding process, during which 27 potential strategic and financial purchasers were contacted and four submitted preliminary proposals, the Board of Directors determined to accept Piccadilly's proposal and unanimously approved and adopted the Merger Agreement. The Board's decision to enter into the Merger Agreement was based upon its evaluation of a number of factors discussed in detail below, including the form and amount of consideration proposed to be paid by Piccadilly, the structure of the transaction as a cash tender offer and the opinion of its financial advisor, discussed below, to the effect that the consideration to be received by Morrison's shareholders pursuant to the Offer and the Merger is fair from a financial point of view to such shareholders. See "The Merger -- Background of the Merger" and "-- Reasons for the Merger."

BOARD RECOMMENDATION

     THE MORRISON BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO ADOPT THE MERGER AGREEMENT. SEE "THE MERGER -- RECOMMENDATION OF THE MORRISON BOARD."

OPINION OF INVESTMENT BANKING FIRM

     The investment banking firm of Wheat First Securities, Inc. ("Wheat First Union") acted as financial advisor to Morrison in connection with the Offer and proposed Merger and has delivered a letter to the Morrison Board stating that, in its opinion, the Merger Consideration to be paid by Piccadilly is fair to Morrison and the holders of Shares from a financial point of view. Morrison has paid Wheat First Union for its services in assisting the Morrison Board in analyzing the proposed Merger and in rendering the foregoing opinion (i) a nonrefundable financial advisory fee of $100,000 (the "Advisory Fee"), (ii) a transaction fee of approximately $700,000 representing one percent of any consideration paid up to $50 million, plus three percent of any consideration, including debt assumed, in excess of $50 million ("Transaction Fee"), and (iii) a fee of $150,000 upon delivery of its opinion ("Opinion Fee"); provided that the Opinion Fee and the Advisory Fee were credited against the Transaction Fee upon consummation of the Offer. The Advisory Fee was payable upon engagement, the Opinion Fee was payable upon delivery of the opinion and the Transaction Fee was payable upon consummation of the Offer. In addition, Morrison has agreed to reimburse Wheat First Union for its out-of-pocket expenses and to indemnify Wheat First Union against certain liabilities that may be incurred in connection with providing such services. The full text of the Wheat First Union letter is attached to this Proxy Statement as Appendix B. See "The Merger -- Opinion of Investment Banking Firm."

OTHER TERMS AND CONDITIONS OF THE MERGER

     In addition to the foregoing matters, the Merger Agreement contains certain other terms and conditions, including:

     Hart-Scott-Rodino Clearance. The obligations of Morrison and Piccadilly to consummate the Merger were subject to the expiration or earlier termination of the requisite waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Morrison and Piccadilly each made their required initial filings under the HSR Act, and on May 15, 1998, Morrison and Piccadilly were notified that early termination of the waiting period under the HSR Act had been granted. Therefore, Morrison does not believe that this or any other material regulatory approvals are required for consummation of the Merger. See "The Merger -- Hart-Scott-Rodino Clearance."

     Other Conditions to the Merger. In addition to Morrison shareholder approval, the consummation of the Merger is conditioned upon the satisfaction of certain conditions set forth in the Merger Agreement, including the receipt by each party of customary legal opinions, certificates, consents, resolutions and reports from the other and from third parties. Piccadilly and Morrison intend to consummate the Merger as soon as practicable following satisfaction or waiver of the conditions thereto. See "The Merger -- Other Conditions to the Merger."

     Company Board Representation. Pursuant to the Merger Agreement, following Sub's acquisition of Shares pursuant to the Offer, Sub designated four individuals to serve as directors of Morrison along with three of Morrison's existing directors. At the request of Sub, certain directors of Morrison resigned and the remaining members of the Board of Directors appointed Sub's designees to serve as directors of Morrison. The persons designated by Sub were Messrs. Ronald A. LaBorde, Paul W. Murrill, J. Fred Johnson and Joseph S. Polito, all of whom are directors and/or officers of Piccadilly. The Merger Agreement provides that, until the Effective Time, there will be at least three directors on the Board of Directors who were directors of Morrison as of the date of the Merger Agreement and who are neither designees, officers, directors, full-time employees or affiliates of Piccadilly or Sub nor full-time employees of Morrison (the "Independent Directors"); provided, however, that if the number of Independent Directors is reduced below three for any reason, the Board of Directors will, subject to the approval of the remaining Independent Directors, if any, designate a person or persons to fill the vacancy or vacancies who were directors of Morrison on the date of the Merger

Agreement and not an officer, director, full-time employee or affiliate of Piccadilly or Sub nor a full-time employee of Morrison, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. The Independent Directors who continue to serve on Morrison's Board of Directors are Ms. J. Veronica Biggins, Mr. Dolph W. von Arx and Dr. Donald Ratajczak.

     Certain Employee Matters. Pursuant to the Merger Agreement, Piccadilly has agreed to retain all persons who are Morrison employees at the Effective Time as employees-at-will (except to the extent that such employees are parties to contracts providing for other employment terms, in which case such employees shall be retained in accordance with the terms of such contracts) and to provide such employees with the same employee benefits as Piccadilly provides to its existing employees. Piccadilly has also agreed to cause the Surviving Corporation to honor certain bonus arrangements of Morrison in effect at the date of the Merger Agreement. In addition, Piccadilly has agreed to give Morrison employees credit for their respective periods of employment with Morrison prior to the Effective Time for purposes of determining their eligibility for vesting, level of participation and benefit accrual (but not for benefit accrual under any defined benefit pension plan), in any employee benefit program, plan or arrangement that the Surviving Corporation adopts, maintains or contributes to following the Effective Time.

     Pursuant to the Merger Agreement, holders of stock options granted under Morrison incentive plans, whether or not then exercisable, which were outstanding on the date of the Merger Agreement, and which have not been exercised prior to the acquisition of Shares pursuant to the Offer, are entitled to receive, in cancellation and settlement of such options, a cash payment per Share equal to the excess, if any, of the Merger Consideration over the respective exercise prices payable upon option exercise for such Shares. Morrison has agreed to take actions available under the incentive plans to effect the cancellation of such options.

     Indemnification Covenants. Under the Merger Agreement, Morrison, and from and after the Effective Time Piccadilly and the Surviving Corporation, will indemnify, defend and hold harmless the present and former officers and directors of Morrison (collectively, the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities, judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Morrison pertaining to any matter existing or occurring at or prior to the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the Merger, the Merger Agreement or any other transactions contemplated thereby, in each case to the same extent as such Indemnified Parties were entitled to be indemnified under Morrison's restated articles of incorporation or by-laws as in effect on December 31, 1997 (and Piccadilly and the Surviving Corporation, as the case may be, will pay expenses, including through advancement, to the full extent provided in Morrison's restated articles of incorporation and by-laws as in effect on December 31,
1997). With certain exceptions, the aggregate amount of indemnification payments required to be made by Piccadilly to such persons is $10 million. Piccadilly has also agreed to pay the insurance premiums required for any extension of Morrison's directors' and officers' insurance policy following the Effective Date for a period of six years or to provide comparable coverage under a Piccadilly policy. See "The Merger -- Interests of Certain Persons in the Merger."

     Amendment, Waiver and Termination. Morrison and Piccadilly may mutually agree to amend the Merger Agreement at any time before or after Morrison shareholder approval, provided that no amendment is permissible following Morrison shareholder approval if the amendment would by law require further shareholder approval, unless such further shareholder approval is obtained. Either party may waive compliance with any of the agreements or conditions contained in the Merger Agreement other than the satisfaction of all requirements prescribed by law for consummation of the Merger.

     The Merger Agreement may be terminated at any time before the Effective Time (i) by the mutual written consent of Morrison and Piccadilly or (ii) by either party if (a) the required approval by Morrison's shareholders is not obtained at the Special Meeting, (b) there has been a material breach by the other party of any representation, warranty or covenant in the Merger Agreement which is not cured within 30 days after notice of such breach is given to the breaching party, (c) all conditions to closing have not been met by, or the Merger has not been consummated on or before, October 31, 1998 unless the party seeking to terminate the Merger Agreement, at such time, is in willful and material violation of its representations, warranties or covenants under the Merger Agreement, (d) any court or governmental entity shall have issued an order, decree, or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable, (e) either party gives the other notice of termination as a non-notifying party pursuant to the terms of the Merger Agreement, or (f) all of the mutual conditions to the obligations of both parties to effect the Merger shall have been satisfied and any condition to the obligation of either party to effect the Merger is not capable of being satisfied prior to October 31, 1998. See "The Merger -- Amendment; Waiver; Termination."

DISSENTERS' RIGHTS

     Under Georgia law, holders of Shares are entitled to dissenters' rights in connection with the Merger. Any record holder of Shares who objects to the Merger may elect to have his, her or its Shares appraised under the procedures set forth in Article 13 of the GBCC and to be paid the appraised value of his, her or its Shares, which, pursuant to Article 13 of the GBCC, will be the Shares' fair value immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. An appraisal proceeding may result in a determination of fair value less than or greater than the value of the Merger Consideration that would have been payable in respect of such Shares had the shareholder not elected to perfect his, her or its dissenters' rights. The full text of Article 13 of the GBCC is attached as Appendix C. See "The Merger -- Dissenters' Rights"

                              THE SPECIAL MEETING

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES; DATE AND PLACE OF THE SPECIAL MEETING


     This Proxy Statement is being furnished to holders of common stock, $.01 par value per share (the "Shares") and the associated preferred stock purchase rights (the "Rights") of Morrison Restaurants Inc., a Georgia corporation ("Morrison"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of Morrison for use at a special meeting of shareholders to be held at the general offices of Piccadilly Cafeterias, Inc., 3232 Sherwood Forest Blvd., Baton Rouge, Louisiana 70816 on Friday, July 31, 1998, at 10:00 a.m., local time (the "Special Meeting"). In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of Morrison in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not receive any compensation in addition to their regular salary, but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of Shares held of record by such custodians, nominees and fiduciaries, all of whom will be reimbursed for reasonable expenses incurred in connection therewith.



     This Proxy Statement and the accompanying proxy card were first mailed to shareholders of record as of the Record Date (as defined below) on or about July 10, 1998.


     All Shares that are represented at the Special Meeting by duly executed proxies will be voted in accordance with the instructions indicated thereon. If a duly executed proxy is submitted and no voting instructions are indicated thereon, such proxy will be voted "FOR" adoption of the Plan and Agreement of Merger dated April 22, 1998 (the "Merger Agreement") among Morrison, Piccadilly Cafeterias, Inc., a Louisiana corporation ("Piccadilly"), and Piccadilly Acquisition Corporation, a Georgia corporation and a wholly owned subsidiary of Piccadilly ("Sub").

     The Board knows of no other matter to be presented at the Special Meeting, but if any other matter is properly presented for consideration at the Special Meeting (or any adjournments or postponements thereof), the persons named in the enclosed form of proxy will have discretion to vote on such matters in accordance with their best judgment.

     A holder of Shares may revoke a previously submitted proxy at any time prior to its exercise at the Special Meeting by: (i) filing with the Corporate Secretary of Morrison at or prior to the Special Meeting a written revocation bearing a later date or a duly executed later-dated proxy relating to the same Shares; or (ii) attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. Any written revocation or later-dated proxy should be delivered at the Special Meeting to the Corporate Secretary of Morrison or before the Special Meeting to Morrison at 3300 Highlands Parkway, Suite 130, Atlanta, Georgia 30082, Attention: Corporate Secretary.

     Holders of Shares are requested to mark, date and sign the enclosed proxy and return it promptly to Morrison in the enclosed stamped, pre-addressed envelope. Shareholders may vote in person at the Special Meeting even if they have previously mailed a proxy. SHAREHOLDERS SHOULD NOT SEND ANY MORRISON STOCK CERTIFICATES WITH THEIR PROXY CARDS.

PURPOSE OF THE SPECIAL MEETING

     At the Special Meeting, the holders of Shares will consider and vote upon a proposal to adopt the Merger Agreement and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

RECORD DATE; SHAREHOLDERS ENTITLED TO VOTE


     The Morrison Board has fixed July 6, 1998 as the record date for the determination of the shareholders of Morrison entitled to notice of and to vote at the Special Meeting (the "Record Date"). Only holders of record of Shares at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 9,236,440 Shares outstanding and entitled to vote. Each record holder of Shares on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on the proposal to adopt the Merger Agreement and on each other matter properly submitted to a vote of the shareholders at the Special Meeting.

QUORUM; VOTE REQUIRED

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the outstanding Shares as of the Record Date is necessary to constitute a quorum. The affirmative vote of the holders of not less than a majority of the Shares outstanding as of the Record Date is required to adopt the Merger Agreement. Abstentions and broker nonvotes will be counted for purposes of establishing a quorum but will be deemed to be a vote "AGAINST" adoption of the Merger Agreement. A shareholder who wishes to exercise dissenters' rights under the Georgia Business Corporation Code (the "GBCC") must not vote his or her Shares in favor of adoption of the Merger Agreement; however, an abstention or broker nonvote will not constitute a waiver of a shareholder's dissenters' rights.

     Pursuant to the Offer, Sub acquired 8,249,228 Shares, or approximately 89% of the Shares outstanding and, therefore, Sub can cause the Merger to occur without the affirmative vote of any other shareholder. Piccadilly and Sub have agreed pursuant to the Merger Agreement to vote all of their Shares in favor of adoption of the Merger Agreement. In connection with the execution of the Merger Agreement, Morrison entered into agreements with each of its directors, pursuant to which the directors agreed not to exercise any appraisal rights that the directors may have under the GBCC with respect to any Shares owned by them in connection with the Merger. This agreement, however, did not obligate any such director to tender Shares owned by him or her pursuant to the Offer or to vote such Shares in favor of the Merger Agreement.

                                   THE MERGER

THE MERGER AGREEMENT

     The Merger is to be effected in accordance with the terms and conditions set forth in the Merger Agreement, a copy of which is attached hereto as Appendix A. The following brief description is necessarily incomplete and is qualified in its entirety by reference to the Merger Agreement.

STRUCTURE AND TERMS OF THE MERGER

     On April 22, 1998, the Merger Agreement was executed by and among Piccadilly and Sub, on the one hand, and Morrison, on the other hand. Pursuant to the Merger Agreement, on April 29, 1998, Piccadilly and Sub commenced a tender offer (the "Offer") to purchase all outstanding Shares. Pursuant to the Offer, which expired on May 27, 1998, Sub purchased 8,249,228 Shares, or approximately 89% of all Shares outstanding on the Record Date. The terms of the Merger Agreement provide that, Sub will merge into Morrison (the "Merger"), Morrison will become a wholly owned subsidiary of Piccadilly, and each Share that is then outstanding (other than Shares owned by Piccadilly or Sub, or held in the treasury of Morrison, which shall be canceled, and other than Shares, if any, held by shareholders ("Dissenting Shareholders") who have properly exercised and perfected dissenters' rights under Part 2 of Article 13 of the
GBCC) will be converted into the right to receive $5.00 per Share in cash, without interest thereon (the "Merger Consideration"). Upon completion of the Merger, the separate existence of Sub will cease and Morrison will continue as the surviving corporation (the "Surviving Corporation").

     Shares that are issued and outstanding immediately prior to the consummation of the Merger that are held by a shareholder who has demanded and perfected the right, if any, for appraisal of such Shares in accordance with
Section 14-2-1321 of the GBCC will not be converted into or represent the right to receive the Merger Consideration, but will only be entitled to such rights as are granted by the GBCC; provided however, that if such holder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal under the GBCC, then each Share of such holder will thereupon be deemed to have been converted into and to represent, as of the Effective Time, only the right to receive the Merger Consideration, without any interest thereon, as described above.

BACKGROUND OF THE MERGER

     Morrison's business has been negatively affected during the last four fiscal years by declining customer counts. Morrison believes that this trend was largely caused by over-building and increased competition in the restaurant industry and by a general decline in mall traffic, where Morrison operates a majority of its units. In addition, beginning in fiscal 1997, Morrison's business was further negatively affected by increased food costs and the implementation of a new federal minimum wage in October 1996 and September 1997. As of March 1, 1997, Morrison was not in compliance with certain covenants contained in its then existing credit facility. Morrison and the lender amended the credit facility, and all covenant violations were waived by the lender. In June 1997, Morrison replaced that facility with Morrison's current credit facility.

     Commencing in the latter part of the first quarter of fiscal year 1998, Morrison's management implemented a number of measures designed to achieve growth under these difficult industry conditions. Given the industry's unit saturation, management focused its efforts primarily on increasing sales from existing locations rather than opening new units. Morrison intensified its marketing at the local restaurant level, stressing involvement in community life and activities and targeted additional sales opportunities through church, civic and educational institutions. Additionally, Morrison eliminated the use of costly and ineffective electronic media in its advertising efforts. For developing new and replacement restaurants, Morrison used a new store model, which required a lower investment and was substantially more cost-effective to operate than a traditional restaurant. Morrison also implemented price increases in an attempt to pass increased costs along to customers and to reduce the same-store sales impact of decreasing customer counts. In addition, Morrison took numerous other cost-containment measures, including improvements in the food control system, elimination of a layer of supervisory restaurant management and corporate staff reductions.

     The effects of these measures, however, were not evident in Morrison's financial results for the first and second quarters of fiscal year 1998. Customer trends during the first and second quarters of fiscal 1998 continued to be negative and to adversely affect Morrison's results of operation, and earnings for the quarters were lower than anticipated. As a result, on September 22, 1997, Morrison retained Ernst & Young Financial Services Group ("E&Y FSG") to advise Morrison in connection with its relationship with its principal lender.

     At the regularly scheduled meeting of the Board of Directors which was held in conjunction with the Annual Meeting of Shareholders on September 24, 1997, management advised the Board of Directors of the probability that, based on trends existing at that time, and Morrison's historical dividend policy, one or more of the financial covenants contained in Morrison's credit facility would be violated at the end of the second quarter of fiscal 1998. Given Morrison's financial performance in previous quarters and its prospects for the near future, the Board of Directors suspended the payment of cash dividends beginning with the cash dividend with respect to the first quarter of fiscal 1998.

     At the same meeting, Dolph W. von Arx, the Chairman of the Board of Directors, reported on informal discussions between Morrison's management and two investors who had expressed an interest in a transaction involving Morrison. In addition, Mr. von Arx reported that Ronald A. LaBorde, the Chief Executive Officer of Piccadilly, had also contacted Ronnie L. Tatum, Chief Executive Officer of Morrison, and indicated that he would be interested in pursuing discussions about a possible relationship between Piccadilly and Morrison. The Board of Directors determined that it would be premature to pursue a transaction with any third party at that time. The Board of Directors felt that it needed a more clear and definite understanding of Morrison's performance and financial condition before taking steps to pursue strategic alternatives.

     Messrs. LaBorde and Tatum met in October 1997 and discussed the possibility of a business combination between the two companies.

     The Board of Directors held a special meeting on November 5, 1997 to receive a presentation from E&Y FSG. During this presentation, E&Y FSG reviewed the history of the credit facility, the potential covenant violations, the restaurant industry and Morrison's position therein, operational alternatives that Morrison should consider and possible strategic solutions involving third parties. E&Y FSG also reviewed with the Board of Directors the terms of a proposed credit facility restructuring which included interest rate increases, collateralization of the indebtedness and modification of covenants. Though Morrison had not engaged E&Y FSG to assist Morrison in an assessment of its strategic alternatives, E&Y FSG identified certain strategic weaknesses that would have to be addressed in connection with a restructuring of the credit facility. In particular, the E&Y FSG analysis suggested that, given the existing trends in Morrison's cafeteria business, Morrison would require significant additional capital to effect a turnaround in its operations by changing the location of its cafeteria units from mall to freestanding, closing unprofitable units and building new, smaller and potentially more profitable restaurants.

     Faced with the prospect of continuing negative operating trends and the prospect of potential acquirors contacting Morrison, the Board of Directors determined that it would be advisable for Morrison to retain an investment banking firm to assist Morrison in reviewing its strategic alternatives. The Board of Directors appointed a committee consisting of E. Eugene Bishop and Dolph W. von Arx to interview various investment banking firms and to select a financial advisor to Morrison. The committee interviewed three investment banking firms and selected Wheat First Securities, Inc. ("Wheat First Union") as financial advisor to Morrison to advise it with respect to strategic alternatives. Morrison retained Wheat First Union by engagement letter dated December 5, 1997.

     At a special meeting of the Board of Directors held on December 15, 1997, Wheat First Union reported on its initial preliminary review of Morrison's business and its prospects. Wheat First Union's assessment largely confirmed the preliminary indications given by E&Y FSG that Morrison would require significant capital expenditures to effect a return to significant profitability. While some of the measures that Morrison had implemented beginning in the latter part of the first quarter of fiscal 1998 had some positive impact, overall operating trends continued to be negative and, in particular, Morrison's cash flows were trending down. Wheat First Union also reviewed with the Board of Directors on a preliminary basis the strategic alternatives available to Morrison. These alternatives included: remaining independent; the sale of Morrison either to a financial buyer or a strategic buyer; and the possibility of selling some of the geographic divisions of Morrison as separate units with the remaining business to be operated by current management as a public company or sold in a buy-out with management participation. Wheat First Union indicated that it believed that, although shareholder value could be maximized through a sale of geographic divisions to a number of purchasers, given the complexity of multiple transactions, a sale of Morrison to a strategic purchaser would be the more likely alternative for Morrison.

     Following this presentation and subsequent discussion, the Board of Directors authorized Wheat First Union to contact a broad range of potential purchasers, both financial and strategic, to determine the available level of interest such parties might have in a transaction with Morrison. The Board of Directors also authorized Wheat First Union to prepare a confidential memorandum containing information about Morrison and its business and provide such information to those parties that indicated an interest in pursuing a transaction involving Morrison or any of its geographic divisions.

     At its regularly scheduled meeting on January 13, 1998, the Board of Directors again reviewed with Wheat First Union Morrison's strategic alternatives and determined to continue the process authorized at the previous meeting, and Morrison publicly announced Wheat First Union's engagement in its quarterly earnings release on the following day.

     As authorized by the Board of Directors, Wheat First Union contacted 27 potential strategic and financial purchasers, including investors and other persons that had previously expressed an interest in pursuing a transaction with or involving Morrison. Morrison entered into confidentiality agreements with 16 of these potential purchasers, including Piccadilly, pursuant to which Wheat First Union provided to them copies of the confidential memorandum. Of the parties that received the information package, four submitted preliminary proposals indicating an interest in pursuing a possible acquisition of, or merger with, Morrison.

     At a special meeting held on February 24, 1998, the Board of Directors appointed a special negotiating committee (the "Special Committee"), comprised of Dolph W. von Arx, Dr. Donald Ratajczak and J. Veronica Biggins, to negotiate with potential bidders, consider alternatives and otherwise manage the strategic process and present to the full Board of Directors one or more proposals as it deemed appropriate. The Board of Directors reviewed with Wheat First Union the preliminary indications of interest received, and instructed Wheat First Union to arrange for further due diligence by these parties and to request revised proposals by March 31, 1998. Three of these parties submitted final proposals to Morrison as described below.

     After consulting with the Special Committee, Wheat First Union negotiated further with the potential purchasers and, following these negotiations, by letter dated March 27, 1998, Piccadilly submitted to Wheat First Union a revised proposal for the acquisition of Morrison's outstanding Shares for an aggregate consideration of $42,000,000 in cash, subject to the execution of a mutually acceptable definitive agreement. In its proposal Piccadilly expressed a preference for an all-cash merger, with a friendly cash tender offer for the Shares to be commenced shortly after the execution of the definitive agreement and with the tender offer being supported by the Board of Directors of Morrison. In addition, by letter dated March 31, 1998, a publicly held company in the restaurant industry ("Company A") also submitted to Wheat First Union its revised preliminary non-binding indication of interest to acquire all of the outstanding Shares of Morrison at a purchase price of $4.50 per Share payable in Company A's stock. Company A's indication of interest was based upon certain assumptions and subject to material additional due diligence and the negotiation and execution of a definitive agreement. The third proposal was made by a potential financial purchaser and contemplated the acquisition of assets of Morrison and assumption of related working capital liabilities with Morrison retaining retirement and certain other assets and liabilities. The estimated net purchase price under this proposal was $3.66 per Share. The Board of Directors did not believe that this third proposal constituted a viable alternative for Morrison and this third party did not subsequently offer to materially improve the terms of its proposal.

     Counsel to the Company sent initial drafts of acquisition agreements to Piccadilly and Company A on March 31, 1998 and April 9, 1998, respectively, and commenced negotiations of the agreement with Piccadilly's counsel. During the discussions that followed, Piccadilly indicated that it would increase the proposed consideration to $5.00 per Share in cash and Company A indicated that it would consider additional revisions to its proposal, including an increase in the proposed consideration and a change in the structure of the proposed transaction.

     On April 10, 1998, the Special Committee and Wheat First Union met to discuss the existing proposals and the status of negotiations with potential purchasers. At its regularly scheduled meeting that followed, the Board of Directors considered the three final acquisition proposals submitted to Morrison. The Board of Directors' view was that Piccadilly's proposal was superior, even taking into account the potential revisions to its proposal being considered by Company A. The Board of Directors noted that the transaction proposed by Piccadilly, because of its structure as a cash merger with a first step tender offer and because Piccadilly was further along in its due diligence investigation of Morrison, was likely to be consummated sooner than the transaction proposed by Company A. This was considered important given the then current trend in Morrison's financial performance. The Board of Directors also took into account the fact that Piccadilly operated in the same industry as Morrison, Piccadilly's strong financial condition and the greater likelihood that a transaction with Piccadilly as opposed to one with Company A would be consummated. Given the uncertainties inherent in pursuing a number of proposals at the same time and the risk that as a result of such course of action Morrison might fail to secure the best available offer, the Board of Directors determined that, unless Company A were to increase its proposed price quickly and significantly, acceding to Piccadilly's request for exclusive negotiations for a short period of time would be in the best interest of Morrison and its shareholders. Following this meeting, Wheat First Union informed Piccadilly that Morrison would pursue negotiations exclusively with Piccadilly for a week to enable Piccadilly to complete its due diligence and to negotiate the terms of a definitive agreement. Company A was also informed that Morrison would negotiate exclusively with Piccadilly. Counsel for Morrison and Piccadilly continued negotiations with respect to the proposed agreement between Piccadilly and Morrison, and Piccadilly continued its due diligence investigation of Morrison.

     On April 21, 1998, the Board of Directors met again to consider the revised proposals from Piccadilly and Company A and determined that Piccadilly's proposal was superior to Company A's proposal because, among other things, Piccadilly proposed to acquire Morrison for cash as opposed to stock in a transaction that, due to its structure, would close earlier and would have a greater likelihood of consummation than the transaction proposed by Company A. The Board of Directors reviewed the terms of the draft agreement and plan of merger with legal counsel and received and considered the verbal opinion of Wheat First Union with respect to the fairness of Piccadilly's proposal from a financial point of view. The Wheat First Union opinion was later confirmed in writing and a copy thereof is attached as Appendix B hereto. The Board of Directors then determined to accept Piccadilly's proposal and unanimously (i) approved and adopted the proposed plan and agreement of merger in substantially the form presented to the Board of Directors subject to the satisfactory negotiation of certain provisions (other than the $5.00 per Share price to be paid in the Offer or the Merger) by or under the direction of the Chairman of the Board of Directors, (ii) determined that the Offer and the Merger, considered as a whole, are fair to and in the best interests of Morrison and its shareholders, and (iii) recommended that Morrison's shareholders tender their Shares in the Offer and vote to approve and adopt the Merger Agreement and the Merger at any meeting of the shareholders held to consider the Merger.

     Representatives of Morrison and Piccadilly negotiated the remaining issues on April 22, 1998. The final plan and agreement of merger was executed by the parties after the close of business on April 22, 1998 and a joint announcement of the execution of the plan and agreement of merger was made by Piccadilly and Morrison on the morning of April 23, 1998. The plan and agreement of merger as executed and delivered by the parties thereto constitutes the "Merger Agreement" as defined earlier herein.

REASONS FOR THE MERGER

     In reaching its conclusion and making its determinations as outlined above, the Board of Directors considered a number of factors, including, without limitation, the following:

          (i) the consideration proposed to be paid by Piccadilly pursuant to the Offer and the Merger relative to (A) Morrison's historical revenue, income and book value, (B) Morrison's internal expectations covering customer counts, same-store sales, revenues, income and book value, and (C) recent and historical market prices of the Shares;

          (ii) the familiarity of the Board of Directors with the business, financial condition and prospects of Morrison, the nature of Morrison's industry and markets, including the belief of the Board of Directors that in order to be competitive and achieve growth in its industry, Morrison would require substantial additional capital;

          (iii) the fact that the form and amount of consideration proposed to be paid by Piccadilly pursuant to the Offer and the Merger were superior to the consideration proposed to be paid by Company A;

          (iv) the fact that Piccadilly's proposal involved a cash tender offer which would give Morrison's shareholders the opportunity to receive the transaction consideration sooner than a stock transaction;

          (v) Piccadilly's knowledge of the cafeteria business and experience in the restaurant industry; and

          (vi) the opinion of Wheat First Union (described below) to the effect that the consideration to be received by Morrison's shareholders pursuant to the Offer and the Merger is fair, from a financial point of view, to such shareholders.

RECOMMENDATION OF THE MORRISON BOARD

     AFTER CAREFUL CONSIDERATION, THE MORRISON BOARD HAS DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTEREST OF ITS SHAREHOLDERS, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT HOLDERS OF SHARES VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

OPINION OF INVESTMENT BANKING FIRM

     Pursuant to an engagement letter dated December 5, 1997 (the "Engagement Letter"), Morrison retained Wheat First Union to act as its financial advisor in considering Morrison's strategic and financial alternatives for maximizing shareholder value, including the possible sale of all or a portion of Morrison. After Wheat First Union reported to the Board about its preliminary conclusions on Morrison's strategic alternatives, the Board directed Wheat First Union to conduct a controlled auction of Morrison and to help in the drafting and preparation of a confidential offering memorandum to be circulated to potential buyers.

Wheat First Union is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morrison selected Wheat First Union as its financial advisor on the basis of Wheat First Union's experience and expertise in transactions similar to the Offer and the Merger, and its reputation in the restaurant and investment industries.

     In connection with the consideration by the Board of the merits of the Offer and the Merger, Wheat First Union was asked under the terms of the Engagement Letter to perform various financial analyses and deliver to the Board its opinion based on such analyses.

     THE OPINION OF WHEAT FIRST UNION WAS DIRECTED TO THE BOARD FOR ITS CONSIDERATION IN CONNECTION WITH THE PROPOSED OFFER AND MERGER, AND IS NOT A RECOMMENDATION TO ANY HOLDER OF MORRISON COMMON STOCK AS TO WHETHER THE OFFER OR THE MERGER IS IN SUCH HOLDER'S BEST INTERESTS OR AS TO WHETHER HOLDERS OF MORRISON COMMON STOCK SHOULD TENDER THEIR SHARES OR VOTE FOR OR AGAINST THE MERGER. THE FULL TEXT OF SUCH WRITTEN OPINION OF WHEAT FIRST UNION DATED APRIL 22, 1998, IS ATTACHED HERETO AS APPENDIX B AND SETS FORTH CERTAIN IMPORTANT QUALIFICATIONS, ASSUMPTIONS MADE, MATTERS CONSIDERED, AREAS OF RELIANCE ON OTHERS, AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH SUCH OPINION. THE SUMMARY DESCRIPTION OF SUCH OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF THE OPINION ATTACHED HERETO AS APPENDIX B AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT.

     In arriving at its opinion, Wheat First Union among other things (i) reviewed certain publicly available business and financial information relating to Morrison; (ii) reviewed certain other information, including financial forecasts, provided to Wheat First Union by Morrison, and met with Morrison's management to discuss the business and prospects of Morrison; (iii) considered certain financial data of Morrison and compared that data with similar data for publicly held companies in businesses similar to those of Morrison; (iv) considered the financial terms of certain other business combinations and other transactions which had recently been effected; (v) reviewed the financial terms and conditions of the Merger Agreement; and (vi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Wheat First Union deemed relevant.

     Based upon and subject to its review of the foregoing, its work described below, its experience as investment bankers and other factors it deemed relevant, but subject to the limitations set forth below and in reliance upon the assumptions set forth below, Wheat First Union provided the Board with its opinion as investment bankers that as of the date of its opinion (and as of April 21, 1998, which was the date that Wheat First Union presented its financial analyses to the Board), the aggregate consideration to be received by the holders of Shares pursuant to the Offer and the Merger was fair to such holders from a financial point of view. No limitations were imposed by Morrison on Wheat First Union with respect to the investigations made or procedures followed in rendering its opinion.

     In connection with its review, Wheat First Union did not assume any obligation for independent verification of financial and other information reviewed by it and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for Morrison provided to Wheat First Union by Morrison's management, Wheat First Union assumed that the forecasts had been reasonably prepared on bases reflecting the best available estimates and judgments of Morrison's management as to the future financial performance of Morrison and that such projections provided a reasonable basis upon which Wheat First Union could form its opinion. Wheat First Union also assumed that there had been no material changes in Morrison's assets, financial condition, results of operations, business or prospects since the dates of the last financial statements made available to Wheat First Union. Wheat First Union relied on advice of the counsel and the independent accountants to Morrison as to all legal and financial reporting matters with respect to Morrison, the Offer, the Merger and the Merger Agreement. Wheat First Union assumed that the Offer and the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and all other applicable federal and state statutes, rules and regulations. In addition, Wheat First Union did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Morrison, nor was Wheat First Union furnished with any such appraisals. Finally, Wheat First Union's opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to Wheat First Union as of, the date of the opinion (April 22, 1998). Accordingly, although subsequent developments may affect its opinion, Wheat First Union did not assume and does not have any obligation to update, revise or reaffirm its opinion.

     Wheat First Union also assumed that the Offer and the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Morrison of any of the conditions to its obligations thereunder. The Merger Agreement is attached as Appendix A hereto and the terms of the Merger Agreement and the conditions to Morrison's obligations thereunder should be reviewed and understood by holders of Shares in connection with their consideration of the Merger.

     Set forth below is a brief summary of selected analyses presented by Wheat First Union to the Board on April 21, 1998 in connection with its April 22, 1998 opinion described above.

  Market Test

     Wheat First Union conducted a market test by contacting 27 potential acquirors of Morrison and circulating a confidential memorandum to 16 of these entities. From those entities contacted, Morrison received four preliminary bids. Such bids ranged in price from $3.80 to $5.00 per share with two bidders proposing all cash consideration and the others proposing a combination of cash and stock of the bidder. After the preliminary bidders were given access to Morrison's management team and internal data, Morrison received three final bids to acquire Morrison ranging in value from $3.68 to $4.55 per share. One bid was structured as an asset purchase and the other two bids were structured as an acquisition of Morrison's stock. One of these two bids was an all-cash bid, while the other bid was for the stock of the bidder. The Board directed Wheat First Union to continue to negotiate with the two highest bidders, which resulted in Piccadilly making a final all cash bid of $5.00 per share. Piccadilly's bid was selected as the best bid based on total consideration to shareholders and structure of the proposed transaction. The second highest bidder proposed an offer of cash and stock that would have required the approval of that bidder's shareholders and would have resulted in a longer time period to close.

  Comparable Company Analysis

     Using public and other available information, Wheat First Union calculated Morrison's imputed per Share value based on the multiples of latest twelve months' ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") of selected publicly traded family dining restaurant companies ("selected comparable companies"). The group of selected comparable companies was Buffet's Inc., Cracker Barrel Old Country Store, Inc., Furr's/Bishop's Inc., Luby's Cafeterias Inc., Piccadilly Cafeterias, Inc., Ryan's Family Steak Houses, Inc., and Star Buffet, Inc. In comparing Morrison's financial performance to that of the selected comparable companies, Wheat First Union made the following observations, among others: (i) Morrison's sales declined by 7.9% over the last two fiscal years while compared to a median increase of 8.1% and a mean increase of 5.5% for the selected comparable companies; (ii) Morrison had a LTM EBITDA margin of 2.7% compared to a median of 11.2% and a mean of 11.0% for the selected comparable companies; (iii) Morrison had a LTM earnings (loss) before interest and taxes ("EBIT") margin of (1.4%) compared to a median of 7.5% and a mean of 7.8% for the selected comparable companies and (iv) Morrison had a LTM net income (loss) margin of (1.0%) compared to a median of 4.9% and a mean of 4.7% for the selected comparable companies.

     Wheat First Union applied the mean and median multiples of LTM EBITDA for the group of comparable companies to the LTM EBITDA of Morrison. This analysis indicated an imputed aggregate value (defined as equity value plus net debt) of Morrison of between $50.6 million and $55.2 million, or an equity value of between $4.06 and $4.55 per share.

  Comparable Transactions Analysis

     Wheat First Union also reviewed the consideration paid in selected merger and acquisition transactions in the restaurant industry announced since January 1995. Wheat First Union analyzed the consideration paid in such transactions as a multiple of the target companies' LTM EBITDA and then applied the mean and the median of the multiples from those transactions to Morrison's LTM EBITDA. This analysis indicated an imputed aggregate value of Morrison of between $48.8 million and $52.0 million, or an equity value of between $3.86 and $4.21 per share.

  Premiums Paid Analysis

     Wheat First Union reviewed the consideration paid in comparable U.S. acquisitions announced since January 1, 1996, in which the target company had an equity value of between $10 million and $200 million and in which the acquiror was seeking to purchase at least 90% of the target company's outstanding shares of common stock. Wheat First Union calculated the premiums paid in those transactions over the applicable stock prices of the target companies one day, one week and four weeks prior to the announcement of the acquisition offer, and then calculated the mean and median of those premiums (the mean premiums were 27.6%, 33.2% and 39.1%, while the median premiums were 20.5%, 28.0% and 31.8%, respectively). Wheat First Union then applied the mean and median premiums so derived to Morrison's closing share prices on April 9, 1998 ($3.81), April 2, 1998 ($3.25) and March 12, 1998 ($3.13). The share price of Morrison as of April 9, 1998, was selected as the price one day prior to announcement for this analysis because on the following day (April 10) Morrison filed a press release which, in addition to reporting the results of Morrison's Fiscal 1997 third quarter, acknowledged that Morrison was in discussions with several unidentified potential acquirors. This analysis indicated an imputed aggregate value of Morrison of between $53.1 million and $58.1 million, or an equity value of between $4.33 and $4.86 per share.

     No other company or transaction used in the comparable company analysis, the comparable transactions analysis or the premiums paid analysis as a comparison is identical to Morrison or the Offer and the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which Morrison and the Offer and the Merger are being compared.

  Morrison Financial Performance Trends

     Wheat First Union analyzed Morrison's publicly reported financial performance during the first three fiscal quarters of 1998 and compared Morrison's results for the twelve month period ended May 31, 1997, to Morrison's results for the twelve month period ended February 28, 1998. Wheat First Union observed the following trends, among other things: (i) Morrison's LTM sales declined from $249.6 million to $241.3 million; (ii) Morrison's LTM EBITDA declined from $14.4 million to $6.6 million; (iii) Morrison's LTM EBIT declined from $4.5 million to ($3.4) million and (iv) Morrison's LTM net income declined from $2.7 million to ($2.3) million.

  Discounted Cash Flow Analysis

     Wheat First Union applied a discounted cash flow analysis to Morrison's financial forecasts for 1998 through 2000. Morrison did not provide Wheat First Union with any financial forecasts for periods beyond 2000.

     In conducting its discounted cash flow analysis, Wheat First Union calculated the estimated future streams of free cash flows that Morrison would produce through 2000 (using management's financial forecasts for 1998 through 2000), as well as the estimated value of Morrison at the end of the forecasting period ("terminal value"). The terminal value was computed by multiplying Morrison's estimated year 2000 EBITDA by a range of multiples between 4.0x and 8.0x, chosen to reflect Morrison's potential acquisition multiple at the end of year 2000. Such free cash flow streams and terminal values were discounted to present values using a range of discount rates of between 12% and 16%, chosen to reflect assumptions regarding Morrison's cost of capital. This analysis indicated an imputed aggregate value of Morrison of between $16.4 million and $62.6 million respectively, or an equity value of between $1.77 and $5.35 per share.

     While the foregoing summary describes all analyses and examinations that Wheat First Union deemed material to the preparation of its opinion to the Board, it does not purport to be a comprehensive description of all analyses and examinations actually conducted by Wheat First Union. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description; and selecting portions of the analyses and of the factors considered by Wheat First Union, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in the presentation of Wheat First Union to the Board on April 21, 1998. In addition, Wheat First Union may have given some analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be Wheat First Union's view of the actual value of Morrison or the Shares. To the contrary, Wheat First Union expressed no opinion on the actual value of Morrison or the Shares, and its opinion that is addressed and limited to the Board extends only to the belief expressed by Wheat First Union that the immediate value to holders of Shares, from a financial point of view under the Offer and the Merger, is within the range of values that might fairly be ascribed to the Shares as of the date of the opinion of Wheat First Union (April 22, 1998), and as of the date of the Board's consideration of the Offer and the Merger (April 21, 1998). At the time of the delivery of its oral opinion, Wheat First Union provided a draft form of opinion that was the same in all material respects as the executed opinion later provided to the Board.

     In performing its analyses, Wheat First Union made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Morrison. The analyses performed by Wheat First Union are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Wheat First Union's analysis for the Board of the fairness of the Offer and the Merger to the holders of Shares from a financial point of view, and were provided solely to the Board in connection with the Board's consideration of the Offer and the Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future. Wheat First Union used in its analyses various projections of future performance prepared by the management of Morrison. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain or accurate as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

     As described above, the opinion of Wheat First Union and the presentation to the Special Committee and the Board summarized above were among the many factors taken into consideration by the Board in making its determination to approve, and to recommend that its shareholders approve, the Merger. Wheat First Union, however, does not make any recommendation to holders of Shares (or to any other person or entity) as to whether such shareholders should tender their Shares pursuant to the Offer or vote for or against the Merger.

     Pursuant to the Engagement Letter, Morrison agreed to pay Wheat First Union a financial advisory fee of $100,000 and a fee equal to $150,000 upon the delivery of the written opinion to the Board that is described above. This $150,000 fee was not conditioned on the outcome of Wheat First Union's opinion or whether such opinion was deemed favorable or unfavorable by Morrison or its Board. In addition, if the Offer and the Merger are effected on the terms set forth in the Merger Agreement, the Engagement Letter provides for Morrison to pay Wheat First Union a fee equal to approximately $700,000 (the "Transaction Fee"). The $100,000 financial advisory fee and the $150,000 opinion fee described above were credited against the Transaction Fee which became payable to Wheat First Union upon consummation of the Offer. Accordingly, the payment of a substantial majority of Wheat First Union's total fee was subject to the consummation of the

Offer and the Merger. The Engagement Letter also calls for Morrison to reimburse Wheat First Union for its reasonable out-of-pocket expenses and for Morrison to indemnify Wheat First Union, its affiliates, and their respective directors, agents, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Wheat First Union's engagement. Wheat First Union and its affiliates may maintain business relationships with Morrison, Piccadilly, the other bidders and their affiliates.

     In the ordinary course of business, Wheat First Union or its affiliates may actively trade the debt and equity securities of Morrison, Piccadilly, the other bidders or their respective affiliates for its or any such affiliate's own account or for the account of customers and, accordingly, may hold a long or short position in such securities. In addition, Wheat First Union and its affiliates in the past may have provided investment and commercial banking products and services for Morrison, Piccadilly, the other bidders, their affiliates and other related persons. Wheat First Union is not affiliated with Morrison or Piccadilly.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective at the time (the "Effective Time") and on the date (the "Effective Date") the Certificate of Merger is filed with the Secretary of State of Georgia. Unless Piccadilly and Morrison otherwise agree, the Merger will be consummated as soon as practicable after shareholder approval has been obtained and the other conditions to the Merger have been satisfied or waived. It is currently expected that the Merger will become effective as soon as practicable following the Special Meeting. See "-- Hart-Scott-Rodino Clearance" and "-- Other Conditions to the Merger."

HART-SCOTT-RODINO CLEARANCE

     The obligations of Morrison and Piccadilly to consummate of the Merger were subject to the expiration or termination of the requisite waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger would not be able to be consummated until notifications had been given and certain information had been furnished to the FTC and the Antitrust Division of the Department of Justice (the "DOJ") and specific waiting period requirements had been satisfied. Piccadilly and Morrison each made the required initial filings under the HSR Act regarding the Merger and on May 15, 1998 both parties were notified that early termination of the waiting period under the HSR Act had been granted. Therefore, Morrison does not believe that this or any other material regulatory approvals are required for consummation of the Merger.

     The DOJ and the FTC, as well as state antitrust enforcement agencies, frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. The termination of the HSR Act waiting period does not preclude the DOJ, the FTC or state antitrust enforcement agencies from challenging the Merger on antitrust grounds. Accordingly, at any time before or after the Effective Time, either of the DOJ, the FTC or the attorney general of one or more states could take such action under the antitrust laws as it deems necessary or desirable in the public interest.

OTHER CONDITIONS TO THE MERGER

     In addition to Morrison shareholder approval, the Merger Agreement provides that the respective obligations of each party to effect the Merger is subject to the fulfillment, at or prior to the Effective Date, of each of the following conditions: (i) no party or any of its subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (a) prevents or materially delays the consummation of the Merger or (b) would impose any material limitation on the ability of Piccadilly effectively to exercise full right of ownership of the common stock of the Surviving Corporation or any material portion of the assets or business of Morrison, and (ii) no statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger or any other transaction contemplated by the Merger Agreement illegal.

     The Merger Agreement also provides that the obligations of Piccadilly and Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction, at or prior to the Effective Date, of the following conditions: (i) each of the agreements of Morrison to be performed at or prior to the Effective Date pursuant to the Merger Agreement shall have been duly performed in all material respects, and Morrison shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Effective Date by the terms of the Merger Agreement; (ii) the representations and warranties of Morrison set forth in the Merger Agreement that are qualified as to materiality shall be true and correct and those that are not so qualified shall be true and correct in all material respects, as of the date of the Merger Agreement and as of the Effective Date as though made at and as of such time; and (iii) the receipt by Piccadilly of an opinion of counsel to Morrison with respect to certain legal matters.

     The Merger Agreement further provides that the obligation of Morrison to consummate the Merger and the other transactions contemplated by the Merger Agreement shall be subject to the satisfaction, at or prior to the Effective Date, of the following conditions: (i) each of the agreements of Piccadilly and Sub to be performed at or prior to the Effective Date pursuant to the terms of the Merger Agreement shall have been duly performed, in all material respects, and Piccadilly and Sub shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Effective Date by the terms of the Merger Agreement; (ii) the representations and warranties of Piccadilly set forth in the Merger Agreement that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of the Merger Agreement and as of the Effective Date as though made at and as of such time; and (iii) the receipt by Morrison of an opinion of counsel to Piccadilly with respect to certain legal matters.

     No assurance can be given as to when all of the conditions to the Merger can or will be satisfied or waived by the party permitted to do so, but Piccadilly and Morrison anticipate that such conditions will be satisfied as soon as practicable following the Special Meeting.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Company Board Representation. Pursuant to the Merger Agreement, following Sub's acquisition of Shares pursuant to the Offer, Sub designated four individuals to serve as directors of Morrison along with three of Morrison's existing directors. At the request of Sub, certain directors of Morrison resigned and the remaining members of the Board of Directors appointed Sub's designees to serve as directors of Morrison. The persons designated by Sub were Messrs. Ronald A. LaBorde, Paul W. Murrill, J. Fred Johnson and Joseph S. Polito, all of whom are directors and/or officers of Piccadilly. The Merger Agreement provides that, until the Effective Time, there will be at least three directors on the Board of Directors who were directors of Morrison as of the date of the Merger Agreement and who are neither designees, officers, directors, full-time employees or affiliates of Piccadilly or Sub nor full-time employees of Morrison (the "Independent Directors"); provided, however, that if the number of Independent Directors is reduced below three for any reason, the Board of Directors will, subject to the approval of the remaining Independent Directors, if any, designate a person or persons to fill the vacancy or vacancies who were directors of Morrison on the date of the Merger Agreement and not an officer, director, full-time employee or affiliate of Piccadilly or Sub nor a full-time employee of Morrison, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. The Independent Directors who continue to serve on Morrison's Board of Directors are Ms. J. Veronica Biggins, Mr. Dolph W. von Arx and Dr. Donald Ratajczak.

     The Merger Agreement provides that following the election or appointment of Sub's designees pursuant to the provisions described in the immediately preceding paragraph and until the Effective Time, any amendment of the Merger Agreement or the amended and restated articles of incorporation or by-laws of Morrison, any termination of the Merger Agreement by Morrison, any extension by Morrison of the time for the performance of any of the obligations or other acts of Piccadilly or Sub, any waiver of any of Morrison's rights thereunder, or any transaction between Piccadilly (or any affiliate or associate thereof) and Morrison will require the concurrence of a majority of the Independent Directors. The Independent Directors will have the authority to retain such counsel and other advisors at the expense of Morrison as are reasonably appropriate to assist them in the exercise of their duties in connection with Merger Agreement. In addition, the Independent Directors will have the authority to institute any action on behalf of Morrison to enforce performance of the Merger Agreement.

     Treatment of Morrison Stock Options. Pursuant to the Merger Agreement, holders of stock options granted under Morrison incentive plans, whether or not then exercisable, which were outstanding on the date of the Merger Agreement, and which have not been exercised prior to the acquisition of Shares pursuant to the Offer, are entitled to receive, in cancellation and settlement of such options, a cash payment per Share equal to the excess, if any, of the Merger Consideration over the respective exercise prices payable upon option exercise for such Shares. Morrison has agreed to take actions available under the incentive plans to effect the cancellation of such options.

     Employee Matters. Pursuant to the Merger Agreement, Piccadilly has agreed to retain all persons who are Morrison employees at the Effective Time as employees-at-will (except to the extent that such employees are parties to contracts providing for other employment terms, in which case such employees shall be retained in accordance with the terms of such contracts) and shall provide such employees with the same customary employee benefits as Piccadilly provides to its existing employees. Piccadilly has also agreed to cause the Surviving Corporation to honor certain bonus arrangements of Morrison in effect at the date of the Merger Agreement. In addition, Piccadilly has agreed to give employees of Morrison credit for their respective periods of employment with Morrison prior to the Effective Time for purposes of determining their eligibility for vesting, level of participation and benefit accrual (but not for benefit accrual under any defined benefit pension plan), in any employee benefit program, plan or arrangement which the Surviving Corporation adopts, maintains or contributes to following the Effective Time.

     Certain Indemnification Covenants. The Merger Agreement provides that Morrison, and from and after the Effective Time, Piccadilly and the Surviving Corporation, will indemnify, defend and hold harmless the present and former officers and directors of Morrison (collectively, "Indemnified Parties") against
(i) all losses, claims, damages, costs, expenses, liabilities, judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director or officer of Morrison pertaining to any matter existing or occurring at or prior to the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, the Merger, the Merger Agreement or any other transactions contemplated thereby, in each case to the same extent as such Indemnified Parties were entitled to be indemnified under Morrison's restated articles of incorporation or by-laws as in effect on December 31, 1997 (and Piccadilly and the Surviving Corporation, as the case may be, will pay expenses, including through advancement, to the full extent provided in Morrison's restated articles of incorporation or by-laws as in effect on December 31,
1997).

     The Merger Agreement further provides that Piccadilly will pay the insurance premiums required for any extension of Morrison's directors' and officers' insurance policy following the Effective Date for a "discovery" period elected under such insurance policy covering the officers and directors of Morrison for a period of six years or shall provide comparable coverage for the same period under its own director and officer insurance policy for all directors and officers of Morrison covered by Morrison's policy.

     The rights to indemnification under the Merger Agreement are subject to, among others, the following limitations: (i) the total aggregate indemnification to be provided by Piccadilly and/or the Surviving Corporation (exclusive of insurance coverage available), as to all Indemnified Parties as a group, will not exceed the sum of $10 million, and Piccadilly shall have no responsibility to any Indemnified Party for the manner in which such sum is allocated among that group and (ii) amounts otherwise required to be paid by Piccadilly to an Indemnified Party shall be reduced by any amounts that such Indemnified Party has recovered by virtue of the claim for which indemnification is sought and Piccadilly shall be reimbursed for any amounts paid by Piccadilly that such Indemnified Party subsequently recovers by virtue of such claim.

EXCHANGE OF CERTIFICATES

     At the Effective Time, each Morrison shareholder will cease to have any rights as a shareholder of Morrison and his or her sole rights will pertain to the Merger Consideration into which such holder's Shares shall have been converted pursuant to the Merger.

     Upon consummation of the Merger, a letter of transmittal, including instructions for the exchange of certificates representing Shares for Merger Consideration will be mailed to each person who was a shareholder of record of Morrison at the Effective Time. SHAREHOLDERS ARE REQUESTED NOT TO SEND IN THEIR SHARE CERTIFICATES UNTIL THEY HAVE RECEIVED A LETTER OF TRANSMITTAL AND FURTHER WRITTEN INSTRUCTIONS. Immediately following receipt from a holder of Shares of the letter of transmittal completed in accordance with its instructions, together with the certificates representing Shares, Piccadilly will deliver a check in payment of the Merger Consideration into which such holder's Shares have been converted pursuant to the Merger.

     After the Effective Time and until surrendered, certificates representing Shares will be deemed for all purposes to represent the Merger Consideration into which such Shares have been converted.

     Morrison shareholders who cannot locate their certificates are urged to contact promptly the SunTrust Bank, N.A. Customer Service Dept., telephone number (800) 568-3476. Payment of the Merger Consideration for Shares represented by lost certificate(s) will be made only upon execution by the shareholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify Morrison and Piccadilly and their transfer agents and registrars against any claim that may be made against Morrison or Piccadilly by the owner of the certificate(s) alleged to have been lost or destroyed. Morrison or Piccadilly may also require the shareholder to post a bond in such sum as is sufficient to support the shareholder's agreement to indemnify Morrison and Piccadilly.

CONDUCT OF BUSINESS BY MORRISON PENDING THE MERGER

     Pursuant to the Merger Agreement, Morrison agreed to use reasonable commercial efforts to preserve its business organization intact, keep available to Piccadilly and the Surviving Corporation the services of Morrison's present employees, and to preserve for Piccadilly and the Surviving Corporation the goodwill of Morrison's suppliers, customers and others with whom it has business relations. In addition, Morrison has agreed that, prior to the Effective Time, unless expressly contemplated by the Merger Agreement, it will not, without first obtaining the written consent of Piccadilly and the consent of a majority of the Independent Directors:

          (a) encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of Morrison, other than in the ordinary course of business; (b) enter into any employment contract that is not terminable upon notice of 30 days or less, at will, and without penalty to Morrison; (c) make any capital expenditure or commitment therefor or enter into any contract or agreement (i) which cannot be performed within three months or less or (ii) which involves the expenditure of over $250,000; (d) issue or sell, or agree to issue or sell, any shares of capital stock or other securities of Morrison, other than pursuant to stock options outstanding as of the date of the Merger Agreement; (e) make any contribution, payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with Morrison's usual past practice, or establish or enter into any new plan or contract or arrangement or make any change in any existing plan, contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, or terminate any plan; (f) increase indebtedness for borrowed money or extend a material amount of credit to anyone, except in the ordinary course of business consistent with prior practices; (g) guarantee the material obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices; (h) amend its articles of incorporation or by-laws; (i) enter into any option to purchase or purchase agreement or buy any real property, or enter into any new leases or renewals of existing leases for real property or open any new restaurant locations; or (j) do any of the following:

             (A) discharge or satisfy any material lien or encumbrance, or pay or satisfy any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on Morrison's balance sheet as of February 28, 1998 or (ii) liabilities incurred since the date of Morrison's last filing with the Securities and Exchange Commission (the "Commission") in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on Morrison;

             (B) increase or establish any reserve for taxes or any other liability on Morrison's books or otherwise provided therefor which would have a material adverse effect on Morrison, except as may have been required due to consolidated income or operations of Morrison since the date of Morrison's last filing with the Commission;

             (C) make any material change affecting any banking, safe deposit or power of attorney arrangements;

             (D) make any change in any method of accounting or auditing practice;

             (E) mortgage, pledge or subject to any lien, charge or other encumbrance any of the assets, tangible or intangible, which are material to the consolidated business or financial condition of Morrison;

             (F) sell or transfer any of the assets material to the consolidated business of Morrison, cancel any material debts or claims or waive any material rights, except in the ordinary course of business;

             (G) grant any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by Morrison to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increase in a material respect the compensation of any officer, employee, consultant or agent;

             (H) except for the Merger Agreement and any other agreement executed and delivered pursuant to the Merger Agreement, merge or consolidate with another entity or acquire or agree to acquire any business or corporation, partnership or other business organization, or enter into any material transaction other than in the ordinary course of business or permitted under the provisions of the Merger Agreement; or

             (I) declare or pay any dividend or make any distribution with respect to any of Morrison's equity interests, or redeem, purchase or otherwise acquire any of its equity interests, or issue any stock, bonds or other securities, or any option, warrant or other right to purchase or acquire any such interest, other than stock options granted to employees, directors or consultants of Morrison, which are disclosed on Morrison's disclosure schedule to the Merger Agreement.

AMENDMENT; WAIVER; TERMINATION

     The Merger Agreement may be amended at any time before or after its approval by the shareholders of Morrison by written agreement of Piccadilly and Morrison, except that no amendment may be made after Morrison shareholder approval that by law would require further shareholder approval unless such further shareholder approval is obtained.

     The Merger Agreement provides that either party may (i) extend the time for the performance of any of the obligations or other acts of the other parties,
(ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement other than the satisfaction of all requirements prescribed by law for consummation of the Merger.

     The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Morrison of matters presented in connection with the Merger:

          (a) by mutual written consent of Morrison and Piccadilly; or

          (b) by either Piccadilly or Morrison: (i) if, upon a vote at a duly held meeting of the shareholders of Morrison or any adjournment thereof, any required approval of the shareholders of Morrison shall not have been obtained, (ii) if the Merger shall not have been consummated on or before October 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of Morrison's shareholders, (iii) if any court of competent jurisdiction or other governmental or regulatory authority shall have issued an Order (as defined in the Merger Agreement) or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such Order or other action shall have become final and nonappealable, (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement which (A) would give rise to the failure of any condition described in the second two paragraphs under "Other Conditions to the Merger" above, as applicable, and (B) cannot be or has not been cured within 30 days after the giving of notice to the breaching party of such breach, (v) if either Piccadilly or Morrison gives the other notice of termination as a non-notifying party pursuant to the terms of the Merger Agreement (relating to notices of material changes to information provided in such party's disclosure schedule to the Merger Agreement), or (vi) if
     (A) all of the conditions to the obligations of such party to effect the Merger under the first paragraph under "Other Conditions to the Merger" above shall have been satisfied and (B) any condition to the obligation of such party to effect the Merger described in the second two paragraphs under "Other Conditions to the Merger" above is not capable of being satisfied prior to October 31, 1998, as such date may be extended pursuant to the terms of the Merger Agreement.

     The Merger Agreement provides that in the event of a termination by either Morrison or Piccadilly and Sub pursuant to the terms of the Merger Agreement, the Merger Agreement will then become void and have no further effect, without liability or obligation on that part of any party, subject to certain exceptions.

FEES AND EXPENSES

     The Merger Agreement provides that whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger shall be paid by the party incurring them.

RIGHTS AGREEMENT AND GEORGIA TAKEOVER STATUTES

     The Rights were issued pursuant to a Rights Agreement, dated March 2, 1996, as amended, between Morrison and SunTrust Bank, N.A., as Rights Agent, and are intended to cause substantial dilution to a person or group that attempts to acquire Morrison on terms not approved by its Board of Directors. On April 22, 1998, the Rights Agreement was amended to provide that no Stock Acquisition Date or Distribution Date (as defined therein) would occur as a result of the Offer or the Merger and that neither the Offer nor the Merger would be precluded by the terms of the Rights Agreement and to provide for the termination of the Rights Agreement and the expiration of all Rights upon consummation of the Merger.

     Moreover, Sections 14-2-1111 and 14-2-1132 of the GBCC (Georgia's takeover statutes) are inapplicable to the Offer, the Merger and the Merger Agreement because Morrison's by-laws do not incorporate such sections.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who receive payments in respect of options to acquire Shares. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Merger will be a taxable transaction for Federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for Federal income tax purposes, a shareholder will recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Merger and the shareholder's adjusted tax basis in the Shares and the associated Rights purchased pursuant to the Merger. For Federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder, and a long-term capital gain or loss if the shareholder's holding period is more than one year as of the Effective Date of the Merger. There are limitations on the deductibility of capital losses. Long-term capital gains of individuals are eligible for reduced rates of taxation, with additional rate reductions applicable to gains from capital assets held for more than 18 months. INDIVIDUALS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX TREATMENT OF CAPITAL GAINS AND LOSSES.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase transaction under generally accepted accounting principles, whereby the purchase price will be allocated based on fair values of assets acquired and liabilities assumed.

DISSENTERS' RIGHTS

     Under Georgia law, holders of Shares are entitled to dissenters' rights in connection with the Merger. Any record holder of Shares who objects to the Merger may elect to have his, her or its Shares appraised under the procedures set forth in Article 13 of the GBCC and to be paid the appraised value of his, her or its Shares, which, pursuant to Article 13 of the GBCC, will be the Shares' fair value immediately before the consummation of the Merger, excluding any appreciation or depreciation in anticipation of the Merger. An appraisal proceeding may result in a determination of fair value less than or greater than the value of the Merger Consideration that would have been payable in respect of such Shares had the shareholder not elected to perfect his, her or its dissenters' rights.

     Any record holder of Shares contemplating the exercise of dissenters' rights is urged to review carefully the provisions of Article 13 of the GBCC, particularly with respect to the procedural steps required to perfect the right of appraisal. The right to dissent may be lost if the procedural requirements of
Article 13 of the GBCC are not followed exactly. Set forth below, to be read in conjunction with the full text of Article 13 of the GBCC attached as Appendix C hereto, is a summary of the procedures relating to exercise of the right to appraisal.

     According to Section 14-2-1320 of Article 13 of the GBCC, Morrison, in its Notice of the Special Meeting at which the Merger Agreement will be voted on, must state that holders of Shares are or may be entitled to dissenters' rights under Article 13 of the GBCC and include in such notice a copy of Article 13 of the GBCC. This Proxy Statement constitutes such notice to the holders of Shares.

     A shareholder electing to exercise his, her or its rights under Article 13 of the GBCC must deliver to Morrison, before a vote is taken with respect to the approval of the Merger Agreement, a written notice of the

Dissenting Shareholder's intent to demand payment for his, her or its shares if the proposed Merger is effectuated, and the Dissenting Shareholder must not vote his, her or its shares in favor of the Merger Agreement. A vote against approval of the Merger Agreement will not, by itself, constitute a valid written demand for dissenters' rights. Such demands should be mailed or delivered to the Corporate Secretary, Morrison Restaurants Inc., 3300 Highlands Parkway, Suite 130, Atlanta, Georgia 30082. If the Merger Agreement is approved at the Special Meeting, Morrison will deliver a written notice (a "Dissenters' Notice") to each Dissenting Shareholder within 10 days after approval of the Merger Agreement. The Dissenters' Notice must (i) state where the payment demand must be sent and where and when certificates for certificated Shares must be deposited; (ii) inform holders of uncertificated Shares to what extent transfer of the Shares will be restricted after the payment demand is received; (iii) set a date by which Morrison must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the Dissenters' Notice is delivered; and
(iv) be accompanied by a copy of Article 13 of the GBCC. Each Dissenting Shareholder sent a Dissenters' Notice has a duty to demand payment and deposit his, her or its certificates in accordance with Article 13 of the GBCC; however, such Dissenting Shareholder retains all other rights of a shareholder until these rights are canceled or modified by the effectuation of the Merger. If the Merger is not consummated within 60 days after the date set for demanding payment and depositing Share certificates, Morrison must return the deposited certificates.

     Within 10 days after the receipt of the demand for payment or within 10 days after the Merger, whichever is later, Morrison must make a written offer to each Dissenting Shareholder who has filed a demand for payment to pay an amount estimated to be the "fair value" of his, her or its Shares, plus accrued interest. The offer of payment must be accompanied by: (i) Morrison's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any; (ii) a statement of Morrison's estimate of the fair value of the Shares; (iii) an explanation of how the interest was calculated; (iv) a statement of the right of Dissenting Shareholders to demand payment under
Section 14-2-1327 of Article 13 of the GBCC; and (v) a copy of Article 13 of the GBCC. If the Dissenting Shareholder accepts Morrison's offer by written notice to Morrison within 30 days of Morrison's offer or is deemed to have accepted Morrison's offer by failure to respond within 30 days, Morrison must make payment within 60 days after it made the offer or the closing of the Merger, whichever occurs later.

     A Dissenting Shareholder may notify Morrison in writing, of his, her or its own estimate of the "fair value" of his, her or its' Shares and the amount of interest due and demand payment, if (i) the Dissenting Shareholder believes that the amount offered by Morrison is less than the fair value of his, her or its Shares or that the interest due is incorrectly calculated; or (ii) Morrison fails to consummate the Merger and does not return the deposited certificates within 60 days after the date set for demanding payment. In any event, a Dissenting Shareholder waives his, her or its rights to demand payment under
Article 13 and is deemed to have accepted Morrison's offer unless he, she or it notifies Morrison of his, her or its demand within 30 days after Morrison's offered payment for the Shares. In addition, if Morrison does not offer payment within the time period set forth in the preceding paragraph, a Dissenting Shareholder may demand delivery of certain Morrison financial information (which Morrison must provide within 10 days after receipt of such demand) and may, at any time within three years of the consummation of the Merger, notify Morrison of such holder's own estimate of the fair value of the Shares and demand payment.

     If a demand for payment remains unsettled, then Morrison, within 60 days after receipt of the demand for payment, must file a proceeding in the Superior Court of Fulton County, Georgia, to determine the "fair value" of the Shares, together with accrued interest. Morrison must make all Dissenting Shareholders, whether or not residents of Georgia, whose demands remain unsettled parties to the proceeding. Each Dissenting Shareholder made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his, her or its Shares, plus interest to the date of judgement. If Morrison fails to bring such action within the 60-day period, Morrison will be required to pay each Dissenting Shareholder whose demand remains unsettled, the amount demanded by such Dissenting Shareholder.

     The costs and expenses of any such action will be determined by the court and shall be assessed against Morrison, except that the court may assess the costs against all or some of the Dissenting Shareholders in amounts the court finds equitable, to the extent the court finds that such Dissenting Shareholders acted arbitrarily, vexatiously, or not in good faith in demanding payment.

     In connection with the execution of the Merger Agreement, Morrison entered into agreements with each of its directors, pursuant to which the directors agreed not to exercise any dissenters' rights that the directors may have under the GBCC with respect to any Shares owned by them in connection with the Merger. This agreement, however, did not obligate such directors to tender Shares owned by them pursuant to the Offer or to vote such Shares in favor of the Merger Agreement.

SOURCE AND AMOUNT OF FUNDS

     Upon consummation of the Offer, which expired on May 27, 1998, Piccadilly acquired approximately 89% of the outstanding Shares. The consummation of the Offer constituted a "change of control" of Morrison. The total amount of funds needed to purchase the Shares pursuant to the Offer and to consummate the Merger and to pay related fees and expenses is estimated by Piccadilly to be approximately $48.3 million, of which approximately $41.3 million was used to fund the aggregate purchase price for the 8,249,228 Shares accepted for payment pursuant to the Offer. To acquire the Shares pursuant to the Offer, Piccadilly utilized borrowings under two revolving master promissory notes, one in the amount of $75 million payable to Hibernia National Bank, and the other in the amount of $50 million payable to Wachovia Bank, N.A.

     The amounts borrowed under these promissory notes have been refinanced pursuant to a syndicated revolving credit facility in the amount of $125 million co-arranged and co-agented by Hibernia National Bank and Wachovia Bank, N.A. In addition to refinancing amounts borrowed to acquire the Shares, additional amounts were borrowed under the syndicated revolving credit facility to refinance all of the outstanding indebtedness of Morrison to AmSouth Bank. This credit facility is unsecured, has a three year maturity, is guaranteed by Morrison and Piccadilly, has a Eurodollar based interest rate with a margin tied to the ratio of consolidated total funded debt to a rolling four quarter EBITDA measured quarterly and has certain financial covenants (fixed charge coverage, funded debt to EBITDA and funded debt to total capital) and other covenants limiting dividends, stock redemptions, capital expenditures, secured and unsecured indebtedness, acquisitions and liens.

                           BUSINESS OF THE COMPANIES

BUSINESS OF MORRISON

     Morrison owns and operates cafeterias, a buffet and mall food court locations in the southeastern and mid-Atlantic regions of the United States. Prior to March 1996, Morrison comprised the family dining business of Morrison Restaurants Inc. ("MRI"). On March 7, 1996, the shareholders of MRI approved, among other things, the distribution of Morrison's common stock to the shareholders of MRI (the "Distribution"). The effective date of the Distribution was March 9, 1996, and, pursuant to the Distribution, the shareholders of MRI received one Share of Morrison's common stock for every four shares of MRI held. Morrison was formed in 1995 as a Georgia corporation and has its principal executive offices at 3300 Highlands Parkway, Suite 130, Atlanta, Georgia 30082. Its telephone number is (770) 308-3700.

BUSINESS OF PICCADILLY

     Piccadilly is a Louisiana corporation that was incorporated in 1965 and is the successor to various predecessor corporations and partnerships that operated "Piccadilly" cafeterias beginning with the acquisition of the first unit in 1944. Piccadilly operates 131 cafeterias in 15 states, four Piccadilly Express in Associated Grocer Supermarkets and seven Ralph & Kacoo's seafood restaurants in three states. All units are owned by Piccadilly. Piccadilly's principal executive offices are located at 3232 Sherwood Forest Blvd., Baton Rouge, Louisiana 70816. Its telephone number is (504) 293-9440.

                        MORRISON SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       FOR THE FISCAL YEAR ENDED
                                          ----------------------------------------------------
                                          MAY 31,    JUNE 1,    JUNE 3,    JUNE 4,    JUNE 5,
                                            1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
INCOME STATEMENT DATA:
Net sales...............................  $249,637   $267,638   $294,587   $292,493   $291,032
Operating costs and expenses............   245,288    283,226    275,479    275,769    277,922
                                          --------   --------   --------   --------   --------
Income (loss) before income taxes.......     4,349    (15,588)    19,108     16,724     13,110
Provision for (benefit from) federal and
  state income taxes....................     1,617     (5,694)     7,734      6,646      4,898
                                          --------   --------   --------   --------   --------
Net income (loss).......................  $  2,732   $ (9,894)  $ 11,374   $ 10,078   $  7,700
                                          ========   ========   ========   ========   ========
Earnings (loss) per common share and
  common equivalent share...............  $   0.30   $  (1.10)  $   1.27   $   1.08   $   0.81
                                          ========   ========   ========   ========   ========
Dividends per common share..............  $   0.36   $   0.09   $     --   $     --   $     --
                                          ========   ========   ========   ========   ========

                                                                 AS OF
                                          ----------------------------------------------------
                                          MAY 31,    JUNE 1,    JUNE 3,    JUNE 4,    JUNE 5,
                                            1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Working capital deficit.................  $(16,983)  $(13,754)  $(14,916)  $(20,667)  $(18,131)
Total assets............................    84,028     83,539     90,122     77,461     82,077
Shareholders' equity....................    39,944     39,844     47,465     29,303     32,623

                                                                  FOR THE THIRTY-NINE
                                                                      WEEKS ENDED
                                                              ---------------------------
                                                              FEBRUARY 28,     MARCH 1,
                                                                  1998           1997
                                                              ------------   ------------
INCOME STATEMENT DATA:
Net sales...................................................    $179,670       $188,056
Operating costs and expenses................................     184,269        184,582
                                                                --------       --------
Income (loss) before income taxes...........................      (4,599)         3,474
Provision for (benefit from) federal and state income
  taxes.....................................................      (1,709)         1,288
                                                                --------       --------
Net income (loss)...........................................    $ (2,890)      $  2,186
                                                                ========       ========
Basic earnings (loss) per share.............................    $  (0.32)      $   0.24
                                                                ========       ========
Diluted earnings (loss) per share...........................    $  (0.32)      $   0.24
                                                                ========       ========
Dividends per common share..................................    $     --       $   0.27
                                                                ========       ========

                                                                                AS OF
                                                                             FEBRUARY 28,
                                                                                 1998
                                                                             ------------
BALANCE SHEET DATA:
  Working capital deficit.................................................     $(23,322)
  Total assets............................................................       83,365
  Shareholders' equity....................................................       36,862

                              CERTAIN PROJECTIONS

     In connection with Piccadilly's and Sub's due diligence review of Morrison, Morrison made available to Piccadilly certain non-public information, including a business plan and quarterly financial projections (income statement, balance sheet and cash flows) for the fiscal years ended May 1998, 1999 and 2000. Two scenarios were presented -- Scenario A and Scenario B, with Scenario A reflecting results that Morrison's management believed were achievable under its business plan, and Scenario B presenting more conservative potential results.

     The projections provided by Morrison to Piccadilly and Sub were prepared in connection with Morrison's negotiations with its lender with respect to the restructuring of its credit facility and not with respect to any effort to sell Morrison. While presented with numerical specificity, the projections are based upon a variety of assumptions relating to the business of Morrison, industry performance, general business and economic conditions and other matters and are subject to significant uncertainties and contingencies, many of which are beyond Piccadilly's, Sub's or Morrison's control. All such assumptions were developed by Morrison's management without the approval or involvement by Piccadilly or Sub. Such projections are inherently imprecise, and there can be no assurances that any such projections would be realized or that actual results would not differ significantly from those set forth below. Neither Piccadilly nor its directors or financial advisors accept any responsibility for such projections or the bases or assumptions on which they were prepared. Such projections were not intended to be a forecast of financial results of Morrison, were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections and forecasts, and were not reviewed by Morrison's independent auditors.

     Such projections for Morrison's fiscal years 1998, 1999 and 2000 are being summarized below solely because they were made available to Piccadilly and Sub during the course of its due diligence review. Neither Piccadilly nor Sub relied on such projections in evaluating a transaction with Morrison, and none of Piccadilly, Sub, or any of their financial advisors assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections. None of Piccadilly, Sub, Morrison or any of their financial advisors has made, or makes, any representation to any person regarding the information contained in the projections and none of them intends to update or publicly revise the projections to reflect circumstances existing or occurring after the date when made or to reflect the occurrence of future events even if any or all of the assumptions underlying the projections prove to be in error.

     The principal assumptions (which were the same for Scenario A and Scenario B, except for customer count trends) underlying the projections are as follows:

          (i) improvements in customer count trends, with Scenario A assuming a faster rate of improvement in customer counts than Scenario B (Scenario A assumes that customer counts will decline 6%, 2.5% and remain flat for the remaining seven months of fiscal 1998, fiscal 1999 and fiscal 2000, respectively, and Scenario B assumes declines of 7.5%, 4% and 2.5% for those same periods, respectively);

          (ii) increases in average check sales per customer of approximately 3% per year, basically to offset projected increases in food costs;

          (iii) The opening of 6 new small cafeterias in 1999, and 6 additional small cafeterias in 2000, partially offset by the anticipated closure of a total of 6 cafeterias during the same period;

          (iv) increase of food prices of 2.5%, due to general inflation;

          (v) annual increase in overall wages of 2.1% for each of 1999 and 2000; and

          (vi) capital expenditures of $11.5 million in 1999 and $5.1 million in 2000 to remodel existing stores, open new stores and purchase equipment and technology.

     Because of the inherent difficulty in predicting future quarterly results, projections for each full fiscal year have been included.

                    MORRISON SELECTED FINANCIAL PROJECTIONS
                                 (IN THOUSANDS)

                                   SCENARIO A

                                                              FY 1998 E   FY 1999 E   FY 2000 E
                                                              ---------   ---------   ---------
Net Sales...................................................  $245,701    $252,381    $263,374
Gross margin................................................   177,656     185,869     194,124
EBITDA......................................................     6,407       9,620      10,533
Depreciation................................................     9,909       9,645       8,257
EBT.........................................................  $ (4,448)   $ (1,166)   $  1,254

                                   SCENARIO B

                                                              FY 1998 E   FY 1999 E   FY 2000 E
                                                              ---------   ---------   ---------
Net Sales...................................................  $243,608    $247,045    $252,365
Gross Margin................................................   176,153     181,975     186,074
EBITDA......................................................     4,964       5,892       3,031
Depreciation................................................     9,909       9,645       8,250
EBT.........................................................  $ (5,924)   $ (5,156)   $ (7,000)

                            MARKET PRICE INFORMATION

     The Shares are listed and traded on the New York Stock Exchange under the symbol "MRN." The following table sets forth, for the quarters indicated, the high and low sales prices per Share as reported by the New York Stock Exchange and the amount of cash dividends per Share paid during such periods.


                                                               HIGH      LOW     DIVIDENDS
                                                              ------    ------   ---------
Fiscal Year Ended May 31, 1997:
  First Quarter.............................................  $ 7.38    $ 4.25     $0.09
  Second Quarter............................................  $ 5.88    $ 4.63     $0.09
  Third Quarter.............................................  $ 5.38    $ 4.50     $0.09
  Fourth Quarter............................................  $ 5.38    $ 4.50     $0.09
Fiscal Year Ended June 6, 1998:
  First Quarter.............................................  $ 5.25    $ 4.38     $0.09
  Second Quarter............................................  $ 4.81    $ 3.00     $  --
  Third Quarter.............................................  $ 3.50    $ 2.25     $  --
  Fourth Quarter............................................  $ 5.00    $ 2.88     $  --



     On April 22, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by Morrison, Piccadilly and Sub, the last reported sales price per Share on the New York Stock Exchange was $4.38. On April 28, 1998, the last full trading day prior to Piccadilly's commencement of the Offer, the last reported sales price per Share on the New York Stock Exchange was $4.82. On July 6, 1998, the last reported sale price per Share on the New York Stock Exchange was $4.88. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.


     The Shares are currently registered under the Exchange Act and are listed on the NYSE. Such registration may be terminated upon application by Morrison to the Commission if the Shares are neither listed on the NYSE nor held by 300 or more holders of record. Following the Merger, Morrison will become the wholly owned subsidiary of Piccadilly and there will be no public trading of the Shares. Accordingly, the Shares will be suspended from trading on the NYSE and the registration of the Shares under the Exchange Act will be terminated.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     According to information available to Morrison as of the Record Date and as reported in Amendment No. 2 to the Schedule 14D-1 filed by Piccadilly and Sub on May 29, 1998, Piccadilly and Sub beneficially owned approximately 8,249,228, or approximately 89% of the Shares outstanding on the Record Date. According to information available to Morrison as of the Record Date, no other person beneficially owns 5% or more of the outstanding Shares, and all current executive officers and directors of Morrison tendered any Shares owned by them in the Offer, except for Ms. Biggins and Dr. Ratajczak, who owned 466 and 165 Shares, respectively, or less than 1% of the outstanding Shares, as of the Record Date.

                              INDEPENDENT AUDITORS

     The consolidated financial statements of Morrison as of May 31, 1997 and for each of the three years in the period ended May 31, 1997, accompanying this Proxy Statement, have been audited by Ernst & Young LLP, independent auditors, as stated in their report included with the consolidated financial statements accompanying this Proxy Statement. Representatives of Ernst & Young LLP are not expected to be present at the Special Meeting.

                                 OTHER MATTERS

     The Morrison Board knows of no business, other than that described above, that will be presented at the Special Meeting but if any other matters properly arise before the Special Meeting, the persons named in the enclosed proxies will vote the proxies in accordance with their best judgment.

     Morrison does not intend to hold a 1998 Annual Meeting prior to the scheduled consummation of the Merger. In the event that Merger is not consummated and Morrison does hold a 1998 Annual Meeting, Morrison will so notify its shareholders of such meeting, including the date by which shareholder proposals must be received at Morrison's executive offices in order to be considered for inclusion in the proxy materials related to such meeting.

                             AVAILABLE INFORMATION

     This Proxy Statement is accompanied by copies of (i) Morrison's Annual Report on Form 10-K for the fiscal year ended May 31, 1997 and (ii) Morrison's Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 1998, which are included herein as Appendix D and E, respectively.

     Piccadilly and Morrison are each subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Commission. The Tender Offer Statement on
Schedule 14D-1, as amended, filed by Piccadilly and Sub in connection with the Offer, and the Solicitation/Recommendation Statement on Schedule 14D-9, as amended, filed by Morrison in connection with the Offer, as well as such reports, proxy statements and other information filed by Piccadilly and Morrison with the Commission may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of such material may also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, Piccadilly's common stock is and the Shares are listed on the New York Stock Exchange ("NYSE"). Copies of reports, proxy statements and other information filed by Piccadilly and Morrison with the NYSE may be inspected at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

                                                                      APPENDIX A

                          PLAN AND AGREEMENT OF MERGER

                                  BY AND AMONG

                          PICCADILLY CAFETERIAS, INC.,

                       PICCADILLY ACQUISITION CORPORATION

                                      AND

                           MORRISON RESTAURANTS INC.

                                 APRIL 22, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SECTION 1  THE TENDER OFFER.................................   A-1
  1.1     The Offer.........................................   A-1
  1.2     Target Action.....................................   A-2
  1.3     Shareholder Lists.................................   A-2
  1.4     Funding of Tender Offer...........................   A-2
  1.5     Directors.........................................   A-2
SECTION 2  THE MERGER.......................................   A-3
  2.1     Merger............................................   A-3
  2.2     Shareholders Meeting of Target....................   A-4
  2.3     Consummation of the Merger........................   A-4
  2.4     Dissenters' Rights................................   A-4
  2.5     Payment for Shares................................   A-5
  2.6     Closing of Target's Transfer Books................   A-5
  2.7     Corporate Acts of Subsidiary......................   A-6
SECTION 3  REPRESENTATIONS AND WARRANTIES OF TARGET.........   A-6
  3.1     Organization and Qualification....................   A-6
  3.2     Target Capital Stock..............................   A-6
  3.3     Subsidiaries and Affiliated Partnerships..........   A-6
  3.4     Power and Authority...............................   A-7
  3.5     Non-Contravention; Approvals and Consents.........   A-7
  3.6     Target Public Information.........................   A-7
  3.7     Legal Proceedings.................................   A-8
  3.8     Contracts, Etc....................................   A-8
  3.9     Subsequent Events.................................   A-8
  3.10   Taxes..............................................   A-9
  3.11   Commissions and Fees...............................  A-11
  3.12   ERISA and Related Matters..........................  A-11
  3.13   Employment Matters.................................  A-12
  3.14   Environmental Matters..............................  A-13
  3.15   Compliance with Laws in General....................  A-14
  3.16   Licenses, Accreditation and Regulatory Approvals...  A-14
  3.17   Real Property......................................  A-14
  3.18   Vote Required......................................  A-15
  3.19   Opinion of Financial Advisor.......................  A-15
  3.20   Takeover Statutes..................................  A-15
  3.21   Rights Agreement...................................  A-15
  3.22   No Untrue Representations; Information Supplied....  A-16
SECTION 4  REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY AND
  ACQUIRER..................................................  A-16
  4.1     Organization, Existence and Capital Stock.........  A-16
  4.2     Power and Authority...............................  A-16
SECTION 5  REPRESENTATIONS AND WARRANTIES OF ACQUIRER.......  A-17
  5.1     Organization, Existence and Good Standing.........  A-17
  5.2     Power and Authority...............................  A-17
  5.3     Subsidiary Common Stock...........................  A-17
  5.4     Solvency..........................................  A-17
  5.5     Financing.........................................  A-17
  5.6     No Violations.....................................  A-18

                                                              PAGE
                                                              ----
  5.7     No Untrue Representation; Information Supplied....  A-18
  5.8     Commencement of Tender............................  A-18
SECTION 6  ACCESS TO INFORMATION AND DOCUMENTS..............  A-18
  6.1     Access to Information.............................  A-18
  6.2     Return of Records.................................  A-19
  6.3     Effect of Access..................................  A-19
SECTION 7  COVENANTS........................................  A-19
  7.1     Preservation of Business..........................  A-19
  7.2     Material Transactions.............................  A-19
  7.3     Meeting of Target Shareholders....................  A-20
  7.4     Exemption from State Takeover Laws................  A-20
  7.5     HSR Act Compliance................................  A-21
  7.6     Public Disclosures................................  A-21
  7.7     Resignation of Target Directors...................  A-21
  7.8     Notice of Subsequent Events.......................  A-21
  7.9     No Solicitation...................................  A-21
  7.10   Other Actions......................................  A-22
  7.11   Cooperation........................................  A-22
  7.12   Target Employees...................................  A-23
  7.13   Indemnification....................................  A-23
  7.14   Termination of Plans...............................  A-24
SECTION 8  TERMINATION, AMENDMENT AND WAIVER................  A-24
  8.1     Termination.......................................  A-24
  8.2     Effect of Termination.............................  A-25
  8.3     Amendment.........................................  A-26
  8.4     Extension; Waiver.................................  A-26
  8.5     Procedure for Termination, Amendment, Extension or
          Waiver............................................  A-26
  8.6     Expenses; Break-up Fees...........................  A-26
SECTION 9  CONDITIONS TO CLOSING............................  A-27
  9.1     Mutual Conditions.................................  A-27
  9.2     Conditions to Obligations of Acquirer and
          Subsidiary........................................  A-28
  9.3     Conditions to Obligations of Target...............  A-28
SECTION 10  MISCELLANEOUS...................................  A-29
  10.1   Nonsurvival of Representations and Warranties......  A-29
  10.2   Notices............................................  A-29
  10.3   Further Assurances.................................  A-29
  10.4   Governing Law......................................  A-30
  10.5   Definitions........................................  A-30
  10.6   Captions...........................................  A-30
  10.7   Integration of Exhibits............................  A-30
  10.8   Entire Agreement...................................  A-30
  10.9   Counterparts.......................................  A-30
  10.10  Binding Effect.....................................  A-31
  10.11  No Rule of Construction............................  A-31

                          PLAN AND AGREEMENT OF MERGER

     PLAN AND AGREEMENT OF MERGER (the "Plan of Merger"), made and entered into as of the 22nd day of April, 1998, by and among PICCADILLY CAFETERIAS, INC., a Louisiana corporation ("Acquirer"), PICCADILLY ACQUISITION CORPORATION, a Georgia corporation (the "Subsidiary"), and MORRISON RESTAURANTS INC., a Georgia corporation ("Target") (Subsidiary and Target being sometimes collectively referred to herein as the "Constituent Corporations").

                                  WITNESSETH:

     WHEREAS, the Boards of Directors of Acquirer, Subsidiary and Target each have approved the acquisition of Target by Subsidiary and, in furtherance of the acquisition, Subsidiary proposes to make a tender offer for all outstanding shares of Common Stock, par value $.01 per share, including the associated rights to purchase shares of Series A Junior Participated Preferred Stock, $.01 par value per share of Target pursuant to Target's Rights Plan (the "Shares" or "Target Common Stock"), and the Board of Directors of Target has approved the Offer and recommends that it be accepted by the shareholders of Target; and

     WHEREAS, each of Acquirer, Subsidiary and Target desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

                                   SECTION 1

                                THE TENDER OFFER

1.1 THE OFFER.

     Provided that none of the events set forth in Annex A hereto shall have occurred or be existing, Subsidiary, as promptly as practicable, but in any event within five business days of the public announcement of this Plan of Merger, shall commence a tender offer (the "Offer") for all outstanding Shares at a price of $5.00 per Share, net to the seller in cash. Assuming the prior satisfaction or waiver of the conditions to the Offer set forth in Annex A hereto, Subsidiary will accept for payment all Shares validly tendered pursuant to the Offer, and not withdrawn, as soon as legally permissible and shall pay for all such Shares as soon as practicable thereafter. The Offer initially shall expire on the twentieth business day after its commencement; provided, however, that Subsidiary may, without the consent of Target, (i) extend the Offer (on one or more occasions) beyond the scheduled expiration date if at any such date any of the conditions to Subsidiary's obligation to purchase Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, or (ii) extend the Offer to the extent required by any rule or regulation of the Securities and Exchange Commission (the "Commission"); provided further that, notwithstanding anything in the foregoing proviso to the contrary, Subsidiary may not, without Target's prior written consent, (A) extend the expiration date of the Offer if the failure to meet any condition to the Offer was directly or indirectly caused by an act or omission of Acquirer or Subsidiary or (B) effect any individual extension under clause (i) in excess of the amount of time reasonably believed by Acquirer to be necessary to satisfy such condition, which shall in no event exceed 10 business days; provided further that if Subsidiary does not consummate the Offer on the initial expiration date, or any extension thereof, due to the failure of one or more conditions in any of paragraphs (a),
(b), (c) or (e) of Annex A to be satisfied, Acquirer shall cause Subsidiary to, and Subsidiary shall, unless Target shall have materially breached this Plan of Merger and failed to cure such breach within 15 days of being notified thereof in writing, extend the Offer one or more times until the earlier of (i) 11:59 p.m. New York City time on the 60th calendar day after the date of this Plan of Merger or (ii) 2 business days after such time as such condition or conditions are satisfied or waived; provided further that Subsidiary shall not be obligated to extend the Offer pursuant to the foregoing proviso if the condition that has not been satisfied is not reasonably capable of being cured or satisfied at or prior to the 60th calendar day after the date of this Plan of Merger. Without the prior written consent of Target, Subsidiary will not decrease the price per Share, decrease the number of Shares being sought in the Offer, change the form of consideration payable in the Offer (other than by adding consideration), add additional conditions to the Offer, or, subject to the rights to extend the Offer as set forth above, make any other change in the terms of the Offer which is adverse to the holders of Shares. It is agreed that the Offer will be subject only to the conditions set forth in Annex A hereto, which are for the benefit of Subsidiary and may be asserted or waived by Subsidiary in whole or in part at any time and from time to time, in its sole discretion; provided, however, that Subsidiary may not waive the Minimum Condition (as defined in Annex A hereto) so as to acquire less than a majority of the outstanding Shares without the prior written consent of Target. As soon as practicable on the date of commencement of the Offer, Acquirer and Subsidiary shall file with the Commission a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (the "Schedule 14D-1"), which will contain the offer to purchase and form of the related letter of transmittal. Acquirer and Subsidiary shall give Target and its counsel the opportunity to review the Schedule 14D-1 and any amendments or supplements thereto prior to their being filed with the Commission. Subsidiary may, at any time, transfer or assign to one or more corporations directly or indirectly wholly owned by Acquirer the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment shall not relieve Subsidiary of its obligations under the Offer or prejudice the rights of tendering shareholders to receive payment for Shares properly tendered and accepted for payment.

1.2 TARGET ACTION.

     Target hereby consents to the Offer. Promptly after the commencement of the Offer, Target shall file with the Commission and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and Target hereby represents, that the Board of Directors of Target has (a) determined that the Offer and the Merger (as defined in Section 2.1) considered as a whole are fair to and in the best interests of Target and its shareholders, and (b) resolved to recommend acceptance of the Offer and approval and adoption of the Merger and this Plan of Merger by the holders of Shares. Target shall give the Acquirer and its counsel an opportunity to review the Schedule 14D-9 and any amendments or supplements thereto prior to its being filed with the Commission. Target hereby consents to the inclusion in the Tender Offer Material (as defined in Rule 14d-2(b)(5) adopted pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of the recommendation referred to in this Section 1.2.

1.3 SHAREHOLDER LISTS.

     Target shall promptly furnish Subsidiary with a list of the holders of Shares and mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositors, each as of a recent date, and shall promptly furnish Subsidiary with such additional information, including updated lists of shareholders of Target, mailing labels and lists of securities positions, and such other assistance, as Subsidiary or its agents may reasonably request in connection with communicating the Offer to the record and beneficial holders of the Shares.

1.4 FUNDING OF TENDER OFFER.

     Acquirer shall make available to Subsidiary on a timely basis funds as necessary to pay for the Shares that Subsidiary becomes obligated to accept for payment and pay for pursuant to the Offer.

1.5 DIRECTORS.

     (a) Promptly upon acceptance for payment by Subsidiary of Shares tendered pursuant to the Offer, Subsidiary shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Subsidiary representation on the Board equal to at least that number of directors equal to the product of (i) the total number of directors on the Board and (ii) the percentage that the number of Shares so accepted for payment bears to the number of Shares outstanding, and Target shall, at such time, at the election of Subsidiary either increase the size of the Board or use its best efforts to cause the appropriate number of directors who are members of the Board as of the date hereof to resign and Subsidiary's designees to be appointed or elected to fill the vacancies thereby created in conformity with the Georgia Business Corporation Code (the "GBCC"), Target's amended and restated articles of incorporation and bylaws and other applicable law. In addition, until the Effective Time (defined in Section 2.4), there shall be at least three directors on the Board who are directors on the date hereof and who are not designees nor officers, directors, full-time employees or affiliates of Acquirer or Subsidiary nor full-time employees of Target (the "Independent Directors"); provided, however, that if the number of Independent Directors shall be reduced below three for any reason, the Board shall, subject to the approval of the remaining Independent Directors, if any, designate a person or persons to fill the vacancy or vacancies who are directors on the date hereof and not an officer, director, full-time employee or affiliate of Acquirer or Subsidiary nor a full-time employee of Target, and such persons shall be deemed to be Independent Directors for purposes of this Plan of Merger.

     (b) Target's obligations to appoint Subsidiary's designees to the Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Acquirer and Subsidiary shall supply and shall be solely responsible for all information with respect to themselves, their officers, directors and affiliates, and Subsidiary's designees required by Section 14(f) and Rule 14f-1. Target shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.5, and shall include in the Schedule 14D-9 such information with respect to Target and its officers and directors as is required under Section 14(f) and Rule 14f-1.

     (c) Following the election or appointment of Subsidiary's designees pursuant to this Section 1.5 and until the Effective Time, any amendment of this Plan of Merger or the amended and restated articles of incorporation or bylaws of Target, any termination of this Plan of Merger by Target, any extension by Target of the time for the performance of any of the obligations or other acts of Acquirer or Subsidiary, any waiver of any of Target's rights hereunder, or any transaction between Acquirer (or any affiliate or associate thereof) and Target shall require the concurrence of a majority of the Independent Directors. The Independent Directors shall have the authority to retain such counsel and other advisors at the expense of Target as are reasonably appropriate to assist them in the exercise of their duties in connection with this Plan of Merger. In addition, the Independent Directors shall have the authority to institute any action on behalf of Target to enforce performance of this Plan of Merger.

                                   SECTION 2

                                   THE MERGER

2.1 MERGER.

     (a) Merger. Upon the terms and subject to the conditions of this Plan of Merger, Subsidiary will be merged with and into Target (the "Merger"), in accordance with Section 14-2-1101 of the GBCC, as soon as practicable following the expiration or termination of the Offer. Target shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its existence under the laws of the State of Georgia. The separate existence of Subsidiary shall cease. The name of the Surviving Corporation shall be "Morrison Restaurants Inc."

     (b) Effect of Merger. The amended and restated articles of incorporation of Target in effect upon the consummation of the Merger, with such amendments as requested by Subsidiary and approved by the Board of Directors and shareholders of Target, shall be the articles of incorporation of the Surviving Corporation, and the bylaws of Subsidiary in effect upon consummation of the Merger shall be the bylaws of the Surviving Corporation. The directors of Subsidiary upon consummation of the Merger shall be the directors of the Surviving Corporation, and the officers of Subsidiary shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified. The Merger shall have the effects set forth in Section 14-2-1106 of the GBCC.

     (c) Conversion of Shares. At the Effective Time (as defined in Section 2.3), by virtue of the Merger and without any action on the part of any holder of any Shares, (i) each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.1(c)
(ii) and any Dissenting Shares (as defined in Section 2.4)) shall be converted into the right to receive in cash an amount per Share equal to the price paid per Share pursuant to the Offer (the "Merger Consideration"), without interest; and (ii) each Share owned by Acquirer, Subsidiary or any other direct or indirect subsidiary of Acquirer or held in the treasury of Target, immediately prior to the Effective Time, shall be cancelled and extinguished, and no payment will be made with respect to those Shares (it being understood that the Shares held in Target's Deferred Compensation Plan and the Shares held in Target's Salary Deferral (401(k)) Plan, whether or not allocated, shall be deemed as issued and outstanding and not held in the treasury of Target for purposes of this Plan of Merger); and (iii) each share of common stock, par value $.01 per share of Subsidiary then issued and outstanding shall be converted into one share of common stock of the Surviving Corporation, which shares thereafter will constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.

     (d) Stock Options. As soon as practicable, but in any event no later than the date payment is made for Shares tendered pursuant to the Offer, each holder of a stock option granted under the plans or agreements set forth in Exhibit 2.1(d) of the Disclosure Schedule (as defined herein) (collectively, the "Target Incentive Plans"), whether or not then exercisable, which is outstanding as of the date hereof and which has not been exercised prior to the acquisition of Shares pursuant to the Offer (each option held by such a person is referred to as a "Target Option") shall be entitled to receive, in cancellation and settlement of the Target Option, an amount equal to the product of (x) the number of Shares provided in the Target Option and (y) the excess, if any, of the Merger Consideration over the exercise price per Share provided for in the Target Option (the "Option Consideration"). As soon as practicable following acceptance of the Offer by the Subsidiary, the Subsidiary shall tender the Option Consideration in cash to each holder of a Target Option to whom Option Consideration is payable. The Target shall take such other actions available under the Target Incentive Plans to effect the cancellation of all Target Options. At the request of Acquirer, Target agrees to use commercially reasonable efforts to obtain consents from the holders of such Target Options to their cancellation to the extent Acquirer determines such consents to be advisable.

2.2 SHAREHOLDERS MEETING OF TARGET.

     Unless Subsidiary makes the election referred to in Section 2.3, Target will take all action necessary in accordance with applicable law and its Amended and Restated Articles of Incorporation and Bylaws to convene a special meeting of its shareholders promptly after consummation of the Offer to consider and vote upon the approval of the Merger and adoption of this Plan of Merger. Subject to their fiduciary duties under applicable law (after being advised by counsel), the Board of Directors of Target will recommend that shareholders of Target vote in favor of the approval of the Merger and the adoption of this Plan of Merger at any such meeting. At any such meeting, all of the Shares then owned by Acquirer, Subsidiary or any other direct or indirect subsidiary of Acquirer will be voted in favor of the approval of the Merger and adoption of this Plan of Merger.

2.3 CONSUMMATION OF THE MERGER.

     Upon the terms and subject to the conditions of this Plan of Merger as soon as practicable after consummation of the Offer, and, if the vote of the shareholders of Target is required pursuant to Section 2.2 after the vote of such shareholders in favor of the Merger and this Plan of Merger has been obtained, Target (or Subsidiary, if appropriate) shall execute in the manner required by the GBCC and file with the Secretary of State of the State of Georgia a certificate of merger, as required by the GBCC, and the parties shall take all such other and further actions as may be required by law to make the Merger effective. Prior to the filing referred to in this Section 2.3, a closing will be held at the offices of Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia (or such other place as the parties may agree) for the purpose of confirming all of the foregoing. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

2.4 DISSENTERS' RIGHTS.

     Notwithstanding any provision of this Plan of Merger to the contrary, any Shares outstanding immediately prior to the Effective Time held by a holder who has demanded and perfected the right, if any, for appraisal of those Shares in accordance with the provisions of Article 13 of the GBCC and as of the Effective Time has not withdrawn or lost such right to such appraisal ("Dissenting Shares") shall not be converted into or represent a right to receive a cash payment pursuant to Section 2.1(c)(i), but the holder shall only be entitled to such rights as are granted by the GBCC. If a holder of Shares who demands appraisal of those Shares under the GBCC shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, those Shares shall be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.1(c)(i), without interest, upon the surrender of the certificate or certificates representing those Shares. Target shall give Acquirer (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands, and any other instruments served pursuant to the GBCC received by Target relating to shareholders' rights of appraisal and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the GBCC. Target shall not, except with the prior written consent of Acquirer, voluntarily make any payment with respect to any such demands for appraisals of capital stock of Target, offer to settle or settle any such demands or approve any withdrawal of any such demands.

2.5 PAYMENT FOR SHARES.

     Prior to the Effective Time, Subsidiary shall designate a commercial bank or trust company organized under the laws of the United States or any state of the United States with capital, surplus and undivided profits of at least $100,000,000 to act as Paying Agent with respect to the Merger (the "Paying Agent"). Each holder (other than Acquirer, Subsidiary or any subsidiary of Acquirer) of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Shares will be entitled to receive, upon surrender to the Paying Agent of the Certificates for cancellation, cash in an amount equal to the product of the number of Shares previously represented by the Certificates multiplied by the Merger Consideration, subject to any required withholding of taxes. When and as needed, Subsidiary shall make available to the Paying Agent sufficient funds to make all payments pursuant to the preceding sentence. No interest shall accrue or be paid on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificates surrendered are registered, it shall be a condition of payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting the payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable. Following the Effective Time, until surrendered to the Paying Agent in accordance with the provisions of this Section 2.5, each Certificate (other than Certificates representing Dissenting Shares and Shares owned by Acquirer or any subsidiary of Acquirer) shall represent for all purposes only the right to receive upon surrender the Merger Consideration multiplied by the number of Shares evidenced by the Certificate, without any interest, subject to any required withholding of taxes. Any funds delivered or made available to the Paying Agent pursuant to this Section 2.5 and not exchanged for Certificates within six months after the Effective Time will be returned by the Paying Agent to the Surviving Corporation, which thereafter will act as Paying Agent, subject to the rights of holders of unsurrendered Certificates under this Article 2, and any former shareholders of Target who have not previously exchanged their Certificates will thereafter be entitled to look only to the Surviving Corporation for payment of their claims for the consideration set forth in
Section 2.1(c)(i), without any interest, but will have no greater rights against the Surviving Corporation than may be accorded to general creditors thereof under applicable law. As soon as practicable after the Effective Time, the Surviving Corporation will cause the Paying Agent to mail to each record holder of Certificates a form of letter of transmittal (which will specify that delivery will be effected, and risk of loss and title of the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment.

2.6 CLOSING OF TARGET'S TRANSFER BOOKS.

     At the Effective Time, the stock transfer books of Target shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for cash as provided in Section 2.5, subject to applicable law in the case of Dissenting Shares.

2.7 CORPORATE ACTS OF SUBSIDIARY.

     All corporate acts, plans, policies, approvals and authorizations of Subsidiary, its sole shareholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to Subsidiary. The employees and agents of Subsidiary shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of Subsidiary.

                                   SECTION 3

                    REPRESENTATIONS AND WARRANTIES OF TARGET

     Target hereby represents and warrants to Acquirer and Subsidiary as follows:

3.1 ORGANIZATION AND QUALIFICATION.

     Target is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its property and carry on its business as now being conducted. Target is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except to the extent that any failure to so qualify or be in good standing would not have a Material Adverse Effect (as defined in Section 10.5 hereof) on Target. Target has made available to Acquirer correct and complete copies on the amended and restated articles of incorporation and bylaws of Target.

3.2 TARGET CAPITAL STOCK.

     Target's authorized capital consists of 100,000,000 shares of Target Common Stock, par value $.01 per share, of which 9,236,440 Shares were issued and outstanding as of April 20, 1998, including 319,176 Shares in the Salary Deferral Plan (70,067 of which are unallocated) and 46,914 Shares issued under the Deferred Compensation Plan, and 200,000 shares of Preferred Stock, of which 50,000 shares are designated as Series A Junior Participating Preferred Stock; no shares of Preferred Stock are issued or outstanding as of the date hereof. All of the issued and outstanding shares of Target Common Stock are duly authorized and validly issued, fully paid and nonassessable. Except as set forth on Exhibit 3.2 to the Disclosure Schedule delivered by Target to Acquirer simultaneously with the execution and delivery hereof (the "Disclosure Schedule"), there are no options, warrants, or similar rights granted by Target or any other agreements to which Target is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of Target Common Stock. Except for the Shares (including the associated Rights), there are no outstanding bonds, debentures, notes or other indebtedness or other securities of Target having the right to vote (or convertible into or exchangeable for, securities having the right to vote) on any matters on which shareholders of Target may vote. There are no agreements or arrangements to which Target is a party pursuant to which Target is or could be required to register Shares or other securities under the Securities Act of 1933, as amended (the "Securities Act"). Target represents that the information set forth on Exhibit 3.2 to the Disclosure Schedule is true and correct in all material respects.

3.3 SUBSIDIARIES AND AFFILIATED PARTNERSHIPS.

     Target has no subsidiaries, and Target does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization.

3.4 POWER AND AUTHORITY.

     Subject to the satisfaction of the conditions precedent set forth herein, Target has the corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by its Amended and Restated Articles of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of the Plan of Merger and such related documents. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of Target. This Plan of Merger has been duly executed and delivered by Target and, assuming this Plan of Merger constitutes a valid and binding obligation of Acquirer and Subsidiary, as the case may be, constitutes a valid and binding obligation of Target, enforceable against Target in accordance with its terms.

3.5 NON-CONTRAVENTION; APPROVALS AND CONSENTS.

     (a) Except as disclosed in Exhibit 3.5 of the Disclosure Schedule, the execution and delivery of this Plan of Merger by Target does not, and the performance by Target of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, permit the termination of any provision of, or result in the termination of or the acceleration of the maturity or performance of, or result in the creation or imposition of any lien upon any of the assets or properties of Target under, any of the terms, conditions or provisions of (i) the amended and restated articles of incorporation or bylaws of Target, or (ii) subject to receipt of the requisite shareholder approval with respect to the Merger, (A) any statute, law, rule, regulation or ordinance (together, "Laws"), or any judgment, decree, order, writ, permit or license (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision in the United States, or of any foreign country (a "Governmental or Regulatory Authority"), applicable to Target or any of its assets or properties, (B) any note, bond, mortgage, security agreement, indenture, license, franchise, contract or other instrument, obligation or agreement of any kind (other than leases or subleases of real property) (together, "Contracts") to which Target is a party or by which Target or any of its assets or properties is bound, or (C) any Employee Plan or Benefit Arrangement (defined in Section 3.12); except, with respect to the foregoing clause (ii), those which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Target.

     (b) Except for (i) the premerger notification requirements of the HSR Act,
(ii) the requirements of the Exchange Act and the New York Stock Exchange and
(iii) the filing of appropriate documents relating to the Merger required by the GBCC, no consent, approval or action of, or filing with or notice to, any Governmental or Regulatory Authority or other person is required under any Law or Order or any Contract to which Target is a party or by which Target or any of its assets or properties is bound, for the execution and delivery of this Plan of Merger by Target or the performance by Target of its obligations hereunder or the consummation by Target of the transactions contemplated hereby, except those as to which the failure to make or obtain, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Target.

3.6 TARGET PUBLIC INFORMATION.

     (a) Target has heretofore furnished Acquirer with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the Commission (as any such documents have since the time of their original filing been amended, the "Target Documents") since March 9, 1996, which are all the documents (other than preliminary materials) that it was required to file with the SEC from such date through the date of this Plan of Merger. As of their respective dates, the Target Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, Target Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated under such statutes. The financial statements contained in Target Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of Target required to be stated therein, including all such known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of Target at said dates and the consolidated results of operations and cash flows of Target for the periods then ended. The consolidated balance sheet of Target at February 28, 1998 included in Target Documents is herein sometimes referred to as the "Target Balance Sheet".

     (b) Except for matters reflected or reserved against in Target Balance Sheet or arising under this Plan of Merger, Target had not at that date, and has not since that date, incurred any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by generally accepted accounting principles to be reflected in a consolidated balance sheet of Target (including the notes thereto), except liabilities or obligations that (i) were incurred in the ordinary course of business consistent with past practices or (ii) have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target.

3.7 LEGAL PROCEEDINGS.

     Except as disclosed in Target Documents or on Exhibit 3.7 to the Disclosure Schedule, there is no material litigation, governmental investigation or other proceeding pending or, to the knowledge of Target, threatened against or relating to Target, its properties or business, or the transaction contemplated by the Plan of Merger and, to the knowledge of Target, no basis for any such action exists.

3.8 CONTRACTS, ETC.

     (a) All contracts, leases, agreements and arrangements to which Target is a party are legally valid and binding in accordance with their terms and in full force and effect, and to the knowledge of Target, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a Material Adverse Effect on Target.

     (b) Except as set forth on Exhibit 3.8 to the Disclosure Schedule, no contract or agreement to which Target is a party will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a Material Adverse Effect on Target.

     (c) Except as set forth on Exhibit 3.8 to the Disclosure Schedule, Target has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

3.9 SUBSEQUENT EVENTS.

     (a) Except as disclosed in Exhibit 3.9 of the Disclosure Schedule or as reflected in Target Documents made prior to the date of this Plan of Merger, since the date of Target Balance Sheet (i) there has not been any change, event or development having, or that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Target, (ii) Target has conducted its business, in all material respects, in the ordinary course consistent with past practices, and, (iii) Target has not taken any action that, if taken after the date hereof, would constitute a breach of any provision of Section 7.2.

     (b) Except as set forth on Exhibit 3.9 to the Disclosure Schedule or disclosed in Target Documents, Target has not, since the date of Target Balance
Sheet:

          (i) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on Target Balance Sheet or (ii) liabilities incurred since the date of the last-filed Target Document in the ordinary course of business, which discharge or satisfaction would have a Material Adverse Effect on Target;

          (ii) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a Material Adverse Effect on Target, except as may have been required due to consolidated income or operations of Target since the date of the last-filed Target Document;

          (iii) made any material change affecting any banking, safe deposit or power of attorney arrangements;

          (iv) made any change in any method of accounting or auditing practice;

          (v) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of Target.

          (vi) Sold or transferred any of the assets material to the consolidated business of Target, cancelled any material debts or claims or waived any material rights, except in the ordinary course of business.

          (vii) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by Target to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

          (viii) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, merged or consolidated with another entity or acquired or agreed to acquire any business or any corporation, partnership or other business organization, or entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

          (ix) Declared or paid any dividend or made any distribution with respect to any of its equity interests, or redeemed, purchased or otherwise acquired any of its equity interests, or issued any stock, bonds or other securities, or any option, warrant or other right to purchase or acquire any such interest, other than stock options granted to employees, directors or consultants of Target, all of which are disclosed on Exhibit 3.2 to the Disclosure Schedule.

3.10 TAXES.

     (a) As used herein, "Taxes" means all taxes of any kind, including those on, measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, value added, or property taxes, and all customs duties and similar fees, assessments and charges of any kind whatsoever, together with any interest thereon and any penalties, additions to tax and additional amounts imposed with respect thereto by any Governmental or Regulatory Authority. As used herein, "Tax Return" means any return, report, declaration, information statement and other document with respect to Taxes required to be filed by Target with the Internal Revenue Service or any other Governmental or Regulatory Authority, including all accompanying schedules. For purposes of this Section 3.10, any reference to Target shall include any corporation that merged or was liquidated with and into Target.

     (b) Except as set forth on Exhibit 3.10 to the Disclosure Schedule, Target has (i) timely filed all federal and state income Tax Returns and all other material Tax Returns required to be filed by it and such Tax

Returns are correct and complete in all material respects, and (ii) has paid all Taxes shown thereon to be due and has provided adequate reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns, and all other Taxes for which a notice of assessment or demand for payment has been received by Target, except for such Taxes as to which the failure to pay, individually or in the aggregate, would not have a Material Adverse Effect on Target. Except as set forth on Exhibit
3.10 to the Disclosure Schedule, Target has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

     (c) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target or as disclosed in Exhibit
3.10 of the Disclosure Schedule: (i) no material claim for unpaid Taxes due and payable has become a lien against the property of Target or is being asserted against Target nor, to Target's knowledge, are there pending any material proposed adjustments to the manner in which any Tax of Target is determined;
(ii) except as provided in Exhibit 3.10 to the Disclosure Schedule, to the Knowledge of Target, no audit of any Tax Return of Target is pending, threatened or being conducted by a Governmental or Regulatory Authority; (iii) Target is not a party to any agreement or arrangement that would, individually or in the aggregate, (A) result in the actual or deemed payment by Target of any "excess parachute payments" within the meaning of Section 280G of the Code, or (B) constitute compensation in excess of the limitation set forth in Section 162(m) of the Code; (iv) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Plan of Merger; (v) no consent under Section 341(f) of the Code has been filed with respect to Target; (vi) Target has not been at any time a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Tax has not expired;
(vii) Target has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (viii) Target has made all payments of estimated Taxes required to be made under Section 6655 of the Code and any comparable state, local or foreign Tax provision; (ix) all Taxes required to be withheld, collected or deposited by or with respect to Target and each of its subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority; (x) Target has not issued or assumed (A) any obligations described in Section 279(a) of the Code, (B) any applicable high yield discount obligations, as defined in Section 163(i) of the Code, or (C) any registration-required obligations, within the meaning of Section 163(f)(2) of the Code, that are not in registered form; (xi) there are no requests for information currently outstanding that could affect the Taxes of Target; (xii) there are no proposed reassessments of any property owned by Target or other proposals that could increase the amount of any Tax to which Target would be subject; and (xiii) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could materially affect the Tax liability of Target. No claim has been made by a Governmental or Regulatory Authority in a jurisdiction where Target does not file Tax Returns that Target is or may be subject to taxation by that jurisdiction.

     (d) Except as set forth on Exhibit 3.10 to the Disclosure Schedule, Target has never (i) joined in or been required to join in the filing of a consolidated or combined federal, state or local income Tax Return with respect to which Target could be liable for the Taxes of a person other than Target or (ii) been the subject of a Tax ruling or a closing agreement with respect to Taxes with any Governmental or Regulatory Authority that has continuing effect. Except as set forth on Exhibit 3.10 to the Disclosure Schedule, Target is not a party to any tax sharing or tax allocation agreement or arrangement pursuant to which it could be liable for Taxes of a person other than Target. Except as set forth on
Exhibit 3.10 to the Disclosure Schedule, Target has not agreed to make nor is it required to make any adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise.

     (e) Except as set forth in Exhibit 3.10, and to the Knowledge of Target, but only to the extent such Taxes, individually or in the aggregate, would not have a Material Adverse Effect on Target: (i) no deficiencies exist or have been asserted (either formally or informally) or are expected to be asserted with respect to Taxes of any group of corporations that filed a consolidated Return, but only to the extent such deficiencies relate to such consolidated Return, that included Target or the business operations of Target (a

"Target Consolidated Group"); (ii) no notice (either formally or informally) has been received by any member of the Target Consolidated Group that it has not filed a Return or paid Taxes with respect to a Return required to be filed or paid by such member, but only with respect to a Return of the Target Consolidated Group; (iii) no member of the Target Consolidated Group is a party to any pending action or proceeding for assessment or collection of Taxes, nor has such action or proceeding with respect to Taxes been asserted or threatened (either formally or informally) against any such member or any of its assets, but only for those Taxes with respect to a Return of the Target Consolidated Group; and (iv) no waiver or extension of any statute of limitations is in effect with respect to Taxes (with respect to a Return of) or Returns of any member of the Target Consolidated Group, but only for those Taxes or Returns of the Target Consolidated Group.

     (f) Target has not taken any action that would cause it to be liable to any party under the Tax Allocation and Indemnification Agreement, dated March 6, 1996, among Target, Custom Management Corporation of Pennsylvania, Custom Management Corporation, John C. Metz & Associates, Inc., Morrison International, Inc., Ruby Tuesday, Inc., Ruby Tuesday (Georgia), Inc., Morrison Health Care, Inc., Tias, Inc., Morrison Custom Management Corporation of Pennsylvania, and Morrison Restaurants Inc.

3.11 COMMISSIONS AND FEES.

     Except as set forth in Exhibit 3.11 to the Disclosure Schedule, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against Acquirer resulting from any action taken by Target or its shareholders, officers or Directors, or any of them.

3.12 ERISA AND RELATED MATTERS.

     (a) Exhibit 3.12 of the Disclosure Schedule contains a true and complete list of each Employee Plan and Benefit Arrangement (each as defined below). Target has made available to Acquirer a current, accurate and complete copy of each Employee Plan and Benefit Arrangement, including all plan amendments, trust agreements, and written interpretations thereof together with the most recent annual report (Form 5500) and the most recent actuarial valuation report prepared in connection with any Employee Plan or Benefit Arrangement, and, to the extent applicable, all related reports (actuarial or otherwise) that materially affect the Tax liability of Target.

     (b) Each Employee Plan and Benefit Arrangement has been maintained and administered in compliance with its terms and with the requirements of applicable Laws, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code, except where the failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target. There is no litigation, administrative or arbitration proceeding or other dispute pending or, to Target's knowledge, threatened that involves any Employee Plan or Benefit Arrangement (defined below) that could reasonably be expected to have a Material Adverse Effect on Target or a Material Adverse Effect on any employee or director of Target or on any fiduciary (as defined in ERISA Section 3(21)) of such Employee Plan or Benefit Arrangement.

     (c) Except as provided in Exhibit 3.12 of the Disclosure Schedule, Target does not maintain, has never maintained, and has never been required to contribute to, an "employee benefit plan" as defined in Section 3 of ERISA that is or was (i) a plan subject to Title IV of ERISA or (ii) a "multiemployer plan" as defined in Section 3(37) of ERISA. Neither Target nor any of its current or former affiliates (as defined under Section 414 of the Code) has or incurred, or reasonably expects to incur prior to closing, any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from any plan covered or previously covered by title IV of ERISA or any liability under Section 4971 of the Code that in either case could become a liability of Target or Acquirer or any affiliate of either of them after the Effective Date.

     (d) Neither Target or any of its current or former affiliates (as defined under Section 414 of the Code), nor, to Target's Knowledge, any of its current or former directors, officers or employees, has engaged in any transaction with respect to an Employee Plan that could subject Target to a tax, penalty or liability for a prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, or for a "reportable event" within the meaning of Section 4043 of ERISA, except for such taxes, penalties or liabilities that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target.

     (e) At May 31, 1997, each Employee Plan that constitutes a defined benefit pension plan had assets exceeding its projected benefit obligations, as reflected by the notes to Target's audited financial statements.

     (f) Except as provided in Exhibit 3.12 of the Disclosure Schedule, no independent contractor or other contract employee has participated or is entitled to participate in any Employee Plan or Benefit Arrangement.

     (g) Each Employee Plan and Benefit Arrangement that is intended to be qualified within the meaning of Code Sections 401(a) or 501(a) is so qualified and has received a favorable determination letter as to its qualification or has filed a timely application with the Internal Revenue Service requesting such a favorable determination letter. Nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

     (h) Since January 1, 1992, Target has not received any written notice from the Pension Benefit Guaranty Corporation ("PBGC") issued pursuant to ERISA
Section 4042 with respect to its Employee Plans.

     (i) Except as disclosed on Exhibit 3.12 to the Disclosure Schedule, there has been no amendment to, written interpretation of or announcement (whether or not written) by Target relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase for the current fiscal year the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the most recent fiscal year, except any such increase which would not have a Material Adverse Effect on Target.

     (j) As used herein:

          (i) "Benefit Arrangement" means any employment, severance or similar contract, or any other contract, plan, policy or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangement), health or medical benefits, cafeteria plan benefits, disability benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits), other than an Employee Plan, that is maintained, administered or contributed to by Target and covers any employee or former employee of Target; and

          (ii) "Employee Plan" means a plan or arrangement as defined in Section 3(3) of ERISA that (A) is subject to any provision of ERISA, (B) is maintained, administered or contributed to by Target or any member of Target's control group (past or present), as defined in Code section 1563(a), and (C) covers any employee or former employee of Target.

3.13 EMPLOYMENT MATTERS.

     (a) Except as described in Target Documents or set forth on Exhibit 3.13 to the Disclosure Schedule, Target is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger, (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger, or (iv) employment contracts with any officer or employee.

     (b) Target is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, except where the failure to so comply or the engagement in which would not have a Material Adverse Effect on Target. There is no unfair labor practice complaint pending, or to the Knowledge of Target, threatened against Target before the National Labor Relations Board.

3.14 ENVIRONMENTAL MATTERS.

     Except as disclosed in Exhibit 3.14 of the Disclosure Schedule or in Target Documents filed prior to the date hereof:

          (a) Target has obtained all material licenses, permits, authorizations, approvals and consents ("Environmental Permits") from all Governmental or Regulatory Authorities that are required in respect of its business or operations under any applicable Environmental Law (defined below), and each of such Environmental Permits is in full force and effect.

          (b) Target is in compliance with the terms and conditions of all such Environmental Permits and with all applicable Environmental Laws, except for such failures that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Target.

          (c) (i) To the Knowledge of Target, no site or facility now or previously owned, operated or leased by Target is listed or proposed for listing on the National Priorities List or CERCLIS, promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and the rules and regulations thereunder or on any similar state or local list of sites requiring investigation or Remedial Action (defined below).

          (ii) Since March 9, 1996, Target has not received any written notice of any actual or alleged material violation of any Environmental Law with respect to any of its facilities.

          (iii) Target is not subject to any material outstanding agreements with or Orders of any Governmental or Regulatory Authority respecting (A) Environmental Laws, (B) Remedial Action or (C) any Release of a Hazardous Material (defined below).

          (iv) Since March 9, 1996, Target has not received any written notice or request for information pertaining to a response or removal action (as defined by CERCLA), with respect to any of its sites or facilities now or previously owned, operated or leased by it.

          (d) No liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by Target, other than liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Target.

          (e) There have been no material environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or that are in the possession of, Target in relation to any site or facility owned, operated or leased by Target, except those reports that have been identified on
     Exhibit 3.14.

          (f) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Target, since March 9, 1996, no Hazardous Material has been Released, disposed of or arranged to be disposed of by Target at or about any site or facility now or previously owned, operated or leased by Target, other than Releases or disposals permitted under Orders issued by any Governmental or Regulatory Authorities.

          (g) As used herein:

             (i) "Environmental Law" means any Law or Order relating to the environment or to emissions, discharges or Releases of pollutants, contaminants, or chemicals, or industrial, toxic or hazardous substances or wastes, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes;

             (ii) "Hazardous Material" means (A) any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "pollutants," "contaminants," or words of similar import under any Environmental Law, including petroleum, friable asbestos, PCBs and CFCs; and (B) any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law;

             (iii) "Release" means any actual or threatened (as defined under CERCLA) release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure; and

             (iv) "Remedial Action" means all actions, including any capital expenditures, required by a Governmental or Regulatory Authority, required under any Environmental Law or voluntarily undertaken to (A) clean up, remediate, remove, treat or in any other way ameliorate or address any Hazardous Materials Released into the environment; (B) prevent the Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or the environment; (C) perform pre-remedial studies and investigations or post-remedial monitoring and care relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

3.15 COMPLIANCE WITH LAWS IN GENERAL.

     Except as set forth on Exhibit 3.15 to the Disclosure Schedule or disclosed in Target Documents, Target is not in violation or received any notices of violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Occupational Safety and Health Act, the Americans with Disabilities Act, and any Environmental Laws, except for any violation as would not, individually or in the aggregate, have a Material Adverse Effect on Target and no notice of any pending inspection or investigation of any such law, regulation or ordinance has been received by Target which, if it were determined that a violation had occurred, would have a Material Adverse Effect on Target.

3.16 LICENSES, ACCREDITATION AND REGULATORY APPROVALS.

     Except as disclosed in Target Documents or set forth on Exhibit 3.16 to the Disclosure Schedule, Target holds all licenses, permits and other regulatory approvals which are needed or required by law with respect to its business, operations and facilities as they are currently or presently conducted (collectively, the "Licenses"), except where the failure to possess such Licenses does not have a Material Adverse Effect on Target. All such Licenses are in full force and effect, and Target is in compliance in all material respects with all conditions and requirements of the Licenses and with all rules and regulations relating thereto. Subject to compliance with applicable securities laws, the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state or local statutes, rules or regulations requiring notice, approval, or other action upon the occurrence of a change in control of Target, the consummation of the Merger will not violate any law or regulation to which Target is subject which, if violated, would have a Material Adverse Effect on Target.

3.17 REAL PROPERTY.

     (a) Exhibit 3.17 of the Disclosure Schedule contains a list of all real property owned by Target. Exhibit 3.17 of the Disclosure Schedule contains a list of all real property or interests in real property leased by Target. Complete and correct copies of all leases so listed, including all modifications, amendments and supplements thereto, have heretofore been made available to Acquirer and all such leases are in full force and effect in accordance with their respective terms.

     (b) Target has, except with respect to assets disposed of for adequate consideration in the ordinary course of business (none of which are material to the operations of its business), title to all real property and all other properties and assets reflected in the Target Balance Sheet free and clear of all pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, chattel mortgages, mortgages or deeds of trust (collectively, "Liens"), except for (i) Liens that secure indebtedness that is properly reflected in the Target Balance Sheet, (ii) Liens for Taxes accrued but not yet payable; (iii) mechanic's, worker's, materialmen's, operator's or other Liens arising as a matter of law in the ordinary course of business with respect to obligations incurred after the date of the Target Balance Sheet, provided that the obligations secured by such Liens are not delinquent; and (iv) capital leases, leases and licenses of such properties, if any, to third parties for fair and adequate consideration. Except to the extent that the absence of such an interest would not have a Material Adverse Effect on Target's business or its ability to conduct its operations, Target owns, or has valid leasehold interests in, all properties and assets used in the conduct of its business.

     (c) There are no existing defaults or events that, with notice or lapse of time or both, would constitute defaults under any such leases, except for defaults that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Target.

     (d) Except as set forth on Exhibit 3.17 of the Disclosure Schedule, Target enjoys peaceful and undisturbed possession of its leased properties. Target has good and valid title to the leasehold estate in each property leased by it, except for (i) mortgages and encumbrances that secure indebtedness properly reflected on the financial statements of Target in Target Documents made prior to the date hereof; (ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after February 28, 1998, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (iv) such imperfections of title and encumbrances, if any, as do not, individually or in the aggregate, materially detract from the value or materially interfere with the present use of such property or are listed in
Exhibit 3.17 of the Disclosure Schedule. Target is making no representations or warranties as to the underlying title of the landlord or the status of any mortgages granted by any landlord of property leased by Target.

     (e) Target is not in violation of any zoning, building or safety Law or Order applicable to the operation of its owned or leased properties that is likely to impede the normal operation of the business of Target or to have, individually or in the aggregate, a Material Adverse Effect on Target.

     (f) Except as set forth on Exhibit 3.17 of the Disclosure Schedule, there are no pending or, to the Knowledge of Target, threatened condemnation or similar proceedings relating to any of the leased properties of Target.

3.18 VOTE REQUIRED.

     The affirmative vote of the holders of a majority of the outstanding Shares of Target Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Target capital stock necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

3.19 OPINION OF FINANCIAL ADVISOR.

     The Board of Directors of Target has received the oral opinion of Wheat First Union to the effect that, as of the date of this Plan of Merger, the Merger Consideration is fair to the holders of Target Common Stock from a financial point of view, a written copy of which opinion will be delivered by Target to Acquirer prior to the date on which the definitive tender offer materials for the Offer are filed with the SEC.

3.20 TAKEOVER STATUTES.

     Sections 14-2-1111 and 14-2-1132 of the GBCC are inapplicable to the Offer, the Merger and this Plan of Merger, as Target's bylaws do not incorporate such Sections.

3.21 RIGHTS AGREEMENT.

     The execution and delivery of the Plan of Merger and the consummation of the transactions contemplated hereby, including the Offer and the Merger, will not result in the occurrence of a "Distribution Date" or

"Stock Acquisition Date" or "Triggering Event" under the Rights Agreement and will not result in any person becoming an "Acquiring Person" (as such terms are defined in the Rights Agreement). All outstanding Rights will be retired or expire at the Effective Time.

3.22 NO UNTRUE REPRESENTATIONS; INFORMATION SUPPLIED.

     (a) No representation or warranty by Target in this Plan of Merger, and no Exhibit or certificate issued by Target and furnished or to be furnished to Acquirer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

     (b) The Schedule 14D-9 (and any amendment or supplement thereto) will not, on the date of its filing with the Commission and the date it is first published, sent or given to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Target with respect to information supplied in writing by or on behalf of Acquirer or Subsidiary expressly for inclusion therein. The
Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     (c) The information supplied or to be supplied in writing by or on behalf of Target for inclusion in the Schedule 14D-1 will not, on the date the Schedule 14D-1 (and any amendment or supplement thereto) is filed with the Commission or on the date it is first published, sent or given to shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   SECTION 4

           REPRESENTATIONS AND WARRANTIES OF SUBSIDIARY AND ACQUIRER

     Subsidiary and Acquirer, jointly and severally, hereby represent and warrant to Target as follows:

4.1 ORGANIZATION, EXISTENCE AND CAPITAL STOCK.

     Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of Georgia. Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and registered in the name of Acquirer.

4.2 POWER AND AUTHORITY.

     Subsidiary has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Articles of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not and, subject to the receipt of required shareholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Articles of Incorporation or Bylaws of Subsidiary, or any agreement, instrument, order, judgment or decree to which Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which Subsidiary is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Subsidiary.

                                   SECTION 5

                   REPRESENTATIONS AND WARRANTIES OF ACQUIRER

     Acquirer hereby represents and warrants to Target as follows:

5.1 ORGANIZATION, EXISTENCE AND GOOD STANDING.

     Acquirer is a corporation duly organized and validly existing and is in good standing under the laws of the State of Louisiana. Acquirer has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. Acquirer is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary.

5.2 POWER AND AUTHORITY.

     Acquirer has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not and, subject to the receipt of required shareholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of Acquirer, or any provision of, or result in the acceleration of any obligation under, any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which Acquirer is a party or by which it is bound, or violate any restrictions of any kind to which Acquirer is subject. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of Acquirer. This Plan of Merger has been duly executed and delivered by Acquirer and Subsidiary and, assuming this Plan of Merger constitutes a valid and binding obligation of Target, constitutes a valid and binding obligation of Acquirer and Subsidiary, enforceable against Acquirer and Subsidiary in accordance with its terms.

5.3 SUBSIDIARY COMMON STOCK.

     Acquirer owns, beneficially and of record, all of the issued and outstanding shares of Subsidiary Common Stock, which are duly authorized, validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. Acquirer has the corporate power to endorse and surrender such Subsidiary Shares for cancellation pursuant to the Plan of Merger. At or prior to consummation of the Merger, Acquirer will have taken all such actions as may be required in its capacity as the sole shareholder of Subsidiary to approve the Merger.

5.4 SOLVENCY.

     At the Effective Time and after giving effect to any changes in the Surviving Corporation's assets and liabilities as a result of the Merger, the Surviving Corporation will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), or (b) have unreasonably small capital with which to engage in its business, or (c) have incurred or plan to incur debts beyond its ability to pay as they become due.

5.5 FINANCING.

     At or prior to the date of the scheduled commencement of the Offer, Acquirer will have received, and will have delivered to Target a copy of, a binding commitment from a reputable financial institution to provide financing sufficient to fund the cash necessary to consummate the Offer and the Merger. At or prior to completion of the Offer and the Merger, Acquirer will have, or will have available to it pursuant to credit facilities, and will provide, or will cause to be provided to Subsidiary, the funds necessary to consummate the Offer and the Merger.

5.6 NO VIOLATIONS.

     Subject to compliance with applicable securities laws and the HSR Act, the consummation of the Merger will not violate any law or restriction to which Acquirer is subject.

5.7 NO UNTRUE REPRESENTATION; INFORMATION SUPPLIED.

     (a) No representation or warranty by Acquirer in this Plan of Merger, and no Exhibit or certificate issued by Acquirer and furnished or to be furnished to Target pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statement or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

     (b) The Schedule 14D-1 (and any amendments or supplements thereto) will not, on the date filed with the Commission and first published, sent or given to shareholders of Target, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Acquirer or Subsidiary with respect to information supplied in writing by or on behalf of Target expressly for inclusion therein and information derived from documents filed by Target with the Commission. The Schedule 14D-1 will comply as to form in all material respects with the requirements of the Exchange Act and the regulations thereunder.

     (c) The information supplied or to be supplied in writing by or on behalf of Acquirer or Subsidiary for inclusion in the Schedule 14D-9 (and any amendments or supplements thereto) will not, on the date the Schedule 14D-9 is filed with the Commission and is first published, sent or given to shareholders of Target, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

5.8 COMMENCEMENT OF TENDER.

     Acquirer shall commence the Offer strictly in compliance with the first sentence of Section 1.1 hereof.

                                   SECTION 6

                      ACCESS TO INFORMATION AND DOCUMENTS

6.1 ACCESS TO INFORMATION.

     Between the date hereof and the Closing Date, each of Target and Acquirer will give to the other party and its counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records of such party and shall furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request. Each party will disclose and make available to the other party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such party. In addition, Target shall make available to Acquirer all such banking, investment and financial information as shall be necessary to allow for the efficient integration of Target banking, investment and financial arrangements with those of Acquirer at the Effective Time.

6.2 RETURN OF RECORDS.

     If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 6 or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be "Confidential Information" under the terms of the Confidentiality Agreement dated December 29, 1997, between Target and Acquirer (the "Confidentiality Agreement").

6.3 EFFECT OF ACCESS.

     (a) Nothing contained in this Section 6 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

     (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties.

                                   SECTION 7

                                   COVENANTS

7.1 PRESERVATION OF BUSINESS.

     Target will use reasonable commercial efforts to preserve the business organization of Target intact, to keep available to Acquirer and the Surviving Corporation the services of the present employees of Target, and to preserve for Acquirer and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with Target.

7.2 MATERIAL TRANSACTIONS.

     Prior to the Effective Time, Target will not (other than as required pursuant to the terms of the Plan of Merger and the related documents, and other than with respect to transactions for which binding commitments have been entered into prior to the date hereof which are described on Exhibit 7.2 to the Disclosure Schedule), without first obtaining the written consent of Acquirer and the consent of a majority of Independent Directors:

          (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of Target, other than in the ordinary course of business or as otherwise disclosed herein.

          (b) Enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to Target except as provided herein.

          (c) Make any capital expenditure or commitment therefor or enter into any contract or agreement (i) which cannot be performed within three months or less, or (ii) which involves the expenditure of over $250,000.

          (d) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of Target, other than pursuant to the stock options outstanding as of the date hereof.

          (e) Make any contribution, payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with Target's usual past practice, or establish or enter into any new plan or contract or arrangement or make any change in any existing plan, contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, or terminate any Plan.

          (f) Increase indebtedness for borrowed money or extend a material amount of credit to anyone, except in the ordinary course of business consistent with prior practices.

          (g) Guarantee the material obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

          (h) Amend its Articles of Incorporation or Bylaws.

          (i) Enter into any option to purchase or purchase agreement or buy any real property, or enter into any new leases or renewals of existing leases on real property, or open new restaurant locations (unless contractually committed to do so).

          (j) Take any action of a character described in Section 3.9(b)(i) to 3.9(b)(ix), inclusive.

7.3 MEETING OF TARGET SHAREHOLDERS.

     (a) Promptly after consummation of the Offer, Target shall prepare and file with the Commission, if required by federal securities laws, a preliminary form of the proxy statement (the "Proxy Statement") to be mailed to the shareholders of Target in connection with the meeting of such shareholders to consider and vote upon the Merger (the "Special Meeting"). Target will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act. Target will notify Acquirer of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Acquirer with copies of all correspondence between Target or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement prior to its being filed with the Commission and shall give Acquirer and its counsel the reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with or sent to the Commission. Target agrees to use its commercially reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the Commission. As promptly as practicable after the Proxy Statement has been cleared by the Commission, Target shall mail the Proxy Statement to its shareholders. If at any time prior to the approval of this Plan of Merger by Target's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, Target will prepare and mail to its shareholders such an amendment or supplement.

     (b) If necessary to consummate the Merger, Target will take all steps necessary in accordance with its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders (the "Special Meeting") as soon as reasonably appropriate, for the purpose of approving this Plan of Merger and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of Target (subject to the provisions of Section 8.1(d) hereof) will
(i) recommend to Target shareholders the approval of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the shareholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use reasonable, good faith efforts to obtain the approval by Target's shareholders of this Plan of Merger and the transactions contemplated hereby.

     (c) At the Special Meeting, Acquirer and Subsidiary and its direct and indirect subsidiaries shall vote, or cause to be voted, all Shares owned by them in favor of the Merger.

7.4 EXEMPTION FROM STATE TAKEOVER LAWS.

     Target shall take all reasonable steps necessary to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of Target's Board of Directors or otherwise.

7.5 HSR ACT COMPLIANCE.

     Acquirer and Target shall promptly make their respective filings, and shall thereafter use their reasonable, good faith efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated hereby. Acquirer and Target will use their respective reasonable, good faith efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

7.6 PUBLIC DISCLOSURES.

     Acquirer and Target will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the New York Stock Exchange. The parties shall issue a joint press release, mutually acceptable to Acquirer and Target, promptly upon execution and delivery of this Plan of Merger.

7.7 RESIGNATION OF TARGET DIRECTORS.

     On or prior to the Closing Date, Target shall deliver to Acquirer evidence satisfactory to Acquirer of the resignation of the Directors of Target, such resignations to be effective on the Closing Date.

7.8 NOTICE OF SUBSEQUENT EVENTS.

     Each party hereto shall notify the other parties of any changes, additions or events which would cause any material change in or material addition to any Exhibit to the Disclosure Schedule delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 7.8, cause the conditions set forth in Section 9.2(b) or 9.3(b) not to be met, the non-notifying party may, within ten days after receipt of such notice, elect to terminate this Plan of Merger. If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Plan of Merger by reason thereof.

7.9 NO SOLICITATION.

     (a) From and after the date hereof, Target shall not, and shall not permit any of its directors, officers, attorneys, financial advisors, agents or other representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as hereinafter defined) from any person. In addition, Target shall, and shall cause its directors, officers, attorneys, financial advisors, agents and other representatives to, immediately cease any existing discussions or negotiations, or other activities referred to in the immediately preceding sentence, with any person conducted heretofore with respect to any of the foregoing matters referred to in the immediately preceding sentence. Notwithstanding the foregoing, Target may (i) furnish information pursuant to a customary confidentiality agreement concerning Target and its businesses, properties or assets to a third party who has, without solicitation by Target, indicated that it is interested in making a Takeover Proposal after the date hereof, (ii) engage in discussions or negotiations with such a third party who has made an unsolicited Superior Proposal after the date hereof, and/or (iii) following receipt of an unsolicited Superior Proposal after the date hereof, take and disclose to its shareholders a position contemplated by Rule 14e-2 (a) under the Exchange Act or otherwise make disclosure to its shareholders, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of Target shall have concluded in good faith, after consultation with its outside counsel, that such action is a necessary exercise of its fiduciary duties to the shareholders of Target under Georgia law; provided that the Board of Directors of Target shall not take any of the actions referred to in clauses (i) through (iii) above until after it has delivered notice of such actions to Acquirer. As used in this Plan of Merger:
(i) "Takeover Proposal" means any proposal or offer, or any expression of interest by any person relating to Target's willingness or ability to receive or discuss any proposal or offer (other than a proposal or offer by Acquirer or Subsidiary), for any tender or exchange offer, merger, consolidation, recapitalization or other business combination involving Target or the acquisition in any manner of a substantial equity interest in (10% or more), or a substantial portion of the assets of, Target or any other similar transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Offer, the purchase of Shares pursuant to the Offer or the Merger; and (ii) "Superior Proposal" means a bona fide written proposal or offer made by any person to acquire Target pursuant to any tender or exchange offer, merger, consolidation, recapitalization or other business combination or acquisition of all or substantially all of the assets of Target on terms that the Board determines in good faith, and in the exercise of sound and reasonable judgment (after consultation with outside legal counsel and independent financial advisors), to be more favorable to Target and its shareholders than the transaction contemplated hereby (taking into account any fees or expenses payable hereunder or thereunder and conditions to consummation) and for which any required financing is committed or that, in the good faith judgment of the Board (after consultation with independent financial advisors), is reasonably capable of being financed by such person. Without limiting any other remedies available to Target, the provisions of this paragraph (a) shall be suspended for so long as Acquirer may be in breach of its obligations under Section 5.8 of this Agreement.

     (b) Target shall promptly advise Acquirer orally and in writing of the receipt of any proposal it believes to be a Takeover Proposal, the material terms and conditions thereof, and the identity of the person making any such proposal or inquiry (the "Notice of Takeover Proposal"). Target will keep Acquirer fully informed of the status and details of any such proposal or inquiry. The parties understand and agree that Target shall be entitled to disclose to its shareholders any information that is required by applicable Law (including without limitation the Exchange Act) regarding any such proposal or inquiry.

     (c) Target agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which Target is a party.

7.10 OTHER ACTIONS.

     Subject to the provisions of Section 7.9 hereof, none of Target, Acquirer and Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of Target or Acquirer to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a Material Adverse Effect on the Surviving Corporation or which would otherwise materially impair the ability of Target or Acquirer to consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

7.11 COOPERATION.

     (a) Acquirer and Target shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and (iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

     (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of Acquirer and Target shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby, subject to the vote of Target's shareholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of Acquirer and Target will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

7.12 TARGET EMPLOYEES.

     Acquirer shall retain all employees of Target who are employed at the Effective Time as employees-at-will (except to the extent that such employees are parties to contracts providing for other employment terms, in which case such employees shall be retained in accordance with the terms of such contracts) and shall provide such employees with the same customary employee benefits as Acquirer provides its existing employees. Acquirer shall cause Target to honor Target stay bonus arrangements as in effect immediately prior to the date hereof, copies of which have been provided to Acquirer. Exhibit 7.12 describes the parties to whom such stay bonus letters have been delivered. Acquirer shall give employees of Target credit for their respective periods of employment with Target prior to the Effective Time for purposes of determining their eligibility for vesting, level of participation, and benefit accrual (other than benefit accrual under Acquirer's defined benefit pension plan) in any employee benefit program, plan or arrangement which the Surviving Corporation adopts, maintains or contributes to following the Effective Time.

7.13 INDEMNIFICATION.

     (a) Target shall, and from and after the Effective Time, Acquirer and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Plan of Merger an officer or director of Target (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of Target pertaining to any matter existing or occurring at or prior to the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Plan of Merger, the Merger or any other transactions contemplated hereby or thereby, in each case to the same extent as such Indemnified Parties were entitled to be indemnified under the articles of incorporation and bylaws of Target as in effect on December 31, 1997 (and Acquirer and the Surviving Corporation, as the case may be, will pay expenses, including through advancement to the full extent provided in Target's articles of incorporation or bylaws as in effect on December 31, 1997. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and Target (or them and Acquirer and the Surviving Corporation after the Effective Time), (ii) Target (or after the Effective Time, Acquirer and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) Target (or after the Effective Time, Acquirer and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of Target, Acquirer or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.13, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Target, Acquirer or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 7.13 except to the extent such failure prejudices such party), and shall deliver to Target (or after the Effective Time, Acquirer and the Surviving Corporation) the undertaking contemplated by Section 14-2-855 of the GBCC. The Indemnified Parties as a group may retain only one law firm to represent them with respect to such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (b) The provisions of this Section 7.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     (c) Acquirer shall pay for the insurance premiums required for any extension of Target's D&O insurance policy following the Closing Date for a "discovery" period elected under such insurance policy covering the officers and directors of Target for a period of six years or shall provide comparable coverage for the same period under Acquirer's D&O insurance policy for all directors and officers of Target, covered by Target's policy.

     (d) The rights to indemnification granted by this Section 7.13 are subject to the following limitations: (i) the total aggregate indemnification to be provided by Acquirer and/or Surviving Corporation (exclusive of insurance coverage available) pursuant to this Section 7.13 will not exceed, as to all of the Indemnified Parties described herein as a group, the sum of $10 million, and Acquirer shall have no responsibility to any Indemnified Party for the manner in which such sum is allocated among that group (but the Indemnified Parties may seek reallocation among themselves); (ii) amounts otherwise required to be paid by Acquirer to an Indemnified Party pursuant to this Section 7.13 shall be reduced by any amounts that such Indemnified Party has recovered by virtue of the claim for which indemnification is sought and Acquirer shall be reimbursed for any amounts paid by Acquirer that such Indemnified Party subsequently recovers by virtue of such claim; (iii) no Indemnified Party shall be entitled to indemnification for any claim made or threatened prior to the Closing Date of which such Indemnified Party or Target was aware but did not promptly disclose to Acquirer prior to the execution of this Plan of Merger, if the claim or threatened claim was known on or before such time, or prior to the Closing Date, if such claim became known after execution of this Plan of Merger, provided that all matters disclosed in the Disclosure Schedule to this Plan of Merger shall be deemed to have been disclosed to Acquirer by all of such Indemnified Parties for purposes of this Section 7.13(d); and (iv) any claim for indemnification pursuant to this Section 7.13 must be submitted in writing to the Chief Executive Officer of Acquirer promptly upon such Indemnified Party becoming aware of such claim and, in no event, more than ten years from the Effective Date, provided that any such failure to advise promptly has a prejudicial effect on Acquirer.

7.14 TERMINATION OF PLANS.

     (a) No further discount stock purchases shall be permitted with director fees through the Morrison Fresh Cooking, Inc. Stock Incentive and Deferred Compensation Plan for Directors.

     (b) All changes of control agreements between Target and any officer or director of Target shall be terminated at or prior to the Effective Date.

                                   SECTION 8

                       TERMINATION, AMENDMENT AND WAIVER

8.1 TERMINATION.

     This Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of shares of Target Common Stock:

          (a) by mutual written consent of Acquirer and Target;

          (b) by either Acquirer or Target:

             (i) if, upon a vote at a duly held meeting of shareholders or any adjournment thereof, any required approval of the holders of shares of Target Common Stock shall not have been obtained;

             (ii) if the Merger shall not have been consummated on or before October 31, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of shareholders;

             (iii) if any court of competent jurisdiction or other Governmental or Regulatory Authority shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibited the Merger and such Order or other action shall have become final and nonappealable;

             (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger); or

             (v) if either Acquirer or Target gives notice of termination as a non-notifying party pursuant to Section 7.8;

             (vi) the Offer shall be terminated or expire in accordance with its terms without the purchase of Shares pursuant thereto; provide, however, that neither party shall be entitled to terminate for such reason if the cause thereof is a breach by such party of any of its obligations under this Plan of Merger;

             (vii) if (a) all of the conditions to the obligation of such party to effect the Merger set forth in Section 9.1 shall have been satisfied and (b) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of Acquirer) or Section 9.3 (in the case of Target) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii);

          (c) by Target if:

             (i) Target receives a Superior Proposal (defined in Section 7.9) prior to the consummation of the Offer; provided that, prior to terminating this Plan of Merger, (A) Target shall have provided the Notice of Takeover Proposal in accordance with the first sentence of
        Section 7.9(b), and (B) Target shall have paid to Acquirer the Fee required pursuant to Section 8.6; or

             (ii) the Offer has not been timely commenced in accordance with
        Section 1.1; or

          (d) by Acquirer and Subsidiary, if:

             (i) the Board shall have withdrawn or modified, in any manner adverse to Acquirer and Subsidiary, the approval or recommendation by the Board of this Plan of Merger, the Offer or the Merger or approved or recommended any Takeover Proposal (defined in Section 7.9), or shall have resolved to do any of the foregoing; or

             (ii) (A) a Takeover Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to Target and (B) Target shall not have rejected such Takeover Proposal within 15 business days (or 10 business days if required by the federal securities laws) after the earlier of its receipt thereof or the date its existence first becomes publicly disclosed.

8.2 EFFECT OF TERMINATION.

     In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2, 8.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

8.3 AMENDMENT.

     This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of shares of Target Common Stock; provided, however, that after any such approval, there shall be made no amendment that requires further approval by such shareholders without the further approval of such shareholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 EXTENSION; WAIVER.

     At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights, except as otherwise provided in Section 7.8.

8.5 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER.

     A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Acquirer, Subsidiary or Target, action by its Board of Directors or the duly authorized designee of the Board of Directors.

8.6 EXPENSES; BREAK-UP FEES.

     (a) All costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated hereby shall be paid by the party incurring such expense.

     (b) If:

          (i) this Plan of Merger is terminated by Acquirer and Subsidiary pursuant to Section 8.1(d)(i) hereof or by Target pursuant to Section 8.1(c)(i); or

          (ii) (A) this Plan of Merger is terminated (1) by Acquirer and Subsidiary pursuant to Section 8.1(d)(ii), or 8.1(b)(iv), (v) or (vii) hereof, or (2) by Acquirer and Subsidiary or by Target pursuant to Section 8.1(b)(iii) hereof, but only if the Order, ruling or other action by the Governmental or Regulatory Authority giving rise thereto is issued or taken as a result of an action, suit or proceeding in which a Third Party who has made a Takeover Proposal or Superior Proposal is a participant or which involves issues arising out of a Takeover Proposal or Superior Proposal, and, --

          (B) within 12 months thereafter, either (1) Target enters into an agreement with respect to any Third Party Acquisition or (2) any Third Party Acquisition occurs, and,

          (C) after the execution and delivery of this Plan of Merger but prior to such termination, (1) Target (or its agents) had discussions with respect to such Third Party Acquisition, (2) Target (or its agents) furnished information with respect to or with a view to such Third Party Acquisition or (3) a Third Party announced an interest publicly with respect to any Third Party Acquisition, or indicated an interest or made a proposal with respect to any Third Party Acquisition and thereafter such indication or proposal became public, or, with respect to any Third Party that announced an interest publicly prior to the date hereof with respect to any Third Party Acquisition, or indicated an interest or made a proposal prior to the date hereof with respect to any Third Party Acquisition, such Third Party indicated publicly its continued interest with respect to such Third Party Acquisition, or indicated its continued interest or amended any previous proposal with respect to such Third Party Acquisition and thereafter such indication or amendment became public;

then Target shall pay to Acquirer within two business days following any such termination under paragraph (i) above or within two business days following the closing of a Third Party Acquisition described in paragraph (ii)(B) in the event of any such termination under paragraph (ii) above, a fee, in cash and in immediately available funds, of $2.6 million (inclusive of all out-of-pocket expenses) (the "Fee"); provided, however, that Target in no event shall be obligated to pay more than one Fee with respect to all such terminations; provided, further, that Target shall not be obligated to pay the Fee pursuant to this Section if Acquirer or Subsidiary shall be in material breach of its covenants or agreements in this Plan of Merger, and, provided, further, that Target shall reimburse Acquirer for all reasonable attorneys' fees and other out-of-pocket expenses incurred with collecting a Fee hereunder if it is ultimately determined that a Fee is payable by Target hereunder.

     (c) For purposes of this Section:

          "Third Party" means any person other than Acquirer or Subsidiary or any affiliate thereof.

          "Third Party Acquisition" means the occurrence of any of the following events, in a single transaction or a series of related transactions: (i) the acquisition of Target by merger, tender offer, exchange offer or otherwise by any Third Party; (ii) the acquisition by a Third Party of 30% or more of the assets of Target and its subsidiaries, taken as a whole,
     (iii) the acquisition by a Third Party or Target of more than 30% of the outstanding Shares; or (iv) the adoption by Target of a plan of liquidation or the declaration or payment of an extraordinary dividend. Target acknowledges that the provisions contained in this Section 8.6 are an integral part of the transactions contemplated by this Plan of Merger, and that, without these provisions, Acquirer would not enter into this Plan of Merger.

                                   SECTION 9

                             CONDITIONS TO CLOSING

9.1 MUTUAL CONDITIONS.

     The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date of the following conditions (any of which may be waived in writing by Acquirer and Target):

          (a) None of Acquirer, Subsidiary or Target nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of Acquirer effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of Target.

          (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

          (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (d) The holders of Target Common Stock shall have approved the adoption of this Plan of Merger and any other matters submitted to them in accordance with the provisions of Section 7.3 hereof.

          (e) Subsidiary shall have purchased all Shares validly tendered pursuant to the Offer.

9.2 CONDITIONS TO OBLIGATIONS OF ACQUIRER AND SUBSIDIARY.

     The obligations of Acquirer and Subsidiary to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by Acquirer and Subsidiary):

          (a) Each of the agreements of Target to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and Target shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

          (b) The representations and warranties of Target set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that Target shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by Acquirer) under Section 7.2. Acquirer and Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of Target, dated the Closing Date, certifying in such detail as Acquirer and Subsidiary may reasonably request as to the fulfillment of the foregoing conditions.

          (c) Acquirer shall have received an opinion from Powell, Goldstein, Frazer & Murphy LLP in customary form and reasonably satisfactory to Acquirer.

9.3 CONDITIONS TO OBLIGATIONS OF TARGET.

     The obligations of Target to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by Target):

          (a) Each of the agreements of Acquirer and Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and Acquirer and Subsidiary shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

          (b) The representations and warranties of Acquirer set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). Target shall have been furnished with a certificate, executed by duly authorized officers of Acquirer and Subsidiary, dated the Closing Date, certifying in such detail as Target may reasonably request as to the fulfillment of the foregoing conditions.

          (c) Target shall have received an opinion from Jones, Walker, Waechter, Poitevent, Carrere & Denegre, L.L.P, in customary form and reasonably satisfactory to Target.

                                   SECTION 10

                                 MISCELLANEOUS

10.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES.

     None of the representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

10.2 NOTICES.

     Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

        If to Acquirer:

          Piccadilly Cafeterias, Inc.
          3232 Sherwood Forest Boulevard
          Baton Rouge, Louisiana 70816
          Attention: Chairman

        with a copy to:

          Jones, Walker, Waechter, Poitevent, Carrere & Denegre
          First NBC Center
          51st Floor
          201 St. Charles Avenue
          New Orleans, Louisiana 70170-5100
          Attention: Curtis R. Hearn

        If to Target:

          Morrison Restaurants Inc.
          3300 Highlands Parkway
          Suite 130
          Atlanta, Georgia 30082
          Attention: Chairman

        with a copy to:

          Powell, Goldstein, Frazer & Murphy LLP
          16th Floor
          191 Peachtree Street, N.E.
          Atlanta, Georgia 30303
          Attention: Walter G. Moeling, IV

     All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

10.3 FURTHER ASSURANCES.

     Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

10.4 GOVERNING LAW.

     This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Georgia, applied without giving effect to any conflicts-of-law principles.

10.5 DEFINITIONS.

     "Including." The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

     "Knowledge." "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer or Chief Financial Officer of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

     "Material Adverse Change" or "Material Adverse Effect." "Material Adverse Change" or "Material Adverse Effect" means, when used in connection with Target or Acquirer, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries taken as a whole or to the ability of such party to perform its obligations hereunder or to consummate the transactions contemplated hereby, including the Offer and the Merger; provided, however, that "Material Adverse Change" and "Material Adverse Effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles and (ii) the public announcement of the Merger and compliance with the provisions of this Plan of Merger, and (iii) any charges resulting from any restructuring or other similar charges or write-offs taken by Target with the consent of Acquirer; provided, however, that a decline in same store customer traffic consistent with previous quarterly trends, which have ranged between 5.4% and 10.9% (over the previous annual period) for the first three fiscal quarters of Target, and the corresponding negative financial results, shall not be deemed to constitute a Material Adverse Change or Material Adverse Effect with respect to Target.

10.6 CAPTIONS.

     The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

10.7 INTEGRATION OF EXHIBITS.

     All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

10.8 ENTIRE AGREEMENT.

     This instrument, including all Exhibits attached hereto, together with the Confidentiality Agreement, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby.

10.9 COUNTERPARTS.

     This Plan of Merger may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

10.10 BINDING EFFECT.

     This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and, except as provided in Section 7.13, no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

10.11 NO RULE OF CONSTRUCTION.

     The parties acknowledge that this Plan of Merger was initially prepared by Acquirer, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

     IN WITNESS WHEREOF, Acquirer, Subsidiary and Target have caused this Plan and Agreement of Merger to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                                            MORRISON RESTAURANTS INC.

                                            By     /s/ RONNIE L. TATUM

                                             -----------------------------------
                                             Name: Ronnie L. Tatum
                                             Title:  Chief Executive Officer

ATTEST:

      /s/ MITCHELL S. BLOCK
------------------------------------
             Secretary

[CORPORATE SEAL]

                                            PICCADILLY CAFETERIAS, INC.

                                            By    /s/ RONALD A. LABORDE

                                             -----------------------------------
                                                      Ronald A. LaBorde
                                                President and Chief Executive
                                                            Officer

ATTEST:

      /s/ BRIAN VON GRUBEN
------------------------------------
             Secretary

[CORPORATE SEAL]

                                            PICCADILLY ACQUISITION
                                              CORPORATION

                                            By    /s/ RONALD A. LABORDE

                                             -----------------------------------
                                                      Ronald A. LaBorde
                                                          President

ATTEST:

       /s/ J. FRED JOHNSON
------------------------------------
             Secretary

[CORPORATE SEAL]

                                                                         ANNEX A

                            CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Subsidiary shall not be required to accept for payment or pay for any tendered Shares, and may terminate or amend the Offer and may postpone the acceptance for payment and payment for tendered Shares, if (i) there are not validly tendered prior to the expiration of the Offer (the "Expiration Date") and not withdrawn a number of Shares which constitutes on the date of purchase at least 66 2/3% of the outstanding Shares on a fully diluted basis (the "Minimum Condition") or (ii) at any time before the time of payment for such Shares (whether or not Shares have been accepted for payment or paid for pursuant to the Offer), any of the following events (each, an "Event") shall occur:

          (a) there shall have been instituted or pending any action or proceeding by or before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which is reasonably likely to (i) restrain or prohibit the consummation of the Offer or the Merger, or obtain any material damages in connection therewith, (ii) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (iii) impose material limitations on the ability of Acquirer or Subsidiary (or any of their affiliates) effectively to acquire or hold, or requiring Acquirer, Subsidiary or Target or any of their respective affiliates or subsidiaries to dispose of or hold separate, any of the assets or the business of Acquirer or Subsidiary and their affiliates taken as a whole or Target or otherwise have a Material Adverse Effect on Acquirer or Target or (iv) impose material limitations on the ability of Acquirer (or its affiliates) to exercise full rights of ownership of the Shares purchased by it on all matters properly presented to the shareholders of Target; or

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any state, federal or governmental authority or by any court, any statute, rule, regulation, judgment, decree, order or injunction, that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses
     (i) through (iv) of subsection (a) above; or

          (c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of Subsidiary, a material acceleration or worsening thereof; or

          (d) the Plan of Merger shall have been terminated in accordance with its terms; or

          (e) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall not have expired or been terminated; or

          (f) any of the representations or warranties made by Target in the Merger Agreement shall not have been true and correct in all material respects when made, or shall thereafter have ceased to be true and correct in all material respects on the Expiration Date (other than (i) changes in or disruptions of Target's business resulting from the execution of the Plan of Merger or the announcement of the Offer and the Merger, and (ii) representations and warranties made as of a specified date), or Target shall not in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it under the Plan of Merger and Target fails to cure such breach within five days after notice thereof is given by Subsidiary, but in no event later than the Expiration Date; or

          (g) a Material Adverse Change shall have occurred with respect to Target;

          (h) Target's Board shall have withdrawn or modified, in any manner adverse to Acquirer and Subsidiary, the approval or recommendation by the Board of the Plan of Merger, the Offer or the Merger or approved or recommended any Takeover Proposal or shall have resolved to do any of the foregoing.

which, in the reasonable discretion of Subsidiary, in any case, giving rise to any such condition, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

     The foregoing conditions are for the sole benefit of Acquirer and Subsidiary and may be asserted by Acquirer or Subsidiary regardless of the circumstances giving rise to any such condition and may be waived by Acquirer or Subsidiary in whole or in part at any time and from time to time in their sole discretion, except as otherwise provided in the Plan of Merger with respect to the Minimum Condition and compliance with the HSR Act. Acquirer's or Subsidiary's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                      APPENDIX B

                            [WHEAT FIRST UNION LOGO]
CONFIDENTIAL

April 22, 1998

Board of Directors
Morrison Restaurants Inc.
3300 Highlands parkway
Suite 130
Atlanta, Georgia 30082

Members of the Board:

     You have asked us to advise you with respect to the fairness to the stockholders of Morrison Restaurants Inc. ("Morrison") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Plan and Agreement of Merger, dated as of April 22, 1998 (the "Merger Agreement"), among Morrison, Piccadilly Cafeterias, Inc. ("Acquiror"), and a wholly-owned subsidiary of Acquiror ("Merger Sub"). The Merger Agreement provides, among other things, for (i) Merger Sub to make a tender offer (the "Offer") for all outstanding shares of common stock, par value $.01 per share, of Morrison, including the associated rights to purchase shares of Series A Junior Participating Preferred Stock (collectively, "Morrison Common Stock") at a price of $5.00 per share in cash (the "Consideration"), and (ii) the merger (the "Merger") of Morrison with and into Merger Sub, as soon as practicable following the expiration or termination of the Offer, with each share of Morrison Common Stock being converted into the right to receive the Consideration and each outstanding option to purchase Morrison Common Stock being cashed out simultaneously with the Merger such that no options to acquire Morrison Common Stock would exist following the Merger.

     In arriving at our opinion, we have, among other things:

          (i) reviewed certain publicly available business and financial information relating to Morrison;

          (ii) reviewed certain other information, including financial forecasts, provided to us by Morrison, and have met with Morrison's management to discuss the business and prospects of Morrison;

          (iii) considered certain financial data of Morrison and compared that data with similar data for publicly held companies in businesses similar to those of Morrison;

          (iv) considered the financial terms of certain other business combinations and other transactions which have recently been effected;

          (v) reviewed the financial terms and conditions of the Merger Agreement; and

          (vi) considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Morrison's management as to the future financial performance of Morrison. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Morrison, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. In connection with our engagement, we approached third parties to solicit indications of interest in a possible acquisition of Morrison.

     We have acted as financial advisor to Morrison in connection with the Offer and the Merger and will receive a fee for our services, including for rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. As part of our investment banking business, we are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In the ordinary course of business, we or our affiliates may actively trade the debt and equity securities of Morrison and Acquiror for our or any such affiliate's own account or for the account of customers and, accordingly, may hold a long or short position in such securities. In addition, we and our affiliates in the past may have provided investment and commercial banking products and services for Morrison and Acquiror, their affiliates and other related persons.

     It is understood that this letter is for the information of the Board of Directors of Morrison in connection with its consideration of the Offer and the Merger and does not constitute a recommendation to any stockholder as to how such stockholders should vote on the proposed Merger or act in respect of the Offer. Our opinion does not address the relative merits of the transaction contemplated by the Merger Agreement as compared to any alternative business strategies that might exist for Morrison, nor does it address the effect of any other business combination in which Morrison might engage. This letter is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Wheat First Securities, Inc.'s prior written consent.

     Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deem relevant, we are of the opinion that, as of the date hereof, the Consideration is fair from a financial point of view to holders of Morrison Common Stock.

Very truly yours,

 /s/  WHEAT FIRST SECURITIES, INC.
------------------------------------
    Wheat First Securities, Inc.

                                                                      APPENDIX C

                                   ARTICLE 13
                                       OF
                       GEORGIA BUSINESS CORPORATION CODE

SEC. 14-2-1301 DEFINITIONS.

     As used in this article, the term:

          (1) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

          (2) "Corporate action" means the transaction or other action by the corporation that creates dissenters' rights under Code Section 14-2-1302.

          (3) "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

          (4) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

          (5) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

          (6) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

          (7) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

          (8) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 14-2-1302 RIGHT TO DISSENT.

     (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale of cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

             (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

     (c) Notwithstanding any other provisions of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to received notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

SEC. 14-2-1303 DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

SEC. 14-2-1320 NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

SEC. 14-2-1321 NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

          (1) Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

SEC. 14-2-1322 DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under Code
Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

     (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

          (4) Be accompanied by a copy of this article.

SEC. 14-2-1323 DUTY TO DEMAND PAYMENT.

     (a) A record shareholder sent a dissenters' notice described in Code
Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

     (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

     (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice is not entitled to payment for his shares under this article.

SEC. 14-2-1324 SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SEC. 14-2-1325 OFFER OF PAYMENT.

     (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code
Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (b) The offer of payment must be accompanied by:

          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement of that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2) A statement of the corporation's estimate of the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under Code
     Section 14-2-1327; and

          (5) A copy of this article.

     (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

SEC. 14-2-1326 FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

SEC. 14-2-1327 PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed or uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

     (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

          (2) The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his share and interest due.

SEC. 14-2-1330 COURT ACTION.

     (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

SEC. 14-2-1331 COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

     (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

          (2) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

     (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

SEC. 14-2-1332 LIMITATION OF ACTIONS.

     No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.

                                                                      APPENDIX D
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K

(Mark One)

       [X]
        ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED)

                     FOR THE FISCAL YEAR ENDED MAY 31, 1997

                                       OR

       [ ]
        TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)

           FOR THE TRANSITION PERIOD FROM ________________________ TO
                            ________________________

                         COMMISSION FILE NUMBER 1-14202
                          MORRISON FRESH COOKING, INC.

             (Exact name of Registrant as specified in its charter)

                     GEORGIA                                            63-1155967
         (State or other jurisdiction of                             (I.R.S. Employer
          incorporation or organization)                           Identification No.)
             THE HARTSFIELD COLONNADE
          4893 RIVERDALE ROAD, SUITE 260
                 ATLANTA, GEORGIA                                         30337
     (Address of principal executive offices)                           (Zip Code)

       Registrant's telephone number, including area code: (770) 991-0351

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                                  NAME OF EACH EXCHANGE
               TITLE OF EACH CLASS                                 ON WHICH REGISTERED
               -------------------                                ---------------------
           $0.01 par value Common Stock                          New York Stock Exchange

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE
                                (Title of class)

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES [X] NO [ ]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

     The aggregate market value of the voting stock held by non-affiliates of the Registrant, based upon the closing sale price of Common Stock on August 8, 1997 as reported on the New York Stock Exchange, was approximately $43,353,352. Shares of Common Stock held by each executive officer and director and by each person who owns 5% or more of the outstanding Common Stock have been excluded in that such persons may be deemed to be affiliates. This determination of affiliate status is not necessarily a conclusive determination for other purposes.

     The number of shares of the Registrant's common stock outstanding at August 8, 1997 was 9,248,715.

                      DOCUMENTS INCORPORATED BY REFERENCE:

     Portions of the Registrant's Annual Report to Shareholders for the fiscal year ended May 31, 1997 are incorporated by reference into Parts I and II.

     Portions of the Registrant's definitive proxy statement dated August 20, 1997 are incorporated by reference into Part III.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     INDEX

                                                                         PAGE
                                                                        NUMBER
                                                                        ------
                                    PART I
Item 1.   Business....................................................     D-3
Item 2.   Properties..................................................     D-7
Item 3.   Legal Proceedings...........................................     D-7
Item 4.   Submission of Matters to a Vote of Security Holders.........     D-7
          Executive Officers of the Company...........................     D-8

                                   PART II
Item 5.   Market for the Registrant's Common Equity and Related
            Stockholder Matters.......................................     D-8
Item 6.   Selected Financial Data.....................................     D-8
Item 7.   Management's Discussion and Analysis of Financial Condition
            and Results of Operations.................................     D-8
Item 8.   Financial Statements and Supplementary Data.................     D-9
Item 9.   Changes in and Disagreements with Accountants on Accounting
            and Financial Disclosure..................................     D-9

                                   PART III
Item 10.  Directors and Executive Officers of the Registrant..........     D-9
Item 11.  Executive Compensation......................................     D-9
Item 12.  Security Ownership of Certain Beneficial Owners and
            Management................................................     D-9
Item 13.  Certain Relationships and Related Transactions..............     D-9

                                   PART IV
Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form
            8-K.......................................................    D-10

                                     PART I

ITEM 1. BUSINESS.

INTRODUCTION

     Morrison Fresh Cooking, Inc. (the "Company" or "MFCI"), incorporated in 1995 in Atlanta, Georgia, owns and operates cafeterias, buffets and mall food court locations in the southeastern and mid-Atlantic regions of the United States. As of May 31, 1997, the Company operated a total of 154 units, consisting of 129 traditional cafeterias, 11 small cafeterias, 11 mall food court units and three buffets located in 13 states, making it one of the largest cafeteria companies in the Southeast.

     Prior to March 1996, the Company comprised the family dining business of Morrison Restaurants Inc. ("MRI"). On March 7, 1996, the shareholders of MRI approved the distribution of the common stock of MFCI to its shareholders (the "Distribution"). The effective date of the Distribution was March 9, 1996; MRI shareholders received one share of the Company's common stock for every four shares of MRI common stock then held.

     In connection with the Distribution, the Company filed a Registration Statement with the SEC on Form 10 (together with subsequent amendments, the "Form 10") under the Securities Exchange Act of 1934 with respect to the Company's common stock. The Form 10 became effective on March 4, 1996, and the Company stock commenced trading on the New York Stock Exchange on March 11, 1996.

BACKGROUND

     MRI, the former parent company, was founded in 1920 as a unique cafeteria concept in Mobile, Alabama. In 1928, with just eight cafeterias, the company had its first and only public stock offering. The first cash dividend on the common shares was declared in 1936, and dividends have been paid continuously for 61 years.

CONCEPT

     The Company operates in the "home-meal replacement" (also known as "comfort" food) segment of the restaurant industry. The Company's services appeal to customers seeking complete meals at affordable prices, in a convenient and home-like setting. While industry observers have labeled "home-meal replacement" as a trend of the 1990's, Morrison Fresh Cooking, Inc. has been operating in this market segment for 77 years.

STRATEGY

     Morrison Fresh Cooking, Inc.'s business strategy is to:

     - Emphasize future growth beyond existing mall-based units into convenient free-standing locations. New units will generally be smaller, more labor and energy efficient, and will be designed to evoke a contemporary and comfortable environment.

     - Re-engineer its cost-structure through state-of-the-art technology in information services, cooking equipment and quality control.

     - Emphasize more health-conscious and contemporary menu items without losing focus on traditional southern menu favorites.

     - Achieve operational excellence through competitive pricing, variety of menu items and employee training.

     - Focus growth in the southeast and mid-Atlantic regions to capitalize on existing brand-equity and name-recognition.

OPERATIONS

     The Company serves in excess of 42 million meals a year to a customer base in the southeast and mid-Atlantic regions. In the 1997 American Bus Association's annual survey of tour operators, the Company was rated as one of the Association's most favorite restaurant chains. In addition, the National Motor Coach Network rated the Company second in their 1997 survey. MFCI's meals are classic, all-American and freshly prepared, and are made from scratch according to their time tested recipes. Each day's menu offers the customer a wide variety of selections: fresh salads, home-style entrees, freshly prepared vegetables, daily baked breads, and home-baked pies or other desserts.

     MFCI's units offer a tremendous variety of menu items including 8-11 salads, 12 entrees, 12-15 vegetables, 6 types of breads, and 12-15 desserts. Complete or "bundled" meals can be purchased at prices ranging from $3.99 to $5.89 per meal. In excess of 70% of MFCI's customers select bundled meals. Menus are rotated daily to provide a varied dining experience and are adjusted to include seasonal favorites. This variety encourages customer loyalty and repeat business. The Company's typical customer visits the restaurants an average of
3.8 times per month.

     The traditional cafeteria, located in a shopping mall or on a free-standing site (both convenient to shopping and business developments as well as to residential areas), is approximately 10,000 square feet and seats approximately 250 customers. The new smaller cafeteria offers a contemporary appearance, featuring a new serpentine serving area that creates an open, airy environment to enhance viewing of the menu items by the customer. The small cafeterias are built in a contemporary design ranging from 6,200 to 6,800 square feet and seat approximately 180 guests. The dining area, accompanied by booths and wooden tables and chairs, creates a comfortable at-home atmosphere, and is intended to appeal to a broader, younger market. The small cafeterias are designed to provide convenient, customer-friendly take-out services.

     The mall food court units or quick service restaurants ("QSRs") are 600 to 1,200 square foot dining facilities, located primarily in the mid-Atlantic states. They feature many traditional menu selections for which MFCI is more commonly known, along with some new items. The QSRs offer several bundled value meal combinations in addition to a la carte pricing for selected items.

     The Company is undergoing a modernization program for its existing core cafeterias in order to improve their appeal to a larger customer base and increase the efficiency and customer-friendliness of the cafeterias' service lines. MFCI intends to continue remodeling efforts by concentrating on its units in demographic areas where this enhanced atmosphere would achieve the greatest results.

RESEARCH AND DEVELOPMENT

     The Company does not engage in any material research and development activities. Numerous studies are made, however, on a continuing basis, to improve menus, equipment, and methods of operations, including planning for new food-service concepts. In addition, the Company holds regular "focus group" discussions with existing, former and potential customers to determine ways to exceed customer expectations and increase customer satisfaction.

RAW MATERIALS

     Raw materials essential to the operation of the Company's business are obtained principally through national food distributors. Because of the relatively short storage life of inventories, limited storage facilities at the restaurants themselves, MFCI's requirement for freshness and the numerous sources of goods, a minimum amount of inventory is maintained at the units. If necessary, all essential food, beverage and operational products are available and can be obtained from alternative suppliers in all cities in which the Company operates.

     The Company, Morrison Health Care, Inc. ("MHCI") and Ruby Tuesday, Inc. ("RTI"), successor to MRI, have formed MRT Purchasing, LLC, a Georgia limited liability company ("MRT"), to serve as a purchasing cooperative, to maintain the volume purchasing bargaining position enjoyed by MRI prior to the Distribution by pooling their collective purchasing power and coordinating the purchase of certain food, equipment and services. Pursuant to MRT's Operating Agreement, MRT serves as the purchasing agent for the three companies by arranging for the purchase of products to be made directly between each of the three companies and suppliers. MRT has complete discretion to select vendors and brands for certain designated products ("core products") and to negotiate terms of purchasing arrangements for core products, including long-term contracts. To the extent feasible, MRT concludes purchasing arrangements under which each of the three companies has independent rights and obligations. With respect to any arrangement where each company's liabilities are not independent, RTI, MHCI and the Company cross indemnify MRT and each other with respect to their allocated share of liability for obligations to be performed and payment for goods purchased.

     RTI, MHCI and the Company are obligated to purchase all core products through MRT arrangements; non-core products may be purchased independently. The three companies are committed to these purchasing arrangements for an initial term of five years from the date of Distribution, which will automatically renew for additional five year terms. RTI, MHCI or the Company may terminate its participation in these purchasing arrangements upon six months prior notice, provided, however, that it will continue to honor its commitments under any then existing contract extending beyond the termination date. Approximately 92% of the total products purchased by the Company during fiscal 1997 would have constituted "core products" under the MRT purchasing cooperative.

     Each of RTI, MHCI and the Company have an equal equity interest in MRT. It is not intended, however, that MRT will generate income or profits. Employees are loaned by one of the three companies and all expenses incurred in connection with operating MRT are shared among the three companies pro rata, based on the relative value of time spent and expenses incurred by MRT on behalf of each of the companies.

     Existing long term purchasing arrangements are managed through MRT, which acts as agent for RTI, MHCI and the Company. In each case, purchasing obligations are allocated among the three companies based on past practice. To the extent feasible, MRT will seek to amend such arrangements to formalize the allocation of responsibilities and liabilities. In particular, MRI amended its agreement ("Supply Agreement") with PYA/Monarch, Inc. ("PYA") to allocate to the appropriate company certain divisional obligations to purchase from PYA a minimum percentage of produce, foodstuff and other supplies. In addition, the aggregate annual minimum dollar amount of purchases under the Supply Agreement has been allocated among RTI, MHCI and the Company.

TRADEMARKS OF THE COMPANY

     The Company has registered trademarks and service marks with the United States Patent and Trademark Office, including the Morrison's(R) trademark. MFCI believes that this and other related marks are of material importance to the Company's business. Registrations of the trademark Morrison's(R) expire in 2005, unless renewed. In addition, approval is pending for the registration of the trademark "Morrison's Fresh Cooking" by MFCI.

     The Company, MHCI and RTI have entered into Intellectual Property License Agreements (collectively, "IP Agreements") which provide for licensing to or among these companies of rights under trademarks, service marks, trade secrets and certain other intellectual property (collectively "Intellectual Property") owned by RTI, MHCI or the Company following the Distribution. The purpose of these IP Agreements is to provide RTI, MHCI and the Company with those continuing rights and licenses under such Intellectual Property following the Distribution necessary for the continued conduct of their respective businesses in accordance with practice prior to the Distribution.

MARKETING

     The Company's marketing strategy is to increase customer and potential customers' awareness of MFCI's strengths including variety, fresh cooking, bundled meals, speed of service, and value-based pricing. MFCI's marketing efforts focus on active advertising in television, radio and print media and local store promotions. In addition, the Company is committing resources to develop marketing manuals for each of its restaurants and increase its community involvement to become more of a part of the neighborhoods in which its restaurants are located.

WORKING CAPITAL PRACTICES

     Cash provided by operations, along with borrowings under the Company's revolving line of credit, are invested in new unit expansion, the renovation of existing units and dividends.

     Additional information concerning the working capital of the Company is incorporated herein by reference to information presented within the "Liquidity and Capital Resources" section of "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's 1997 Annual Report to Shareholders.

CUSTOMER DEPENDENCE

     No material part of the business of the Company is dependent upon a single customer, or a very few customers, the loss of any one of which would have a material adverse effect on MFCI.

COMPETITION

     The Company's activities in the restaurant industry are subject to vigorous competition relating to restaurant location and service, as well as quality, variety and value perception of the food products offered. The Company is in competition with other food service operations, with locally-owned operations as well as national and regional chains that offer the same type of services and products as MFCI. Management believes that competition in the "home-meal replacement" or "comfort food" market segment is based on price, food quality, variety and convenience. The Company believes it compares favorably with its competition in these areas.

IMPACT OF INFLATION

     In the past, the Company has been able to recover inflationary cost increases through increased menu prices. There have been, and there may be in the future, delays in implementing such menu price increases, and competitive pressures may limit MFCI's ability to recover such cost increases in their entirety. Historically, the effects of inflation on the Company's net income have not been materially adverse.

GOVERNMENT COMPLIANCE

     The Company is subject to various regulations at both the state and local levels for items such as zoning, land use, sanitation, health and fire safety, all of which could delay the opening of a new restaurant or the operation of an existing unit. MFCI's business is subject to various other regulations at the federal level such as health care, minimum wage and fair labor standards. Compliance with these regulations has not had, and is not expected to have, a material adverse effect on the Company's operations.

     There is no material portion of the Company's business that is subject to renegotiation of profits or termination of contracts or sub-contracts at the election of the Federal Government.

ENVIRONMENTAL COMPLIANCE

     Compliance with federal, state and local laws and regulations which have been enacted or adopted regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, is not expected to have a material effect upon the capital expenditures, earnings or competitive position of the Company.

PERSONNEL

     The Company employs approximately 7,800 full-time and part-time employees. MFCI believes that its relationship with its employees is good, that working conditions are favorable and employee compensation is comparable with its competition. None of the Company's employees are subject to a collective bargaining agreement.

SEASONALITY

     The Company's business is moderately seasonal. Average restaurant sales of MFCI are slightly higher during the winter months than during the summer months. As MFCI has many restaurants located in shopping malls and other retail locations, sales for these units increase over the holiday season. Overall, the variation is not material.

ITEM 2. PROPERTIES.

     Information regarding the Company's location by state and the number of operations is shown below.

     Of the 154 Company-operated restaurants, MFCI owns the building and holds long-term land leases for 10 restaurants, owns the land and building for 13 restaurants, holds leases covering land and building for 130 restaurants and owns the land and leases the building for one unit. These leases have terms that expire on various dates over the next 20 years, and generally provide for options to renew, in some cases at adjusted rentals. The leases may provide for escalation of rent during the lease term and generally provide for additional contingent lease payments based upon sales volume. The Company has a policy to remodel units as needed. Facilities and equipment are repaired and maintained to assure their adequacy, productive capacity and utilization.

     The Company's corporate headquarters for its executive and administrative personnel is located in Atlanta, Georgia in approximately 17,000 square feet of a leased building. The lease has a term ending in 1997, and annual lease payments are approximately $180,000. Additional administrative support is located in Mobile, Alabama; the lease term expires in 2001.

     Additional information concerning the properties of the Company and the lease obligations of MFCI is incorporated herein by reference to Note 3 of the Notes to Financial Statements included in the Annual Report to Shareholders for the fiscal year ended May 31, 1997.

     As of May 31, 1997, MFCI operated 154 locations in the following states:

Alabama.........................   18                Mississippi.....................    10
Florida.........................   51                North Carolina..................     5
Georgia.........................   26                South Carolina..................     8
Indiana.........................    1                Tennessee.......................     7
Kentucky........................    5                Virginia........................    16
Louisiana.......................    2                West Virginia...................     1
Maryland........................    4

ITEM 3. LEGAL PROCEEDINGS.

     The Company is presently, and from time to time, subject to pending claims and suits arising in the ordinary course of its business. In the opinion of Management, the ultimate resolution of these pending legal proceedings will not have a material adverse effect on MFCI's operations or financial position.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

     None.

EXECUTIVE OFFICERS OF THE COMPANY

     Executive officers of the Company are appointed by and serve at the discretion of the Company's Board of Directors. Information regarding the Company's executive officers as of August 8, 1997 is provided below.

                                                                                      EXECUTIVE
                                                                                       OFFICER
          NAME             AGE               POSITION WITH THE COMPANY                  SINCE
          ----             ---               -------------------------                ---------
Ronnie L. Tatum..........  57    Chief Executive Officer                                1996
Craig D. Nelson..........  43    Senior Vice President, Finance and Assistant           1996
                                 Secretary
William M. Byrd..........  40    Senior Vice President, Operations                      1996
Mitchell S. Block........  44    Vice President, General Counsel and Secretary          1996

     Ronnie L. Tatum is Chief Executive Officer of the Company. He was President of the Family Dining Division of MRI's Morrison Group from March 1994 until the Distribution in March 1996. Mr. Tatum served as President of MRI's Family Dining Group from March 1993 to March 1994, and Senior Vice President of MRI's Family Dining Group from 1990 to March 1993.

     Craig D. Nelson is Senior Vice President of Finance and Assistant Secretary of the Company. He was Vice President, Controller of MRI's Morrison Group from July 1994 to March 1996. Mr. Nelson served as Vice
President/Controller -- Family Dining Division from November 1990 to July 1994. He joined MRI in 1976.

     William M. Byrd is Senior Vice President of Operations of the Company. He was Vice President, Operations of MRI's Family Dining Division from October 1995 to March 1996, then of the Company until September 1996. Previously, Mr. Byrd was Regional Vice President for Daka International from July 1995 to October 1995. Prior to that he was Operations Director at the Pizza Hut Division of Pepsico.

     Mitchell S. Block is Vice President, General Counsel and Secretary of the Company. Previously, he was Real Estate Attorney of MRI's Ruby Tuesday Group from April 1993 to March 1996. Prior to joining the Company, Mr. Block was Vice President, General Counsel and Secretary for Wyatt Cafeterias, Inc. in Dallas, Texas, where he worked from March 1986 to April 1993.

                                    PART II

ITEM 5.MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
       MATTERS.

     Certain information required by this item is incorporated herein by reference to Note 13 of the Notes to Financial Statements of the Registrant's Annual Report to Shareholders for the fiscal year ended May 31, 1997.

ITEM 6.SELECTED FINANCIAL DATA.

     The information contained under the caption "Summary of Operations" of the Registrant's Annual Report to Shareholders for the fiscal year ended May 31, 1997 is incorporated herein by reference.

ITEM 7.MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     The information contained under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Registrant's Annual Report to Shareholders for the fiscal year ended May 31, 1997 is incorporated herein by reference.

ITEM 8.FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

     The following financial statements and the related report of the Company's independent auditors contained in the Registrant's Annual Report to Shareholders for the fiscal year ended May 31, 1997, are incorporated herein by reference:

     Statements of Operations -- fiscal years ended May 31, 1997 June 1, 1996 and June 3, 1995.

     Balance Sheets -- As of May 31, 1997 and June 1, 1996

     Statements of Stockholders' Equity -- fiscal years ended May 31, 1997, June 1, 1996 and June 3, 1995.

     Statements of Cash Flows -- fiscal years ended May 31, 1997, June 1, 1996 and June 3, 1995.

     Notes to Financial Statements.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

     None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY.

     The information regarding directors of the Company is incorporated herein by reference to the information set forth in the table captioned "Director and Director Nominee Information" under "Election of Directors' in the definitive proxy statement of the Registrant dated August 20, 1997, relating to the Registrant's annual meeting of shareholders to be held on September 24, 1997.

     Pursuant to Form 10-K General Instruction G(3), the information regarding executive officers of the Company has been included in Part I of this Report under the caption "Executive Officers of the Company".

     MFCI has established Audit, Compensation and Stock Option, and Nominating Committees of the Board. Members of the Audit and Compensation and Stock Option Committees are not to be employees of the Company.

ITEM 11. EXECUTIVE COMPENSATION.

     The information required by this Item 11 is incorporated herein by reference to the information set forth under the captions "Executive Compensation" and "Election of Directors -- Directors' Fees and Attendance" in the definitive proxy statement of the Registrant dated August 20, 1997 relating to the Registrant's annual meeting of shareholders to be held on September 24, 1997.

ITEM 12.SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

     The information required by this Item 12 is incorporated herein by reference to the information set forth in the table captioned "Beneficial Ownership of Common Stock" under "Election of Directors" in the definitive proxy statement of the Registrant dated August 20, 1997 relating to the Registrant's annual meeting of shareholders to be held on September 24, 1997.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

     The information required by this Item 13 is incorporated herein by reference to the information set forth under the caption "Certain Transactions" in the definitive proxy statement of the Registrant dated August 20, 1997 relating to the Registrant's annual meeting of shareholders to be held on September 24, 1997.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

     (a) The following documents are incorporated by reference into or are filed as a part of this report:

          1. Financial Statements:

             The following financial statements and the independent auditors' report thereon, included in the Registrant's Annual Report to Shareholders for the fiscal year ended May 31, 1997, a copy of which is contained in the exhibits to this report, are incorporated herein by reference:

                                                               PAGE REFERENCE
                                                              IN PAPER VERSION
                                                              OF ANNUAL REPORT
                                                              TO SHAREHOLDERS
                                                              ----------------
Statements of Operations for the fiscal years ended May 31,
  1997, June 1, 1996 and June 3, 1995.......................
Balance Sheets as of May 31, 1997 and June 1, 1996..........
Statements of Stockholders' Equity for the fiscal years
  ended May 31, 1997, June 1, 1996 and June 3, 1995.........
Statements of Cash Flows for the fiscal years ended May 31,
  1997, June 1, 1996 and June 3, 1995.......................
Notes to Financial Statements...............................
Report of Independent Auditors..............................

          2. Financial statement schedules:

             All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

        3. Exhibits

             The following exhibits are filed as part of this report:

                          MORRISON FRESH COOKING, INC.

                                LIST OF EXHIBITS

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          3(a)           -- Amended and Restated Articles of Incorporation of
                            Morrison Fresh Cooking, Inc.(1)
          3(b)           -- Bylaws of Morrison Fresh Cooking, Inc.(1)
          4(a)           -- Specimen Common Stock Certificate.(2)
          4(b)           -- Amended and Restated Articles of Incorporation of
                            Morrison Fresh Cooking, Inc. (see Exhibit 3(a) hereto).
          4(c)           -- Bylaws of Morrison Fresh Cooking, Inc. (see Exhibit 3(b)
                            hereto).
          4(d)           -- Form of Rights Agreement between Morrison Fresh Cooking,
                            Inc. and AmSouth Bank of Alabama, as Rights Agent.(2)
          4(e)           -- Form of Rights Certificate (see Exhibit 4(d) hereto).(2)
         10(a)           -- Form of Distribution Agreement among Morrison Restaurants
                            Inc., Morrison Fresh Cooking, Inc. and Morrison Health
                            Care, Inc.(1)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10(b)           -- Form of Amended and Restated Tax Allocation and
                            Indemnification Agreement among Morrison Restaurants
                            Inc., Custom Management Corporation of Pennsylvania,
                            Custom Management Corporation, John C. Metz & Associates,
                            Inc., Morrison International, Inc., Morrison Custom
                            Management Corporation of Pennsylvania, Morrison Fresh
                            Cooking, Inc., Ruby Tuesday, Inc., a Delaware
                            corporation, Ruby Tuesday (Georgia), Inc., a Georgia
                            corporation, Galaxy Management, Inc., Manask Food
                            Service, Inc., Morrison of New Jersey, Inc., Tias, Inc.
                            and Morrison Health Care, Inc.(1)
         10(c)           -- Form of Agreement Respecting Employee Benefit Matters
                            among Morrison Restaurants Inc., Morrison Fresh Cooking,
                            Inc. and Morrison Health Care, Inc.(2)
         10(d)           -- Form of License Agreement between Morrison Fresh Cooking,
                            Inc. and Morrison Health Care, Inc.(1)
         10(e)           -- Form of Amended and Restated Operating Agreement of MRT
                            Purchasing, LLC among Morrison Restaurants Inc., Ruby
                            Tuesday, Inc., Morrison Fresh Cooking, Inc. and Morrison
                            Health Care, Inc.(1)
         10(f)*          -- Form of Morrison Fresh Cooking, Inc. 1996 Stock Incentive
                            Plan.(2)
         10(g)*          -- Form of Morrison Fresh Cooking, Inc. Stock Incentive and
                            Deferred Compensation Plan for Directors.(2)
         10(h)*          -- Form of 1996 Non-Executive Stock Incentive Plan.(2)
         10(i)*          -- Form of Morrison Fresh Cooking, Inc. Executive
                            Supplemental Pension Plan together with related form of
                            Trust Agreement.(2)
         10(j)*          -- Form of Morrison Fresh Cooking, Inc. Management
                            Retirement Plan together with related form of Trust
                            Agreement.(2)
         10(k)*          -- Form of Morrison Fresh Cooking, Inc. Salary Deferral Plan
                            together with related form of Trust Agreement.(2)
         10(l)*          -- Form of Morrison Fresh Cooking, Inc. Deferred
                            Compensation Plan together with related form of Trust
                            Agreement.(2)
         10(m)*          -- Form of Morrison Fresh Cooking, Inc. Executive Group Life
                            and Executive Accidental Death and Dismemberment Plan.(2)
         10(n)*          -- Form of Morrison Fresh Cooking, Inc. Executive Life
                            Insurance Plan.(2)
         10(o)           -- Form of Indemnification Agreement to be entered into with executive officers and directors.(1)
         10(p)*          -- Form of Change of Control Agreement to be entered into
                            with executive officers.(2)
         10(q)           -- Non-Qualified Stock Option Agreement between Morrison
                            Restaurants Inc. and Eugene E. Bishop.(2)
         10(r)           -- Non-Qualified Stock Option Agreement between Morrison
                            Restaurants Inc. and Samuel E. Beall, III.(2)
         10(s)           -- Credit agreement dated as of June 19, 1997 between
                            Registrant and AmSouth Bank of Alabama.
         10(t)           -- Severance agreements dated April 4, 1997 between
                            Registrant and Christopher P. Elliott and Scears Lee,
                            III.
         10(u)           -- Form of Amendment Number 1 to Rights Agreement between
                            Morrison Fresh Cooking, Inc. and SunTrust Bank, Atlanta,
                            as successor Rights Agent to AmSouth Bank, Alabama.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10(v)*          -- Form of First Amendment to the Morrison Fresh Cooking,
                            Inc. Executive Supplemental Pension Plan.
         10(w)*          -- Form of First Amendment to the Morrison Fresh Cooking,
                            Inc. Management Retirement Plan.
         10(x)*          -- Form of Second Amendment to the Morrison Fresh Cooking,
                            Inc. Management Retirement Plan.
         10(y)*          -- Form of First Amendment to the Morrison Fresh Cooking,
                            Inc. Deferred Compensation Plan.
         10(z)*          -- Form of Second Amendment to the Morrison Fresh Cooking,
                            Inc. Deferred Compensation Plan.
         10(aa)*         -- Form of First Amendment to the Morrison Fresh Cooking,
                            Inc. Salary Deferral Plan.
         10(bb)*         -- Form of Second Amendment to the Morrison Fresh Cooking,
                            Inc. Salary Deferral Plan.
         11              -- Statement regarding computation of per share earnings.
         13              -- Annual Report to Shareholders for the fiscal year ended
                            May 31, 1997 (only portions specifically incorporated by
                            reference in the Form 10-K are being filed herewith).
         23              -- Consent of Independent Auditors.
         27              -- Financial Data Schedule.

                          MORRISON FRESH COOKING, INC.

                               EXHIBIT FOOTNOTES

        EXHIBIT
        FOOTNOTE                                 DESCRIPTION
        --------                                 -----------
        (1)              Incorporated by reference to Exhibit of the same number in the Registrant's Registration Statement on Form 10 filed
                         with the Commission on February 8, 1996.
        (2)              Incorporated by reference to Exhibit of the same number in the Registrant's amendment to Registration Statement on Form
                         10/A filed with the Commission on February 29, 1996.
          *              This is a management contract or compensatory plan or
                         arrangement.

          4. Reports on Form 8-K:

             The Company did not file any Current Reports on Form 8-K during the quarter ended May 31, 1997.

     (b) Exhibits filed with this report are attached hereto.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                            MORRISON FRESH COOKING, INC.

Date 08/22/97                                                By:/s/ CRAIG D. NELSON
                                             -------------------------------------------------------
                                                                 Craig D. Nelson
                                                         Senior Vice President, Finance
                                                         (Principal Accounting Officer)

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Date 08/22/97                                                By:/s/ DOLPH W. VON ARX
                                             -------------------------------------------------------
                                                                Dolph W. von Arx
                                                              Chairman of the Board

Date 08/22/97                                                By:/s/ RONNIE L. TATUM
                                             -------------------------------------------------------
                                                                 Ronnie L. Tatum
                                                             Chief Executive Officer
                                                                  and Director

Date 08/22/97                                                By:/s/ E. EUGENE BISHOP
                                             -------------------------------------------------------
                                                                E. Eugene Bishop
                                                                    Director

Date 08/22/97                                                By:/s/ DONALD RATAJCZAK
                                             -------------------------------------------------------
                                                              Dr. Donald Ratajczak
                                                                    Director

Date 08/22/97                                              By:/s/ J. VERONICA BIGGINS
                                             -------------------------------------------------------
                                                               J. Veronica Biggins
                                                                    Director

Date 08/22/97                                                By:/s/ ARTHUR R. OUTLAW
                                             -------------------------------------------------------
                                                                Arthur R. Outlaw
                                                           Vice Chairman of the Board

                          MORRISON FRESH COOKING, INC.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     For an understanding of the significant factors that influenced the Company's performance during the past three fiscal years, the following discussion should be read in conjunction with the Financial Statements and related Notes found on pages 18 to 31.

RESULTS OF OPERATIONS

     On March 9, 1996, Morrison Restaurants Inc., a Delaware corporation (MRI), distributed to its shareholders all of the issued and outstanding shares of common stock of the Company, which held the family dining assets and business of MRI (the "Distribution"). As a result of the Distribution, MRI shareholders received one share of Company common stock for every four shares of MRI common stock held. The effective date of the Distribution for accounting purposes was March 3, 1996, the first day of the fiscal 1996 fourth quarter of the Company.

  Effects of Distribution on Results of Operations

     The effect of the Distribution on the results of operations of the Company for the fiscal years ended June 1, 1996 and June 3, 1995, are presented in the Unaudited Pro Forma Financial Information in Note 12 of the Financial Statements. Such pro forma financial information is presented as if the Distribution had been effected as of the dates indicated.

     The following table sets forth selected restaurant operating data as a percentage of sales for the periods indicated. All information is derived from the historical financial statements of the Company included elsewhere in this Annual Report.

                     FISCAL YEAR ENDED                        1997    1996    1995
                     -----------------                        -----   -----   -----

Net Sales...................................................  100.0%  100.0%  100.0%
Operating Costs and Expenses:
  Cost of merchandise.......................................   28.3    28.2    26.8
  Payroll and related costs.................................   36.3    38.0    35.8
  Other operating costs.....................................   22.5    20.9    20.6
  Selling, general and administrative.......................    7.1     6.6     6.9
  Depreciation..............................................    4.0     3.8     3.5
  Interest expense (income), net............................    0.1     0.0    (0.1)
  Loss on impairment of assets..............................            5.2
  Restructure costs.........................................            3.1
                                                              -----   -----   -----
          Total Operating Costs and Expenses................   98.3   105.8    93.5
                                                              -----   -----   -----
Income (Loss) before Income Taxes...........................    1.7    (5.8)    6.5
Provision for (Benefit from) Income Taxes...................    0.6    (2.1)    2.6
                                                              -----   -----   -----
Net Income (Loss)...........................................    1.1%   (3.7)%   3.9%
                                                              =====   =====   =====

  1997 Compared to 1996

     Net sales decreased $18.0 million, or 6.7%. This decrease in sales was primarily attributable to two fewer cafeteria units compared to the prior year and a 2.7% decrease in same-store sales. The same-store sales decrease was partially mitigated by an increase in check average due to a price increase implemented in October 1996.

     Cost of merchandise decreased $4.8 million, or 6.3% and was relatively stable as a percentage of sales. The Company maintained a flat cost of sales despite heavy to moderate inflationary food cost pressures during the year, primarily in the first and second quarters of fiscal 1997. The Company experienced some food price increases as the result of product offering changes during the latter part of fiscal 1997.

     Payroll and related costs decreased $11.0 million, or 10.8%, and as a percentage of sales, decreased 1.7 percentage points. This decrease was the result of a reduction in store-level management labor and a decrease in average wage rates associated with the increased use of part-time labor. The labor reduction was offset by the federal minimum wage increase in October 1996. Fringe benefit costs decreased from the prior year due to a decrease in the Company's self-insurance costs for workers' compensation and medical insurance programs as a result of improvements in claims experience.

     Other operating costs decreased slightly from the prior year. Rent and leasing expense, the largest components of this category, remained relatively unchanged as a percentage of sales from the prior year. The increase as a percentage of sales was primarily due to an increase in accruals associated with the expected settlement costs of closed units, as well as increases in repairs and utilities costs.

     Selling, general and administrative expenses increased slightly over the prior year as a percentage of sales. General and administrative costs increased as a percentage of sales over the prior year due to increased management labor associated with additional supervisory operations positions added to reduce the number of restaurants supervised by each regional manager. General and administrative costs were also negatively impacted by a $0.3 million accrual of severance costs for two executives who resigned during the fourth quarter of fiscal 1997. Advertising costs remained relatively flat as a percentage of sales compared to the prior fiscal year.

     Depreciation increased slightly as a percentage of sales due to equipment upgrades and remodeling programs conducted during the fiscal year.

     Net interest expense increased over the prior year due to increased borrowing levels maintained during fiscal 1997 over fiscal 1996.

     The effective income tax rate (benefit) increased to 37.2% in 1997 from (36.5%) in 1996.

  1996 Compared to 1995

     Net sales decreased $26.9 million, or 9.1%. This decrease was principally the result of 26 store closings and same-store customer count declines. Partially offsetting these decreases was the addition of seven new stores and higher average tray prices over the prior year.

     Cost of merchandise decreased $3.5 million, or 4.5%, principally due to the reduction in stores and lower sales volume. However, early in fiscal year 1996, the menu was modified to offer additional higher-end products, resulting in a higher cost per meal.

     Payroll and related costs decreased $3.8 million, or 3.6%. The primary factors in this decrease were the reduction in stores, the implementation of a self-serve beverage counter, a kitchen labor reduction program and the use of an enhanced labor scheduling tool. Management and hourly wage rate increases partially offset this decrease.

     Other operating costs decreased $4.4 million, or 7.3%. The principal contributors to this decrease were reduction in stores, offset partially by the settlement of a four-year-old claim.

     Selling, general and administrative expenses decreased $2.8 million, or 13.6%. The majority of this decrease was associated with the reduction in advertising promotions conducted by the Company during the year.

     Depreciation decreased $0.2 million, or 1.9%, and was related to the reduction in stores, offset by the addition of $14.7 million in capital expenditures.

     Net interest income decreased $0.4 million as a result of the reduction in available funds to invest stemming from lower sales volume.

     In the third quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed Of". In the third quarter of fiscal 1996, the Company recorded a $13.8 million charge for loss on impairment of assets, $1.5 million of which was due to the adoption of FAS 121. Of this charge, $8.7 million related to assets to be disposed of, largely due to 15 quick service restaurants and seven traditional cafeterias that were closed in fiscal 1996, and the remaining $5.1 million related to a write-down of impaired assets that will continue to be carried in operations. See Note 10 of the Financial Statements for more information on this charge.

     The Company also recorded an $8.3 million restructure charge in the third quarter of fiscal 1996. This restructure charge was largely composed of $6.1 million for costs to be incurred to settle lease obligations for the 15 quick service restaurants and seven cafeterias that were closed. The remaining $2.2 million of the charge related to various asset write-offs and professional fees associated with the Distribution. See Note 11 of the Financial Statements for more information on this charge.

     The effective income tax rate (benefit) decreased to (36.5%) in 1996 from 40.5% in 1995. This decrease was due to the nondeductibility of a portion of the professional fees associated with the restructuring, which resulted in a lower tax benefit from the pre-tax loss.

LIQUIDITY AND CAPITAL RESOURCES

  Cash Flow

     During 1997, cash generated from operations of $8.3 million combined with cash available from lines of credit was used to fund $14.1 million of net capital expenditures and $3.3 million of dividends. There were $7.5 million in short-term borrowings under the Company's line of credit as of May 31, 1997, an increase of $7.5 million over the prior year. See the Statements of Cash Flows on page 21 for more information.

  Capital Expenditures

     Property and equipment expenditures for fiscal 1997 were $14.1 million, 4.6% lower than the prior year. During 1997, three cafeteria-style restaurants (two small cafeterias and one mall food court) were opened and four traditional cafeterias were closed. The Company spent approximately $4.5 million on technology upgrade programs during the fiscal year. Capital expenditures for fiscal 1998 are expected to be $14.8 million. Expected openings for fiscal year 1998 include six small cafeterias. The Company anticipates that capital expansion will be funded primarily by operations supplemented by incremental borrowings from its line of credit when necessary. See "Special Note Regarding Forward-Looking Information".

  Borrowings and Credit Facilities

     The Company had a committed line of credit totaling $10.0 million at May 31, 1997, which had a balance outstanding of $7.5 million as of the fiscal year end. There was also an additional $5.0 million uncommitted portion of this same facility which was unused during the fiscal year. Subsequent to fiscal 1997, the Company replaced this line of credit with a $30.0 million committed line of credit with another bank. This new line of credit is considered adequate by the Company to provide for its financing needs over the next three fiscal years. See "Special Note Regarding Forward-Looking Information".

  Dividends

     Cash dividends paid to stockholders during 1997 equaled $3.3 million ($0.36 per share).

  Deferred Tax Assets

     The recognition of deferred tax assets depends on the anticipated existence of taxable income in future periods in amounts sufficient to realize the assets. Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes", specifies that deferred tax assets are to be reduced if it is believed more likely than not that some or all of the deferred tax assets will not be realized. Management believes that future taxable income should be sufficient to realize all of the Company's deferred tax assets based on the historical earnings of the Company; therefore, a valuation allowance has not been established. See "Special Note Regarding Forward-Looking Information".

KNOWN EVENTS, UNCERTAINTIES AND TRENDS

  New Accounting Standards

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 (FAS 128), "Earnings Per Share", which is required to be adopted for financial statements issued after December 15, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating basic earnings per share, the dilutive effect of stock options will be excluded. The change is not expected to have a material impact on the Company's primary or fully diluted earnings per share.

  Impact of Inflation

     In the past, the Company has been able to recover inflationary cost increases through increased menu prices. There have been, and there may be in the future, delays in implementing such menu price increases, and competitive pressures may limit the Company's ability to recover such cost increases in their entirety. At present, the minimum wage is scheduled to increase again on September 1, 1997 which may negatively impact the Company's payroll costs in the short-term, but which Management feels can be negated in the long-term through increased efficiencies in its operations. Historically, the effects of inflation on the Company's net income have not been materially adverse.

  Management's Outlook

     The Company intends to grow primarily through same-store customer and sales increases, as well as to achieve profitability growth through cost management. To help accomplish this, the Company will make its restaurants more convenient for the customer by locating to freestanding sites when appropriate. Incremental new restaurant growth will be managed to a level which can be funded from operating cash flows, supplemented by borrowings when appropriate. Management's focus in the short term will be on improving operating margins at the restaurant level, as well as leveraging overhead and general and administrative expenses.

     Management consistently evaluates its advertising expenditures and anticipates marketing its restaurants at a rate consistent with prior years based on the effectiveness of its efforts. See "Special Note Regarding Forward-Looking Information".

  Special Note Regarding Forward-Looking Information

     The foregoing section contains various "forward-looking statements' which represent the Company's expectations or beliefs concerning future events, including the following: statements regarding unit growth, future capital expenditures and future borrowings. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from those included in the forward-looking statements including, without limitation, the following: consumer spending trends and habits; mall-traffic trends; increased competition in the restaurant market; weather conditions in the regions in which the Company operates restaurants; consumers' acceptance of the Company's development concepts; and laws and regulations affecting labor and employee benefit costs.

                          MORRISON FRESH COOKING, INC.

                             SUMMARY OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER-SHARE DATA)

                                                       FOR THE FISCAL YEAR ENDED_
                                          ----------------------------------------------------
                                          MAY 31,    JUNE 1,    JUNE 3,    JUNE 4,    JUNE 5,
                                            1997       1996       1995       1994       1993
                                          --------   --------   --------   --------   --------
Net Sales...............................  $249,637.. $267,638   $294,587   $292,493   $291,032
                                          ========   ========   ========   ========   ========
Income Before Loss on Impairment of
  Assets, Restructure Costs, Income
  Taxes and Cumulative Effect of
  Accounting Changes....................  $  4,349   $  6,491   $ 19,108   $ 16,724   $ 13,110
Loss on Impairment of Assets............               13,789
Restructure Costs.......................                8,290
                                          --------   --------   --------   --------   --------
Income (Loss) Before Income Taxes and
  Cumulative Effect of Accounting
  Changes...............................  4,349...    (15,588)    19,108     16,724     13,110
Provision for (Benefit from) Income
  Taxes.................................  1,617...     (5,694)     7,734      6,646      4,898
                                          --------   --------   --------   --------   --------
Income (Loss) Before Cumulative Effect
  of Accounting Changes.................  2,732...     (9,894)    11,374     10,078      8,212
Cumulative Effect of Accounting Changes,
  net:
  Postretirement Benefits...............                                                (1,921)
  Income Taxes..........................                                                 1,409
                                          --------   --------   --------   --------   --------
Net Income (Loss).......................  $  2,732   $ (9,894)  $ 11,374   $ 10,078   $  7,700
                                          ========   ========   ========   ========   ========
Earnings (Loss) Per Common and Common
  Equivalent Share......................  $   0.30   $  (1.10)  $   1.27   $   1.08   $   0.81
                                          ========   ========   ========   ========   ========
Weighted Average Common and Common
  Equivalent Shares.....................     9,100      8,954      8,981      9,342      9,520
                                          ========   ========   ========   ========   ========

All fiscal years are composed of 52 weeks.

Other Financial Data:
  Total Assets..........................  $ 84,028   $ 83,539   $ 90,122   $ 77,461   $ 82,077
  Short Term Borrowings.................  $  7,461   $      0   $      0   $      0   $      0
  Long-Term Capital Leases..............  $    662   $    775   $    848   $    931   $  1,008
  Stockholders' Equity..................  $ 39,944   $ 39,844   $ 47,465   $ 29,303   $ 32,623
  Current Ratio.........................     0.4:1      0.5:1      0.4:1      0.4:1      0.5:1
  Cash Dividends Per Common Share.......  $   0.36   $   0.09   $   0.00   $   0.00   $   0.00

                          MORRISON FRESH COOKING, INC.

                            STATEMENTS OF OPERATIONS
                      (IN THOUSANDS EXCEPT PER-SHARE DATA)

                                                                 FOR THE FISCAL YEAR ENDED
                                                              -------------------------------
                                                              MAY 31,     JUNE 1,    JUNE 3,
                                                                1997        1996       1995
                                                              --------    --------   --------
Net Sales...................................................  $249,637    $267,638   $294,587
Operating Costs and Expenses:
  Cost of merchandise.......................................    70,684      75,458     78,987
  Payroll and related costs.................................    90,712     101,718    105,472
  Other operating costs.....................................    56,163      56,184     60,618
  Selling, general and administrative.......................    17,639      17,658     20,426
  Depreciation..............................................     9,950      10,078     10,277
  Interest expense (income), net............................       140          51       (301)
  Loss on impairment of assets..............................                13,789
  Restructure costs.........................................                 8,290
                                                              --------    --------   --------
                                                               245,288     283,226    275,479
                                                              --------    --------   --------
Income (Loss) Before Income Taxes...........................     4,349     (15,588)    19,108
Provision for (Benefit from) Income Taxes...................     1,617      (5,694)     7,734
                                                              --------    --------   --------
Net Income (Loss)...........................................  $  2,732    $ (9,894)  $ 11,374
                                                              ========    ========   ========
Earnings (Loss) Per Common and Common Equivalent Share......  $   0.30    $  (1.10)  $   1.27
                                                              ========    ========   ========
Weighted Average Common and Common Equivalent Shares........     9,100       8,954      8,981
                                                              ========    ========   ========

    The accompanying notes are an integral part of the financial statements.

                          MORRISON FRESH COOKING, INC.

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                     ASSETS

                                                              FOR THE FISCAL YEAR ENDED
                                                              -------------------------
                                                                MAY 31,       JUNE 1,
                                                                 1997           1996
                                                              -----------    ----------
CURRENT ASSETS:
  Cash and short-term investments...........................   $   2,939      $  1,561
  Receivables:
     Trade..................................................         321           412
     Other..................................................       1,226         1,495
  Inventories:
     Merchandise............................................       1,488         1,335
     China, silver and supplies.............................         924         1,081
  Prepaid expenses..........................................       1,545         1,791
  Deferred income tax benefits -- current...................       5,027         5,605
                                                               ---------      --------
          Total Current Assets..............................      13,470        13,280
                                                               ---------      --------
PROPERTY AND EQUIPMENT -- at cost:
  Land......................................................       6,666         6,436
  Buildings.................................................      19,882        18,762
  Improvements..............................................      58,017        57,186
  Restaurant equipment......................................      56,265        53,143
  Other equipment...........................................      14,277        13,232
  Construction in progress..................................       6,627         6,183
                                                               ---------      --------
                                                                 161,734       154,942
  Less accumulated depreciation and amortization............    (100,834)      (95,828)
                                                               ---------      --------
                                                                  60,900        59,114
Deferred income tax benefits................................       2,615         3,325
Other assets................................................       7,043         7,820
                                                               ---------      --------
          TOTAL ASSETS......................................   $  84,028      $ 83,539
                                                               =========      ========

                         LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $   8,212      $  9,579
  Accrued liabilities:
     Taxes, excluding income taxes..........................       2,621         2,983
     Payroll and related costs..............................       4,889         4,082
     Insurance..............................................       4,257         5,829
     Rent and other.........................................       2,910         4,484
  Short term borrowings.....................................       7,461
  Current portion of capital lease obligations..............         103            77
                                                               ---------      --------
          Total Current Liabilities.........................      30,453        27,034
                                                               ---------      --------
  Capital lease obligations.................................         662           775
  Employee benefit obligations..............................       8,285         8,620
  Other deferred liabilities................................       4,684         7,266
STOCKHOLDERS' EQUITY:
  Common stock, $0.01 par value (100,000 shares authorized;
     9,214 shares issued -- 1997, 9,049 shares
     issued -- 1996)........................................          90            90
  Capital in excess of par value............................      41,428        40,279
  Accumulated deficit.......................................        (593)          (70)
  Treasury stock............................................        (266)         (455)
  Unearned ESOP shares......................................        (715)
                                                               ---------      --------
          Total Stockholders' Equity........................      39,944        39,844
                                                               ---------      --------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........   $  84,028      $ 83,539
                                                               =========      ========

    The accompanying notes are an integral part of the financial statements.

                          MORRISON FRESH COOKING, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS EXCEPT PER-SHARE DATA)

                               COMMON STOCK     CAPITAL IN                 TREASURY STOCK*    UNEARNED ESOP        TOTAL
                              ---------------   EXCESS OF    ACCUMULATED   ---------------   ---------------   STOCKHOLDERS'
                              SHARES   AMOUNT   PAR VALUE      DEFICIT     SHARES   AMOUNT   SHARES   AMOUNT      EQUITY
                              ------   ------   ----------   -----------   ------   ------   ------   ------   -------------
Balance, June 4, 1994.......                       29,303                                                          29,303
  Net Income................                       11,374                                                          11,374
  Net transfers from MRI....                        6,788                                                           6,788
                              -----     ---      --------      -------       --     -----     ---     -----       -------
Balance, June 3, 1995.......                       47,465                                                          47,465
  Net Income (Loss) as of
    March 2, 1996...........                      (10,615)                                                        (10,615)
  Post-distribution Net
    Income..................                                       721                                                721
  Net transfers from MRI....                        1,747                                                           1,747
  Shares issued pursuant to
    the Distribution........  8,839      88           367                    48      (455)                              0
  Shares issued under stock
    bonus and stock option
    plans...................    210       2         1,315                                                           1,317
  Cash Dividends of $.09 per
    common share............                                      (791)                                              (791)
                              -----     ---      --------      -------       --     -----     ---     -----       -------
Balance, June 1, 1996.......  9,049      90        40,279          (70)      48      (455)                         39,844
  Net Income................                                     2,732                                              2,732
  ESOP funding..............                          734                                     151      (734)            0
  Shares allocated under
    ESOP....................      4                     1                                      (4)       19            20
  Deferred Compensation
    Plan....................                                                 (4)      189                             189
  Shares issued under stock
    bonus and stock option
    plans...................     14                   414                                                             414
  Cash Dividends of $.36 per
    common share............                                    (3,255)                                            (3,255)
                              -----     ---      --------      -------       --     -----     ---     -----       -------
Balance, May 31, 1997.......  9,067     $90      $ 41,428      $  (593)      44     $(266)    147     $(715)      $39,944
                              =====     ===      ========      =======       ==     =====     ===     =====       =======

---------------

* Treasury shares are held exclusively in an irrevocable rabbi trust for the Morrison Fresh Cooking, Inc. Deferred Compensation Plan.

    The accompanying notes are an integral part of the financial statements.

                          MORRISON FRESH COOKING, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                FOR THE FISCAL YEAR ENDED
                                                             --------------------------------
                                                             MAY 31,     JUNE 1,     JUNE 3,
                                                               1997        1996        1995
                                                             --------    --------    --------
Operating Activities:
  Net Income (Loss)........................................  $  2,732    $ (9,894)   $ 11,374
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
     Depreciation..........................................     9,950      10,078      10,277
     Deferred income taxes.................................     1,617      (5,694)      1,624
     (Gain)/Loss on disposition and write-down of assets...    (1,122)     13,789         605
     Changes in operating assets and liabilities:
       (Increase)/decrease in receivables..................       360        (354)       (450)
       (Increase)/decrease in inventories..................         4         819        (456)
       (Increase)/decrease in prepaid and other assets.....     1,023       1,456        (311)
       Increase/(decrease) in accounts payable, accrued and
          other liabilities................................    (6,264)      1,117      (5,764)
                                                             --------    --------    --------
          Net Cash Provided by Operating Activities........     8,300      11,317      16,899
                                                             --------    --------    --------
Investing Activities:
  Purchases of property and equipment......................   (14,068)    (14,742)    (19,422)
  Proceeds from disposal of assets.........................     2,404       1,160         154
  Other, net...............................................                            (4,110)
                                                             --------    --------    --------
          Net Cash Used by Investing Activities............   (11,664)    (13,582)    (23,378)
                                                             --------    --------    --------
Financing Activities:
  Principal payments on capital leases.....................       (87)        (79)        (75)
  Short-term borrowings....................................     7,461
  Proceeds from issuance of stock..........................       414       1,317
  Dividends paid...........................................    (3,255)       (791)
  ESOP shares released.....................................        20
  Decrease in treasury stock held by Deferred Compensation
     Plan..................................................       189
  Net transfers from Morrison Restaurants Inc..............                 1,747       6,788
                                                             --------    --------    --------
          Net Cash Provided by Financing Activities........     4,742       2,194       6,713
                                                             --------    --------    --------
Increase/(decrease) in cash and short-term Investments.....     1,378         (71)        234
Cash and short-term investments at the beginning of the
  year.....................................................     1,561       1,632       1,398
                                                             --------    --------    --------
Cash and short-term investments at the end of the year.....  $  2,939    $  1,561    $  1,632
                                                             ========    ========    ========
Supplemental Disclosure of Cash Flow Information Cash Paid
  for:
  Interest (net of amount capitalized).....................  $    153    $     45    $     82
  Income taxes, net........................................  $      0    $      0    $  8,901

    The accompanying notes are an integral part of the financial statements.

                          MORRISON FRESH COOKING, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                  MAY 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     The operations of Morrison Fresh Cooking, Inc., a Georgia corporation (the Company), consist of 154 family style restaurants in the southeastern and mid-Atlantic regions of the United States, with the largest number in Florida, Georgia, Virginia, Alabama and Mississippi. The Company's restaurants provide cafeteria-style service and are located in shopping and business developments as well as residential areas. The restaurants are generally open for lunch and dinner service, seven days a week. All restaurants are Company-owned.

  Basis of Presentation

     On March 9, 1996, Morrison Restaurants Inc. (MRI) distributed to its shareholders all of the issued and outstanding shares of common stock of the Company, which held the family dining assets and business of MRI. For financial reporting purposes, the Distribution is assumed to have become effective on March 3, 1996, the first day of the fourth quarter of fiscal year 1996. The accompanying comparative financial statements were prepared as if MRI's family dining business had operated as a stand-alone entity for all periods presented. Such statements include the assets, liabilities, revenues and expenses that are directly related to the Company's operations. For periods prior to the Distribution, they also include an allocation of certain assets, liabilities and general corporate expenses of MRI, such as executive payroll, legal, data processing and interest, which are related to the Company. Amounts were allocated using a specific identification method where appropriate and on a pro rata basis otherwise. Management believes the allocation methods used are reasonable.

     Certain 1996 balances have been reclassified between other deferred liabilities and deferred tax assets to reflect refinements in the allocation of liabilities at the time of Distribution.

  Use of Estimates in Financial Statements

     Judgement and estimation are exercised by Management in certain areas of the preparation of financial statements. Some of the more significant areas include reserves for self insurance of workers' compensation, general liability and medical benefits, as well as the estimates of impairment losses, restructuring expenses and the related reserve for unit closings. Management believes that such estimates have been based on reasonable assumptions and that provisions and reserves based on such estimates are adequate. Actual results could differ from those estimates.

  Fiscal Year

     The Company's fiscal year ends on the first Saturday after May 30. The fiscal years ended May 31, 1997, June 1, 1996 and June 3, 1995, were composed of 52 weeks.

  Fair Value of Financial Instruments

     The Company's financial instruments at May 31, 1997 and June 1, 1996 consisted of cash and short-term investments, receivables and short-term borrowings. The fair value of these financial instruments approximated the carrying amounts reported in the balance sheets. The Company considers short-term marketable securities with a maturity of three months or less when purchased to be short-term investments.

  Advertising

     The Company expenses the costs of all advertising in the period incurred.

                          MORRISON FRESH COOKING, INC.

  Inventories

     Inventories consist of food supplies and china and silver, and are stated at the lower of cost (first in, first out) or market.

  Property and Equipment and Depreciation

     Depreciation for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets or, for capital lease property, over the term of the lease, if shorter. Annual rates of depreciation range from 3% to 5% for buildings and from 8% to 34% for restaurant and other equipment.

     As discussed in Note 10, during fiscal year 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (FAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of". FAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Long-lived assets and certain identifiable intangibles to be disposed of are generally to be reported at the lower of carrying amount or fair value, less cost to sell. In association with the Company's adoption of FAS 121 in fiscal year 1996, a charge of $13.8 million was recorded for the impairment of assets. Prior to fiscal year 1996, the Company recognized asset impairment upon the decision to close a unit.

  Income Taxes

     Deferred income taxes are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of assets and liabilities. For periods prior to the Distribution reflected in the accompanying statements of operations, the income tax expense reflected includes the Company's allocated share of MRI's tax expense. The allocated income tax expense approximates the tax expense of the Company on a stand-alone basis.

  Pre-Opening Expenses

     Salaries, personnel training costs and other expenses of opening new facilities are charged to expense as incurred.

  Earnings Per Share

     Earnings per share are based on the weighted average number of shares outstanding during the year and are adjusted for the assumed exercise of options, after the assumed repurchase of shares with the related proceeds and after the adjustment for any stock splits and stock dividends through May 31, 1997.

     For fiscal year 1996, shares issued in the Distribution were assumed to have been issued for the entire year. For prior years, the number of shares used in computing earnings per share was based on the average number of MRI common shares outstanding during the applicable fiscal year, adjusted for the 1-for-4 distribution ratio.

  Stockholders' Equity

     The Company's Certificate of Incorporation provides that authorized capital stock will consist of 100,000,000 shares of common stock at $0.01 par value and 250,000 shares of preferred stock at $0.01 par value. As a result of the Distribution, one share of Company common stock was issued for every four shares of MRI common stock outstanding. No shares of preferred stock are issued or outstanding.

                          MORRISON FRESH COOKING, INC.

  Stock-Based Employee Compensation Plans

     The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related Interpretations, in accounting for its employee stock options and adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation". The Company grants stock options for a fixed number of shares to employees with an exercise price equal to the market value of the shares at the date of grant, and accordingly recognizes no compensation expense for the stock option grants.

  Insurance Programs

     The Company is generally self-insured for costs related to workers' compensation, health and welfare claims, business interruption resulting from certain events, and comprehensive general, product and vehicle liability. Losses are accrued using actuarial assumptions followed in the insurance industry, adjusted for company-specific history and expectations. The Company uses commercial insurance as a risk reduction strategy to minimize catastrophic losses.

2. SHORT-TERM BORROWINGS

     At May 31, 1997, the Company had $7.5 million in borrowings under a $15 million line of credit. The interest rate on this line of credit at May 31, 1997 was 8.5%. There were no borrowings under this line of credit at June 1, 1996.

     In June 1997, the Company replaced this line of credit with a three-year $30 million credit facility with another financial institution. This credit facility consists of a $25 million revolving line of credit which allows the Company to borrow under various interest rate options and a $5 million credit line toward letters of credit issued with respect to the Company's self-insurance programs. Commitment fees of 0.35% per annum are payable on the unused portion of the $25 million revolving line of credit. This credit facility contains certain restrictions, including, but not limited to, incurring additional indebtedness and certain funded debt, net worth and fixed charge coverage requirements.

3. LEASES

     Various operations of the Company are conducted in leased premises. Initial lease terms expire at various dates over the next 20 years and may provide for escalation of rent during the lease term. Most of these leases provide for additional contingent rents based upon sales volume and contain options to renew (at adjusted rentals for some leases).

     Assets recorded under capital leases are included in Property and Equipment in the accompanying balance sheets.

                          MORRISON FRESH COOKING, INC.

     At May 31, 1997, the future minimum lease payments under capital leases and operating leases for the next five years and in the aggregate are as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
                                                                (IN THOUSANDS)
1998........................................................  $  265     $10,730
1999........................................................     140       9,517
2000........................................................     140       8,522
2001........................................................     140       7,156
2002........................................................     140       6,204
Subsequent years............................................     188      16,816
                                                              ------     -------
          Total minimum lease payments......................   1,013     $58,945
                                                                         =======
Less amount representing interest...........................    (248)
                                                              ------
Present value of minimum lease payments under capital leases
  (including current maturities of $103)....................  $  765
                                                              ======

     Rental expense pursuant to operating leases is summarized as follows:

                                                          MAY 31,   JUNE 1,   JUNE 3,
                                                           1997      1996      1995
                                                          -------   -------   -------
                                                                (IN THOUSANDS)
Minimum rent............................................  $11,706   $11,896   $12,173
Contingent rent.........................................    3,745     5,133     3,913
                                                          -------   -------   -------
                                                          $15,451   $17,029   $16,086
                                                          =======   =======   =======

     On May 30, 1997, the Company entered into a sale-leaseback transaction resulting in a gain of $1.6 million to be deferred over the ten-year life of the lease. The Company classifies the lease as an operating lease. Terms of the lease require minimum lease payments plus a percentage of gross sales. The Company is responsible for real estate taxes and flood insurance on the property.

     At May 31, 1997, the future minimum rent payments to be received on subleases for the next five years and in the aggregate are as follows:

                                                                   SUB
                                                                  LEASES
                                                              --------------
                                                              (IN THOUSANDS)
1998........................................................      $  237
1999........................................................         304
2000........................................................         238
2001........................................................         232
2002........................................................         232
Subsequent years............................................         183
                                                                  ------
          Total minimum lease payments......................      $1,426
                                                                  ======

                          MORRISON FRESH COOKING, INC.

4. INCOME TAXES

     The components of income tax expense (benefit) are as follows:

                                                            MAY 31,   JUNE 1,   JUNE 3,
                                                             1997      1996      1995
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Current:
  Federal.................................................  $    0    $     0   $5,047
  State...................................................       0          0    1,063
                                                            ------    -------   ------
                                                                 0          0    6,110
                                                            ------    -------   ------
Deferred:
  Federal.................................................   1,396     (4,689)   1,445
  State...................................................     221     (1,005)     179
                                                            ------    -------   ------
                                                             1,617     (5,694)   1,624
                                                            ------    -------   ------
                                                            $1,617    $(5,694)  $7,734
                                                            ======    =======   ======

     Deferred tax assets and liabilities are comprised of the following:

                                                              MAY 31,   JUNE 1,
                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred Tax Assets
  Employee benefits.........................................  $ 3,438   $ 4,102
  Insurance reserves........................................    2,234     3,052
  Restaurant closing reserve................................      444     2,155
  Net operating loss........................................    4,196     2,234
  Deferred income...........................................      583         0
  Other.....................................................      967     2,075
                                                              -------   -------
          Total deferred tax assets.........................   11,862    13,618
                                                              -------   -------
Deferred Tax Liabilities
  Depreciation..............................................    1,039     1,423
  Retirement plans..........................................      801       827
  Prepaid deductions........................................       84       226
  Restructuring.............................................        0       765
  Intangibles and other.....................................    2,296     1,447
                                                              -------   -------
          Total deferred tax liabilities....................    4,220     4,688
                                                              -------   -------
Net deferred tax asset......................................  $ 7,642   $ 8,930
                                                              =======   =======

     FAS 109 specifies that deferred tax assets are to be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax assets will not be realized. Management believes that future taxable income should be sufficient to realize all of the Company's deferred tax assets based on historical earnings of the Company; therefore, a valuation allowance has not been established.

                          MORRISON FRESH COOKING, INC.

     A reconciliation from the statutory federal income tax expense (benefit) to the reported income tax expense (benefit) is as follows:

                                                            MAY 31,   JUNE 1,   JUNE 3,
                                                             1997      1996      1995
                                                            -------   -------   -------
                                                                  (IN THOUSANDS)
Statutory Federal income tax (benefit)....................  $1,479    $(5,456)  $6,688
State income taxes, net of federal income tax benefit.....     146       (653)     807
Tax credits...............................................     (33)       (20)    (346)
Other, net................................................      25        435      585
                                                            ------    -------   ------
                                                            $1,617    $(5,694)  $7,734
                                                            ======    =======   ======

     The effective income tax (benefit) rate was 37.2%, (36.5%), and 40.5% in 1997, 1996, and 1995, respectively.

     For federal income tax purposes, the Company has a net operating loss carryforward of $1.9 million which expires in fiscal 2011. This loss was generated by the income tax returns filed by the Company for the short tax year beginning March 3, 1996 and ending June 1, 1996. The net operating loss carryforward generated by fiscal 1997 operations is estimated at $8.5 million and will expire in fiscal 2012.

     In connection with the Distribution, the Company entered into a tax allocation agreement with Morrison Health Care, Inc., which was also spun-off to the shareholders of MRI, and Ruby Tuesday, Inc., successor to MRI. This agreement provides that the Company pay its share of Ruby Tuesday, Inc.'s (as successor to MRI) consolidated tax liability for the tax years that the Company was included in MRI's consolidated federal income tax return. The agreement also provides for sharing, where appropriate, of state, local and foreign taxes attributable to periods prior to the Distribution date.

5. EMPLOYEE BENEFIT PLANS

     The Company maintains the following employee benefit plans.

     Salary Deferral Plan -- Under the Morrison Fresh Cooking, Inc. Salary Deferral Plan each eligible employee may elect to make pre-tax contributions to a trust fund in amounts ranging from 2% to 10% of their annual earnings. Employees contributing a pre-tax contribution of at least 2% may elect to make after-tax contributions not in excess of 10% of annual earnings. The Company contribution to the Plan is based on the employee's pre-tax contribution and years of service. After three years of service (including service with MRI prior to the Distribution), the Company contributes 20% of the employee's pre-tax contribution, 30% after ten years of service and 40% after 20 years of service. The Company's contributions and allocated contributions to the trust fund approximated $284,000, $308,000 and $303,000 for 1997, 1996 and 1995,
respectively.

     On February 28, 1997, the Company began sponsorship of an employee stock ownership feature (ESOP) covering participants in the Salary Deferral Plan. Under this feature, the Company issued 150,907 shares of its common stock with a fair market value of $4.88 per share to the Salary Deferral Plan in exchange for a ten-year note of $736,000 executed by the Plan's trustee. Repayment of the loan is being funded by matching employer contributions to the Plan. Shares purchased with the loan are allocated to participants' accounts over time as loan repayments are made. There were 3,890 shares allocated to the Plan in 1997. The market value of unallocated shares was $735,000 at May 31, 1997.

     The Company adopted the provisions of AICPA Statement of Position No. 93-6
(SOP) which requires that compensation expense be measured based on the fair value of the shares over the period the shares are earned. Compensation expense was approximately $20,000 in 1997. Dividends paid on unallocated shares held by the ESOP are used to make additional principal and interest payments and are not charged to retained

                          MORRISON FRESH COOKING, INC.

earnings. Shares not yet committed to be released are not considered outstanding in the calculation of earnings per share.

     Deferred Compensation Plan -- The Company maintains the Morrison Fresh Cooking, Inc. Deferred Compensation Plan for certain selected employees. The provisions of this Plan are similar to those of the Salary Deferral Plan. The Company's contributions under the Plan approximated $62,000, $119,000, and $102,000 for 1997, 1996, and 1995, respectively. Company assets earmarked to pay benefits under the Plan are held by an irrevocable rabbi trust. Assets of the irrevocable rabbi trust are accounted for as if they are assets of the Company and all earnings and expenses are recorded in the Company's financial statements. The net of the rabbi trust's earnings and losses is recorded as additional liability to the participants and is considered to be interest expense to the Company. Assets in the irrevocable rabbi trust approximated $3,148,000 and include $266,000 of Company common stock which is accounted for as treasury stock at May 31, 1997.

     Retirement Plan -- The Company is a co-sponsor of the Morrison Restaurants Inc. Retirement Plan along with Ruby Tuesday, Inc. and Morrison Health Care, Inc. The MRI Retirement Plan was frozen on December 31, 1987. Participants receive benefits based upon salary and length of service. No contribution was made by the Company in 1997. Pension expense or income related to the Plan was insignificant in 1997, 1996 and 1995. The Plan's assets include common stock, fixed income securities, short-term investments and cash. The Company will continue to share in future expenses of the Plan, and will make contributions to the Plan as necessary, on behalf of its employees.

     Executive Supplemental Pension Plan -- Under the Morrison Fresh Cooking, Inc. Executive Supplemental Pension Plan, employees with an average compensation of at least $120,000 for the immediately preceding two calendar years and who have completed five years (including service with MRI prior to the Distribution) in a qualifying position become eligible to earn supplemental retirement income based upon salary and length of service (including service with MRI prior to the Distribution) reduced by social security benefits and amounts otherwise receivable under the Retirement Plan.

     Management Retirement Plan -- Under the Morrison Fresh Cooking, Inc. Management Retirement Plan, individuals who have 15 years of credited service (including service with MRI prior to the Distribution) and whose average annual compensation equaled or exceeds $40,000, become participants. Participants receive benefits based upon salary and length of service (including service with MRI prior to the Distribution) reduced by social security benefits and benefits payable under the Retirement Plan and Executive Supplemental Pension Plan.

     To provide a source for the payment of benefits under the Executive Supplemental Pension Plan and the Management Retirement Plan, the Company owns whole-life insurance contracts on some of the participants. The cash value of these policies net of policy loans was $678,000 at May 31, 1997. The Company has established an irrevocable rabbi trust to hold the policies and death benefits as they are received. Expenses recorded for the Executive Supplemental Pension Plan and the Management Retirement Plan were $534,000, $512,000 and $508,000 for 1997, 1996 and 1995, respectively.

                          MORRISON FRESH COOKING, INC.

     The following table details the allocation of the components of pension expense, as well as a comparison of assets to obligations and amounts recognized in the Company's financial statements for the Management Retirement Plan, the Executive Supplemental Pension Plan, and the Retirement Plan.

                                                                   ACCUMULATED BENEFITS EXCEED ASSET
                                   ASSETS EXCEED ACCUMULATED      EXECUTIVE SUPPLEMENTAL PENSION PLAN
                                   BENEFITS-RETIREMENT PLAN         AND MANAGEMENT RETIREMENT PLAN
                                 -----------------------------    -----------------------------------
                                 MAY 31,    JUNE 1,    JUNE 3,     MAY 31,      JUNE 1,      JUNE 3,
                                  1997       1996       1995        1997         1996         1995
                                 -------    -------    -------    ---------    ---------    ---------
                                                            (IN THOUSANDS)
Components of pension expense
  (income):
  Service cost.................  $          $          $           $    69      $    56      $    66
  Interest cost................      647        660        820         295          312          250
  Actual return on plan
     assets....................   (1,307)    (1,556)      (263)
  Amortization and deferral....      623        983       (622)        170          144          111
  Other........................                                                                   81
                                 -------    -------    -------     -------      -------      -------
                                 $   (37)   $    87    $   (65)    $   534      $   512      $   508
                                 =======    =======    =======     =======      =======      =======
Plan assets at fair value......  $ 9,161    $ 8,903    $10,066     $     0      $     0      $     0
                                 -------    -------    -------     -------      -------      -------
Actuarial present value of
  projected benefit
  obligations:
  Accumulated benefit
     obligations:
     Vested....................    8,527      8,764      9,846       3,148        2,040        3,108
     Nonvested.................                                          0            0            7
     Provision for future
       salary increases........                                        837          852          799
                                 -------    -------    -------     -------      -------      -------
          Total projected
            benefit
            obligations........    8,527      8,764      9,846       3,985        2,892        3,914
                                 -------    -------    -------     -------      -------      -------
Excess (deficit) of plan assets
  over projected benefit
  obligations..................      634        139        220      (3,985)      (2,892)      (3,914)
Unrecognized net loss (gain)...      871      1,200      1,960        (101)          81         (239)
Unrecognized prior service
  cost.........................                                        381          450          602
Unrecognized net transition
  obligation...................      641        769      1,077         981          710          899
Additional minimum liability...                                       (923)        (445)        (524)
                                 -------    -------    -------     -------      -------      -------
Prepaid (accrued) pension
  cost.........................  $ 2,146    $ 2,108    $ 3,257     $(3,647)     $(2,096)     $(3,176)
                                 =======    =======    =======     =======      =======      =======

     The weighted-average discount rate for all three plans is 8.25%, 7.75% and 8.5% for 1997, 1996, and 1995, respectively. The rate of increase in compensation levels for the Executive Supplemental Pension Plan and Management Retirement Plan is 4% for 1997, 1996 and 1995. The expected long-term rate of return on Plan assets for the Retirement Plan is 10% for all three years.

6. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Company provides certain health care benefits and life insurance benefits to eligible retirees. Effective June 7, 1992, the Company amended the plan to fix the Company's current and future contribution levels to the Benefit Plan at the rates in place at that time. Increases in health care benefits above such rates are borne by the participants. Measurement of the accumulated postretirement benefit obligation was based on an assumed 8.25% discount rate for fiscal 1997, 7.75% for fiscal 1996 and 8.5% for fiscal 1995. Benefits are funded as medical claims and life insurance premiums are incurred. Retirees become eligible for retirement

                          MORRISON FRESH COOKING, INC.

benefits if they have met certain service and minimum age requirements at date of retirement. The Company accrues expenses related to postretirement health care and life insurance benefits during the years an employee provides services.

     The actuarial present value of accumulated postretirement benefit obligations and the amounts recognized in the Company's balance sheets are as follows:

                                                              MAY 31,   JUNE 1,
                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Retirees....................................................  $1,867    $2,035
Fully eligible active plan participants.....................     458       444
Other active plan participants..............................     260       261
                                                              ------    ------
Accumulated postretirement benefit obligation...............  2,585..    2,740
Unrecognized net loss.......................................    (660)     (848)
Unrecognized prior service cost.............................     251       284
                                                              ------    ------
Accrued postretirement benefit cost.........................  $2,176    $2,176
                                                              ======    ======

     The postretirement benefit cost is as follows:

                                                              MAY 31,   JUNE 1,   JUNE 3,
                                                               1997      1996      1995
                                                              -------   -------   -------
                                                                    (IN THOUSANDS)
Service cost................................................   $  8      $  9      $ 22
Interest cost...............................................    203       223       307
Amortization of unrecognized net loss.......................     60        40        95
                                                               ----      ----      ----
Postretirement benefit cost.................................   $271      $272      $424
                                                               ====      ====      ====

7. EMPLOYEE STOCK INCENTIVE PLANS

     The Company's 1996 Stock Incentive Plan provides for a committee appointed by the Board and authorizes the committee the discretion to grant a variety of equity-based awards to eligible persons. The plan has 595,000 shares of common stock authorized for issuance. Options granted have a five-year term and become fully vested and exercisable either two or three years from the grant date. The 1996 Non-Executive Stock Incentive Plan has 1,985,000 shares authorized for the issuance of stock to non-executive management personnel. Criteria for granting options and vesting schedules are identical to those of the 1996 Stock Incentive Plan.

     The Stock Incentive and Deferred Compensation Plan for Directors has 85,000 shares authorized for issue. The Plan requires that directors use 60% of their retainer to purchase shares of Company stock if they have not attained a specified level of ownership. Participants receive 15% of the purchased amount as bonus shares and a non-qualified stock option equal to three times the total shares received. All options are fully vested and exercisable after six months and have a term of five years from the grant date.

     Under the terms of the Distribution, employees of the Company who were holders of MRI stock options received adjusted, substitute options which, in the aggregate, preserved the economic value as well as the material terms, such as option period, vesting provisions and payment terms, the optionee had in the original MRI options prior to the Distribution. Vested and non-vested MRI options were adjusted by granting new option rights to acquire Ruby Tuesday, Inc. and Morrison Health Care, Inc. stock in addition to Company stock.

                          MORRISON FRESH COOKING, INC.

     The Company applies APB 25 and related interpretations in accounting for its employee stock options. In contrast to the intrinsic value based method employed by APB 25, Statement of Financial Accounting Standards No. 123 (FAS
123) "Accounting for Stock-Based Compensation," utilizes a fair value based method. FAS 123 requires the use of option valuation models developed for estimating the fair value of traded options which are fully transferable and have no vesting restrictions. Option valuation models also utilize highly subjective assumptions such as expected stock price volatility. Changes in the assumptions can materially impact the fair value estimate and, in Management's opinion, do not necessarily provide a reliable single measure of the fair value of its employee stock options. Adoption of the cost recognition requirements of FAS 123 is optional; however, the required pro forma disclosures as if the Standard was adopted in 1996 are presented on the following page.

     All stock options are awarded at the prevailing market value on the date of grant; therefore, under the intrinsic value method employed by APB 25, no compensation expense is recognized. For purposes of FAS 123 disclosure, the estimated fair value of the options is expensed over the vesting period of the options. Fair value was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for 1997 and 1996, respectively: (i) risk-free interest rates of 6.24% and 5.64%, (ii) dividend yield of 7.3% and 4.6%, (iii) stock price volatility factor of .27 and
 .23, and (iv) expected option life of 4.3 years. Options replacing those originally granted prior to the Distribution were valued as of the original date of grant. If the Company had adopted FAS 123 in accounting for stock options granted in fiscal years 1997 and 1996, its net income and earnings per share would approximate the pro forma amounts below (in thousands except for per share data):

                                                      1997                       1996
                                             -----------------------    -----------------------
                                             AS REPORTED   PRO FORMA    AS REPORTED   PRO FORMA
                                             -----------   ---------    -----------   ---------
Net Income (Loss)..........................    $2,732       $2,567        $(9,894)     $(9,951)
Earnings per Share.........................    $ 0.30       $ 0.28        $ (1.10)     $ (1.11)

     The effects of applying FAS 123 in this pro forma disclosure may not be indicative of future results. FAS 123 does not apply to awards made prior to 1996 and additional awards in future years are anticipated.

     The following table summarizes the activity in options under all plans as of May 31, 1997 and June 1, 1996 (in thousands):

                                                            1997                  1996
                                                     ------------------    ------------------
                                                              WTD. AVG.             WTD. AVG.
                                                              EXERCISE              EXERCISE
                                                     SHARES     PRICE      SHARES     PRICE
                                                     ------   ---------    ------   ---------
Outstanding at beginning of year...................  1,875      $6.69          0
Replacement options granted........................      0                 1,114       5.78
Granted............................................     44       5.15        846       7.75
Exercised..........................................   (111)      3.26        (65)      4.29
Forfeited..........................................   (330)      7.73        (20)      9.18
                                                     -----                 -----
Balance at end of year.............................  1,478       6.68      1,875       6.69
                                                     =====      =====      =====      =====
Exercisable at end of year.........................    796       5.92        778       5.46
                                                     =====      =====      =====      =====
Shares available for future grant..................  1,187                   751
                                                     =====                 =====
Weighted average fair value of options granted
  during the year..................................             $0.74                 $1.27
                                                                =====                 =====

                          MORRISON FRESH COOKING, INC.

     Information regarding stock options outstanding at the end of the current fiscal year are summarized in the following table (in thousands):

                           OPTIONS OUTSTANDING                                 OPTIONS EXERCISABLE
--------------------------------------------------------------------------    ----------------------
                                                     WEIGHTED
                                                     AVERAGE      WEIGHTED                  WEIGHTED
                                       OPTIONS      REMAINING     AVERAGE       OPTIONS     AVERAGE
              RANGE OF               OUTSTANDING   CONTRACTUAL    EXERCISE    EXERCISABLE   EXERCISE
          EXERCISE PRICES            AT 5/31/97    LIFE IN YRS.    PRICE      AT 5/31/97     PRICE
          ---------------            -----------   ------------   --------    -----------   --------
$3.34 to $5.41......................      566          2.3         $4.86          538        $4.87
$5.41 to $7.38......................      146          4.4         $6.07           60        $5.79
$7.75 to $7.75......................      523          3.9         $7.75            3        $7.75
$8.10 to $11.75.....................      243          1.8         $8.96          195        $8.85
$3.34 to $11.75.....................    1,478          2.9         $6.68          796        $5.92

     The Company's Stock Incentive and Deferred Compensation Plan for directors also provides for a restricted stock award of 5,000 shares to newly elected directors. Unvested shares are restricted as to disposition and are subject to forfeiture if the participant ceases to be a member of the Board of Directors. The participant is entitled to full dividends and voting rights with respect to the entire award. Shares vest incrementally over a three year period, but become fully vested on account of death, disability, or retirement. Upon issuance, unearned compensation is recorded and then expensed ratably over the vesting period. One such award was made during fiscal 1996. The Company recognized compensation expense of $13,000 in fiscal 1997 and $3,000 in fiscal 1996 related to the restricted shares.

     In June 1997, the Compensation Committee approved a resolution to replace 282,000 outstanding options granted to non-executive employees immediately after the Distribution at a price of $7.75 per share with new options priced at $4.75 per share which was the market value of the Company's stock on the date of re-grant. The Company believes that the new options provide employees with a greater incentive to increase their ownership in the Company.

8. PREFERRED STOCK

     Under its Certificate of Incorporation, the Company is authorized to issue preferred stock with a par value of $0.01 in an amount not to exceed 250,000 shares which may be divided into and issued in designated series, with dividend rates, rights of conversion, redemption, liquidation prices and other terms or conditions as determined by the Board of Directors. No preferred shares have been issued as of May 31, 1997. The Board of Directors has designated 50,000 of such shares as Series A Junior Participating Preferred Stock and has issued rights to acquire such shares, upon certain events, with an exercise price of $50.00 per one one-thousandth of a share, subject to adjustment. The rights expire on March 1, 2006, and may be redeemed prior to ten days after the acquisition of 20% or more of the Company's common stock.

9. COMMITMENTS AND CONTINGENCIES

     At May 31, 1997, the Company was contingently liable for approximately $4.9 million in letters of credit and $4.1 million for an indemnity agreement bond, issued primarily in connection with its workers' compensation and casualty insurance programs.

     The Company is presently, and from time to time, subject to pending claims and lawsuits arising in the ordinary course of its business. In the opinion of Management, the ultimate resolution of these pending legal proceedings will not have a material adverse effect on the Company's operations or financial position.

                          MORRISON FRESH COOKING, INC.

10. LOSS ON IMPAIRMENT OF ASSETS

     In conjunction with the adoption of FAS 121 in the third quarter of fiscal 1996, the Company recorded a loss on the impairment of assets of $13.8 million. This charge was composed of the following: a $6.8 million asset write-off of 15 quick service restaurants and seven traditional cafeterias which were approved for closure within one year by the Board of Directors; a $5.1 million asset write-down of impaired units which will continue to be operated, $1.5 million of which was due solely to the adoption of FAS 121; and a $1.9 million asset write-down of previously closed locations.

     The $6.8 million charge was composed of the expected loss on the disposal of long-lived assets of units selected for closure, net of an assumed salvage value of $0.8 million. As of May 31, 1997, the Company had closed all seven of the traditional cafeterias and 14 of the quick service restaurants which were selected for closure, at a net loss on disposal of $6.6 million. The remaining quick service restaurant is expected to be closed in fiscal 1999 when the Company exercises its right to early termination under the terms of the lease. Management anticipates that the remaining allowance will be adequate to record the ultimate loss expected on the disposal of the unit's assets.

     All operating units not recommended for closure were reviewed for impairment. Such review consisted of an analysis of each unit's cash flows and profit trends over the past year. If such review indicated impairment, Management estimated the undiscounted future net cash flows to be generated by these units and determined that certain of them would be unlikely to generate net cash flows in excess of carrying value. Management then estimated the fair value of those units using discounted net cash flow as a measure of fair value, which resulted in a write-down in fiscal 1996 of $5.1 million, $1.5 million of which was due to the effect of the discounting of cash flows as prescribed by FAS 121.

     In addition to those units selected for closure and impaired operating units, the Company recorded a charge of $1.9 million in fiscal 1996 for the write-down of long-lived assets of previously closed units. This charge was based on Management's estimate of the eventual loss that would be incurred on the ultimate disposal of these properties. As of May 31, 1997, the Company had disposed of two of these properties at a net loss on disposal of $0.9 million. Management anticipates that the allowance provided is adequate for the remaining properties. The Company continues to systematically analyze its units for signs of impairment, and will record a loss on impairment when impairment is indicated. No impairment was recorded in fiscal 1997 based on Management's analysis.

11. RESTRUCTURE COSTS

     In fiscal 1996, the Company recorded restructure costs of $8.3 million relating to the settlement of lease obligations of units selected for closure and costs associated with the Distribution. In addition to the write-off of the 22 units selected for closure by the Board of Directors as described in Note 10, the Company accrued charges of $6.1 million in fiscal 1996 for settlement of the related lease obligations. As of May 31, 1997, the Company had negotiated lease settlements on 15 of its closed units at a net cost of $2.3 million, subleased two properties, and paid $3.3 million in rent and related payments on closed properties. In addition to the lease obligations of its closed units, the Company recorded charges of $0.3 million in fiscal 1996 for severance payments of personnel employed at the closed units. Management anticipates that the remaining accrual of $0.8 million is adequate to settle the remaining five leases.

     The Company recorded $2.0 million in 1996 in other charges incurred as a result of the Distribution. These charges consisted of $1.8 million in estimated professional and other fees such as stock exchange listing fees, and $0.2 million of miscellaneous other asset write-offs. As of May 31, 1997, the Company had incurred $1.7 million in professional fees associated with the Distribution, and had written off $0.3 million of miscellaneous assets. The Company does not anticipate any additional costs related to the Distribution.

                          MORRISON FRESH COOKING, INC.

12. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

     The following Unaudited Pro Forma Statements of Operations were prepared to illustrate certain estimated effects of the Distribution and related transactions. These statements include adjustments for the effects of additional payroll and related costs; other operating expenses; selling, general and administrative expenses; and depreciation which might have occurred had the Distribution been effected as of the dates indicated, as well as the estimated tax benefit associated with these adjustments. The Pro Forma Statements of Operations for the years ended June 1, 1996 and June 3, 1995, are prepared assuming the distribution had occurred as of June 1, 1996 and June 3, 1995, respectively. Such pro forma information may not necessarily be indicative of the results that would actually have occurred had the transactions occurred on the dates indicated or of the results that may occur in the future. The Unaudited Pro Forma Statements of Operations should be read in conjunction with the historical financial statements, including the notes thereto, and other financial data of the Company included elsewhere herein.

                          MORRISON FRESH COOKING, INC.

               PRO FORMA -- STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS EXCEPT PER-SHARE DATA)

                                                              FOR THE FISCAL YEAR ENDED
                                                              --------------------------
                                                                JUNE 1,        JUNE 3,
                                                                 1996           1995
                                                              -----------    -----------
Net Sales...................................................   $267,638       $294,587
Operating Costs and Expenses:
  Cost of merchandise.......................................     75,458         78,987
  Payroll and related costs.................................    101,967        105,947
  Other operating costs.....................................     56,364         60,960
  Selling, general and administrative.......................     18,416         20,642
  Depreciation and..........................................     10,091         10,299
                                                               --------       --------
                                                                262,296        276,835
                                                               --------       --------
Operating Income Before Loss on Impairment of Assets and
  Restructure Costs.........................................      5,342         17,752
  Loss on impairment of assets..............................     13,789
  Restructure costs.........................................      8,290
                                                               --------       --------
Operating Income (Loss).....................................    (16,737)        17,752
  Interest expense (income), net............................         51           (301)
                                                               --------       --------
Income (Loss) Before Income Taxes...........................    (16,788)        18,053
Provision for (Benefit from) Income Taxes...................     (6,165)         7,307
                                                               --------       --------
Net Income (Loss)...........................................   $(10,623)      $ 10,746
                                                               ========       ========
Earnings (Loss) Per Common and Common Equivalent Share......   $  (1.19)      $   1.20
                                                               ========       ========
Weighted Average Common and Common Equivalent Shares........      8,954          8,981
                                                               ========       ========

                          MORRISON FRESH COOKING, INC.

13. SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly financial results for the years ended May 31, 1997 and June 1, 1996 are summarized below. All quarters are composed of 13 weeks.

                                              FIRST    SECOND     THIRD      FOURTH
                                             QUARTER   QUARTER   QUARTER   QUARTER(1)    TOTAL
                                             -------   -------   -------   ----------   --------
                                                    (IN THOUSANDS EXCEPT PER-SHARE DATA)
FOR THE YEAR ENDED MAY 31, 1997:
Net Sales..................................  $63,246   $62,889   $61,921    $61,581     $249,637
                                             =======   =======   =======    =======     ========
Gross Profit*..............................  $ 8,372   $ 7,844   $ 7,554    $ 8,308     $ 32,078
                                             =======   =======   =======    =======     ========
Income Before Income Taxes.................  $ 1,262   $ 1,103   $ 1,109    $   875     $  4,349
Provision for Income Taxes.................      467       413       408        329        1,617
                                             -------   -------   -------    -------     --------
Net Income.................................  $   795   $   690   $   701    $   546     $  2,732
                                             =======   =======   =======    =======     ========
Earnings Per Common and Common Equivalent
  Share....................................  $  0.09   $  0.08   $  0.08    $  0.06     $   0.30
                                             =======   =======   =======    =======     ========

                                             FIRST    SECOND     THIRD       FOURTH
                                            QUARTER   QUARTER   QUARTER     QUARTER      TOTAL
                                            -------   -------   --------   ----------   --------
FOR THE YEAR ENDED JUNE 1, 1996:
Net Sales.................................  $70,129   $67,889   $ 65,260    $64,360     $267,638
                                            =======   =======   ========    =======     ========
Gross Profit*.............................  $ 9,726   $ 8,503   $  8,774    $ 7,275     $ 34,278
                                            =======   =======   ========    =======     ========
Income (Loss) Before Income Taxes.........  $ 2,881   $ 1,387   $(21,057)   $ 1,201     $(15,588)
Provision for (Benefit from) Income
  Taxes...................................    1,216       545     (7,935)       480       (5,694)
                                            -------   -------   --------    -------     --------
Net Income (Loss).........................  $ 1,665   $   842   $(13,122)   $   721     $ (9,894)
                                            =======   =======   ========    =======     ========
Earnings (Loss) Per Common and Common
  Equivalent Share........................  $  0.19   $  0.10   $  (1.49)   $  0.08     $  (1.10)
                                            =======   =======   ========    =======     ========

---------------

(1) Fourth quarter 1997 results include $0.3 million expense for severance costs ($0.02 per share, net of taxes), offset by favorable adjustments of $0.6 million for medical insurance expense ($0.04 per share, net of taxes) and $0.7 million for workers' compensation and general liability insurance expense ($0.05 per share, net of taxes) due to favorable claims experience during 1997.

 * The Company defines gross profit as revenues less cost of merchandise, payroll and related costs, and other operating costs.

     Due to weighted average share calculations, quarterly earnings per share amounts may not sum to the fiscal year amount.

     Morrison Fresh Cooking, Inc. common stock is publicly traded on the New York Stock Exchange under the ticker symbol MFC. The following table sets forth the reported high and low prices for the fiscal year

                          MORRISON FRESH COOKING, INC.

ended May 31, 1997, and the fiscal year ended June 1, 1996, commencing with the first trading date following the Distribution.

                              FOR THE 52 WEEKS ENDED MAY 31, 1997
-----------------------------------------------------------------------------------------------
                                                                                    PER SHARE
                          QUARTER                             HIGH       LOW      CASH DIVIDEND
                          -------                             -----     -----     -------------
First.......................................................  $7.38     $4.25         $0.09
Second......................................................  $5.88     $4.63         $0.09
Third.......................................................  $5.38     $4.50         $0.09
Fourth......................................................  $5.38     $4.50         $0.09

                              FOR THE 12 WEEKS ENDED JUNE 1, 1996
-----------------------------------------------------------------------------------------------
                                                                                    PER SHARE
                          QUARTER                             HIGH       LOW      CASH DIVIDEND
                          -------                             -----     -----     -------------
Fourth......................................................  $9.00     $5.50..       $0.09

     In June 1997 the Company's Board of Directors declared a quarterly dividend of $0.09 per share payable July 31, 1997 to 5,884 shareholders of record on July 11, 1997.

                         REPORT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
Morrison Fresh Cooking, Inc.

     We have audited the accompanying balance sheets of Morrison Fresh Cooking, Inc. as of May 31, 1997 and June 1, 1996, and the related statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended May 31, 1997. These financial statements are the responsibility of the Company's Management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Morrison Fresh Cooking, Inc. at May 31, 1997 and June 1, 1996, and the results of its operations and its cash flows for each of the three fiscal years in the period ended May 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 10 to the financial statements, in fiscal year 1996, Morrison Fresh Cooking, Inc. changed its method of accounting relative to impairment of long-lived assets.

                                                  /s/ ERNST & YOUNG LLP

                                            ------------------------------------
                                                     Ernst & Young LLP

Atlanta, Georgia
June 20, 1997

                          MORRISON FRESH COOKING, INC.

                                   FORM 10-K
                         EXECUTIVE OFFICER INFORMATION

                                                                             AGE AT     EXECUTIVE
                                     HIRE        YEARS OF                   MAY 31,      OFFICER
EMPLOYEE                             DATE        SERVICE        DOB           1997        SINCE
--------                           ---------     --------    ----------     -------     ---------
RONNIE L. TATUM..................  01-FEB-62        34        07-MAY-40        57         1996
CHRIS P. ELLIOTT.................  30-JAN-95         1        02-APR-54        43         1996
CRAIG D. NELSON..................  00-XXX-76        20        05-JAN-54        43         1996
SCEARS LEE, III..................  00-XXX-78..      18        29-FEB-56        41         1996
MITCHELL S. BLOCK................  00-XXX-93..       3        31-MAY-53        44         1996

                                                                             AGE AT
                                                                            MAY 31,
DIRECTORS                                                       DOB           1997
---------                                                    ----------     -------
Dolph W. von Arx.........................................     30-AUG-34        62
J. Veronica Biggins......................................     19-OCT-46        50
E. Eugene Bishop.........................................     05-MAY-30        67
Arthur R. Outlaw.........................................     08-SEP-26        70
Dr. Donald Ratajczak.....................................     21-OCT-42        54
Ronnie L. Tatum..........................................     07-MAY-40        57
Christopher P. Elliott...................................     02-APR-54        42

                                   EXHIBIT 11
                          MORRISON FRESH COOKING, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER-SHARE DATA)

                                                                   FISCAL YEAR ENDED
                                                              ---------------------------
                                                              MAY 31,   JUNE 1,   JUNE 3,
                                                               1997      1996      1995
                                                              -------   -------   -------

PRIMARY EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

Average common shares outstanding...........................   9,067      8,954        (1)
Average additional common shares issuable on exercise of
  dilutive stock options (computed by use of the "treasury
  stock method", at the average market price)...............      33*
                                                              ------    -------   -------
Number of shares used in computation of primary earnings per
  share.....................................................   9,100*     8,954     8,981
                                                              ======    =======   =======
Net Income (Loss)...........................................  $2,732    $(9,894)  $11,374
                                                              ======    =======   =======
Primary earnings per common and common equivalent share.....  $ 0.30    $ (1.10)  $  1.27
                                                              ======    =======   =======

FULLY DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE

Average common shares outstanding...........................   9,067      8,954        (1)
Average additional common shares issuable on exercise of
  dilutive stock options (computed by use of the "treasury
  stock method", at the higher of period-end or average
  market price).............................................      33*
                                                              ------    -------   -------
Number of shares used in computation of fully diluted
  earnings per share........................................   9,100*     8,954     8,981
                                                              ======    =======   =======
Net Income (Loss)...........................................  $2,732    $(9,894)  $11,374
                                                              ======    =======   =======
Fully diluted earnings per common and common equivalent
  share.....................................................  $ 0.30    $ (1.10)  $  1.27
                                                              ======    =======   =======

---------------

 * Per APB 15, due to a net loss dilutive stock options are not reported because its effect is antidilutive.

(1) Prior to the Distribution earnings per share was calculated based on the average number of MRI common shares outstanding adjusted for the 1-for-4 distribution ratio.

                                                                      APPENDIX E
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-Q

(MARK ONE)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
    SECURITIES EXCHANGE ACT OF 1934

                FOR THE QUARTERLY PERIOD ENDED FEBRUARY 28, 1998

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE
    SECURITIES EXCHANGE ACT OF 1934

             FOR THE TRANSITION PERIOD FROM ________________________ TO
                              ________________________

                           COMMISSION FILE NUMBER 1-14202

                             MORRISON RESTAURANTS INC.

               (Exact name of registrant as specified in its charter)

                     GEORGIA                                            63-1155967
         (State of other jurisdiction of                              I.R.S Employer
          incorporation or organization)                           Identification No.)
             THE HARTSFIELD COLONNADE
          4893 RIVERDALE ROAD, SUITE 260
                   ATLANTA, GA                                            30337
     (Address of principal executive offices)                           (Zip Code)

       Registrant's telephone number, including area code: (770)991-0351

                     ______________________________________
              (Former name, former address and former fiscal year,
                         if changed since last report)

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [ ]

                                   9,233,988
               (Number of shares of $0.01 par value common stock
                       outstanding as of March 27, 1998)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     INDEX

                                                                        PAGE
                                                                       NUMBER
                                                                       ------
                       PART I -- FINANCIAL INFORMATION
ITEM 1.  FINANCIAL STATEMENTS
         Balance Sheets as of February 28, 1998 and May 31, 1997.....  3
         Statements of Income for the Thirteen Weeks and Thirty-Nine
           Weeks Ended February 28, 1998 and March 1, 1997...........  4
         Statements of Cash Flows for the Thirty-Nine Weeks Ended
           February 28, 1998 and March 1, 1997.......................  5
         Notes to Financial Statements...............................  6-7
ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS.................................  7-11
ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
           RISK......................................................  11
                        PART II -- OTHER INFORMATION
ITEM 1.  LEGAL PROCEEDINGS...........................................  12
ITEM 2.  CHANGES IN SECURITIES.......................................  12
ITEM 3.  DEFAULTS UPON SENIOR SECURITIES.............................  12
ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.........  12
ITEM 5.  OTHER INFORMATION...........................................  12
ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K............................  12-13
SIGNATURES...........................................................  14

                        PART I -- FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

                           MORRISON RESTAURANTS INC.

                                 BALANCE SHEETS
                      (IN THOUSANDS EXCEPT PER-SHARE DATA)

                                     ASSETS

                                                              FEBRUARY 28,    MAY 31,
                                                                  1998         1997
                                                              ------------   ---------
                                                              (UNAUDITED)    (AUDITED)
CURRENT ASSETS:
  Cash and short-term investments...........................   $     810     $   2,939
  Receivables -- accounts and notes (net)...................       1,821         1,547
  Inventories...............................................       2,293         2,412
  Prepaid other expenses....................................       1,315         1,545
  Current deferred income tax benefit.......................       3,303         5,027
                                                               ---------     ---------
          Total current assets..............................       9,542        13,470
                                                               ---------     ---------
PROPERTY AND EQUIPMENT -- at cost...........................     161,740       161,734
  Less accumulated depreciation.............................    (102,376)     (100,834)
                                                               ---------     ---------
                                                                  59,364        60,900
DEFERRED INCOME TAX BENEFITS................................       6,876         2,615
OTHER ASSETS................................................       7,583         7,043
                                                               ---------     ---------
          TOTAL ASSETS......................................   $  83,365     $  84,028
                                                               =========     =========

                          LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $   6,012     $   8,212
  Accrued liabilities.......................................      14,583        14,677
  Short-term borrowings.....................................      12,191         7,461
  Current portion of capital lease obligations..............          78           103
                                                               ---------     ---------
          Total current liabilities.........................      32,864        30,453
                                                               ---------     ---------
CAPITAL LEASE OBLIGATIONS...................................         500           662
EMPLOYEE BENEFIT OBLIGATIONS................................       8,697         8,285
OTHER DEFERRED LIABILITIES..................................       4,442         4,684
STOCKHOLDERS' EQUITY:
  Common stock, $0.01 par value (100,000 shares authorized;
     9,234 shares issued -- 1998, 9,214 shares
     issued -- 1997)........................................          92            90
  Capital in excess of par value............................      41,713        41,428
  Unearned ESOP shares......................................        (371)         (715)
  Accumulated deficit.......................................      (4,300)         (593)
                                                               ---------     ---------
                                                                  37,134        40,210
  Less common stock held in treasury -- at cost
     (50 shares @ 02/28/98).................................
     (44 shares @ 05/31/97).................................        (272)         (266)
                                                               ---------     ---------
                                                                  36,862        39,944
                                                               ---------     ---------
          TOTAL LIABILITIES & STOCKHOLDERS' EQUITY..........   $  83,365     $  84,028
                                                               =========     =========

    The accompanying notes are an integral part of the financial statements.

                           MORRISON RESTAURANTS INC.

                              STATEMENTS OF INCOME
                      (IN THOUSANDS EXCEPT PER-SHARE DATA)
                                  (UNAUDITED)

                                                     THIRTEEN WEEKS ENDED               THIRTY-NINE WEEKS ENDED
                                               ---------------------------------   ---------------------------------
                                               FEBRUARY 28, 1998   MARCH 1, 1997   FEBRUARY 28, 1998   MARCH 1, 1997
                                               -----------------   -------------   -----------------   -------------
Revenues.....................................       $58,763           $61,921          $179,670          $188,056
Operating Costs and Expenses:
  Cost of merchandise........................        16,181            16,920            50,380            53,107
  Payroll and related costs..................        23,051            23,481            70,759            69,563
  Other operating costs......................        14,461            13,966            44,743            41,616
  Depreciation...............................         2,409             2,508             7,415             7,348
  Selling, general and administrative........         2,695             3,860            10,675            12,841
  Interest expense, net......................           108                77               297               107
                                                    -------           -------          --------          --------
                                                     58,905            60,812           184,269           184,582
                                                    -------           -------          --------          --------
Income (Loss) before Income Taxes............          (142)            1,109            (4,599)            3,474
Provision for (benefit from) federal and
  state income taxes.........................           (52)              408            (1,709)            1,288
                                                    -------           -------          --------          --------
          Net Income (Loss)..................       $   (90)          $   701          $ (2,890)         $  2,186
                                                    =======           =======          ========          ========
Basic Earnings (Loss) per Share..............       $ (0.01)          $  0.08          $  (0.32)         $   0.24
                                                    =======           =======          ========          ========
Diluted Earnings (Loss) per Share............       $ (0.01)          $  0.08          $  (0.32)         $   0.24
                                                    =======           =======          ========          ========

    The accompanying notes are an integral part of the financial statements.

                           MORRISON RESTAURANTS INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                THIRTY-NINE WEEKS ENDED
                                                              ---------------------------
                                                              FEB 28, 1998    MAR 1, 1997
                                                              ------------    -----------
OPERATING ACTIVITIES:
Net Income (Loss)...........................................    $(2,890)       $  2,186
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation..............................................      7,415           7,348
  Loss on disposition of assets.............................        147             172
  Deferred income taxes.....................................     (2,537)            992
  Changes in operating assets and liabilities:
     Increase in receivables................................       (273)            (82)
     (Increase) decrease in inventories.....................        118             (66)
     Increase in prepaid and other assets...................       (311)            (51)
     Decrease in accounts payable, accrued and other
      liabilities...........................................     (2,123)         (6,417)
                                                                -------        --------
Net cash provided (used) by operating activities............       (454)          4,082
                                                                -------        --------
INVESTING ACTIVITIES:
Purchases of property and equipment.........................     (7,747)        (10,479)
Proceeds from disposal of assets............................      1,721             129
                                                                -------        --------
Net cash used by investing activities.......................     (6,026)        (10,350)
                                                                -------        --------
FINANCING ACTIVITIES:
Principal payments on capital leases........................       (187)            (64)
Short-term borrowings.......................................      4,730           7,466
Proceeds from option exercises..............................        270             394
Dividends paid..............................................       (817)         (2,439)
ESOP shares released........................................        361               0
(Increase) decrease in treasury stock held..................         (6)             99
                                                                -------        --------
Net cash provided by financing activities...................      4,351           5,456
                                                                -------        --------
Decrease in cash and short-term investments.................     (2,129)           (812)
Cash and short-term investments:
  Beginning of period.......................................      2,939           1,561
                                                                -------        --------
  End of period.............................................    $   810        $    749
                                                                =======        ========

    The accompanying notes are an integral part of the financial statements.

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

NOTE A -- BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-Q, and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The statements should be read in conjunction with the notes to the financial statements included in the Company's annual report for the fiscal year ended May 31, 1997. The accompanying unaudited financial statements reflect all adjustments for normal recurring accruals. These adjustments are necessary, in the opinion of management, for a fair presentation of the financial position, the results of operations and the cash flows for the interim periods presented. The results of operations for the interim periods reported herein are not necessarily indicative of results to be expected for the full year.

NOTE B -- EARNINGS PER SHARE

     Basic earnings per share is calculated using the weighted average number of common shares outstanding during the period, excluding unallocated shares under the Employee Stock Ownership Plan (ESOP). Diluted earnings per share includes the dilutive effect of outstanding stock options computed under the treasury stock method. In accordance with Financial Accounting Standard No. 128 (FAS
128), Earnings Per Share, which is effective for periods ending after December 15, 1997, prior period earnings per share information has been restated in conformity with the new provisions. Adoption of FAS 128 had little or no impact on the earnings per share amounts previously reported.

                                                                                  THIRTY-NINE WEEKS
                                                      THIRTEEN WEEKS ENDED              ENDED
                                                     -----------------------   -----------------------
                                                     FEBRUARY 28,   MARCH 1,   FEBRUARY 28,   MARCH 1,
                                                         1998         1997         1998         1997
                                                     ------------   --------   ------------   --------
Net Income (Loss) -- (A)...........................     $  (90)      $  701      $(2,890)      $2,186
                                                        ======       ======      =======       ======
Average shares outstanding -- (B)..................      9,139        9,045        9,111        9,033
Dilutive effect of stock options...................          0           24            0           36
                                                        ------       ------      -------       ------
Common stock and common stock equivalents -- (C)...      9,139        9,069        9,111        9,069
Basic Earnings (Loss) per Share -- (A/B)...........     $(0.01)      $ 0.08      $ (0.32)      $ 0.24
                                                        ======       ======      =======       ======
Diluted Earnings (Loss) per Share -- (A/C).........     $(0.01)      $ 0.08      $ (0.32)      $ 0.24
                                                        ======       ======      =======       ======

NOTE C -- CREDIT FACILITY

     At February 28, 1998, the Company had $12.2 million in borrowings under its revolving line of credit, a net increase of $4.7 million from May 31, 1997. Subsequent to quarter-end, the Company and its lender entered into an agreement whereby the Credit Agreement dated as of June 19, 1997, was amended and restated in its entirety. The Amended and Restated Credit Agreement dated as of March 23, 1998, provides for a revolving credit facility of $25.0 million and a letter of credit facility of $5.0 million. The Company granted to its lender a security interest in substantially all of its assets as collateral for the credit obligation. The terms of certain restrictions were also modified, including, but not limited to, incurring additional indebtedness and certain funded debt, net worth and fixed charge coverage requirements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company reported a net loss from operations of $(0.1) million and $(2.9) million, respectively, for the 13-week and the 39-week periods ended February 28, 1998, compared with net income of $0.7 and $2.2 million reported for the corresponding periods of the prior fiscal year. The Company operated 12 fewer units at February 28, 1998, compared to the same period in the prior year.

     The following table shows year-to-date restaurant openings and closings as well as total restaurants open at the end of the third quarter.

                                                                                         TOTAL OPEN AT
                                                        TO-DATE           TO-DATE           END OF
                                                       OPENINGS          CLOSINGS        THIRD QUARTER
                                                    ---------------   ---------------   ---------------
                                                    FISCAL   FISCAL   FISCAL   FISCAL   FISCAL   FISCAL
                                                     1998     1997     1998     1997     1998     1997
                                                    ------   ------   ------   ------   ------   ------
Traditional.......................................    0        0        10       4       119      129
Small/contemporary................................    2        2         3       0        10       11
Buffets...........................................    0        0         0       0         3        3
QSRs..............................................    0        1         1       0        10       11
                                                      --       --       --       --      ---      ---
          Total...................................    2        3        14       4       142      154
                                                      ==       ==       ==       ==      ===      ===

     The Company closed two traditional cafeterias, three small cafeterias and one QSR in the third quarter of fiscal 1998. The Company anticipates closing two additional locations during the remainder of fiscal 1998.

RESULTS OF OPERATIONS

     The following table sets forth selected data as a percentage of sales for the periods indicated.

                                                             FOR THE                   FOR THE
                                                         13 WEEKS ENDED            39 WEEKS ENDED
                                                     -----------------------   -----------------------
                                                     FEBRUARY 28,   MARCH 1,   FEBRUARY 28,   MARCH 1,
                                                         1998         1997         1998         1997
                                                     ------------   --------   ------------   --------
Net Sales..........................................     100.0%       100.0%       100.0%       100.0%
Operating costs and expenses:
  Cost of merchandise..............................      27.6         27.3         28.0         28.2
  Payroll and related costs........................      39.2         37.9         39.4         37.0
  Other operating costs............................      24.6         22.6         24.9         22.1
  Depreciation.....................................       4.1          4.1          4.1          3.9
  Selling, general and administrative..............       4.6          6.2          6.0          6.9
  Interest expense, net............................       0.2          0.1          0.2          0.1
                                                        -----        -----        -----        -----
          Total operating costs....................     100.3         98.2        102.6         98.2
                                                        -----        -----        -----        -----
Income (loss) from operations before income
  taxes............................................      (0.3)         1.8         (2.6)         1.8
Provision for (benefit from) income taxes..........      (0.1)         0.7         (1.0)         0.6
                                                        -----        -----        -----        -----
Net income (loss)..................................      (0.2)%        1.1%        (1.6)%        1.2%
                                                        =====        =====        =====        =====

  Company Restaurant Sales:

     Company restaurant sales decreased $3.2 million or 5.1% to $58.8 million for the quarter and decreased $8.4 million or 4.5% to $179.7 for the 39 weeks ended February 28, 1998. These decreases are primarily the result of a net reduction of 12 units from the prior year. Also, same store sales were down 1.4% for the quarter and 1.2% for the 39-week period due to a decline in customer counts, offset in part by a 3% price increase in June 1997.

  Cost of Merchandise, Payroll and Related Costs and Other Operating Costs:

     As a percentage of sales, cost of merchandise increased 30 basis points for the quarter primarily as a result of menu changes and significant increases in holiday catering. The decrease of 20 basis points for the 39-week period is attributable to the retail price increases in October 1996 and June 1997, and cost containment measures implemented in September 1997.

     Payroll and related costs increased as a percentage of sales from the same periods in the prior year by 130 basis points for the quarter and 240 basis points for the 39-week period. Federal minimum wage rates increased in September 1997 resulting in an increase of $.40 per hour. Management labor costs also increased due to full restaurant staffing. Payroll and related costs were further impacted by increased accruals for workers' compensation insurance to meet actuarially projected claims.

     Other operating costs increased 200 basis points and 280 basis points for the 13-week and the 39-week periods, respectively. Due to additional restaurant closings, the Company's expenses associated with the closing of restaurants increased by $0.7 million for the quarter and $1.8 million year-to-date as compared to the respective periods of the prior year. Fixed expenses such as rent were higher as a percentage of sales due to the decline in sales volume.

     Depreciation expense remained flat for the quarter. On a year-to-date basis, the slight increase of 20 basis points was primarily the result of equipment upgrades and the Company's remodeling program.

     Selling, general and administrative costs decreased 160 basis points for the quarter and 90 basis points for the 39-week period. A decline in management turnover resulted in a reduction in training payroll and associated costs. The decrease was further impacted by the elimination of 23 administrative positions as well as the Company's increased focus on local store marketing rather than mass media advertising.

  Interest Expense, net:

     Borrowings under the Company's line of credit increased by $5.5 million compared with borrowings for the same period in the prior year, primarily to fund development of point-of-sale technology for the restaurants, the construction of two new units, and the remodeling of old units.

  Income Taxes:

     The effective income tax rate on continuing operations for the 13 weeks and the 39 weeks ended February 28, 1998 was unchanged at 37%.

  Earnings per Share:

     Basic earnings per share is calculated using the weighted average number of common shares outstanding during the period, excluding unallocated ESOP shares. Diluted earnings per share includes the dilutive effect of outstanding stock options computed under the treasury stock method. In accordance with Financial Accounting Standard No. 128 (FAS 128), Earnings Per Share, which is effective for periods ending after December 15, 1997, prior period earnings per share information has been restated in conformity with the new provisions. Adoption of FAS 128 had little or no impact on the earnings per share amounts previously reported.

LIQUIDITY AND CAPITAL RESOURCES

     Total assets at February 28, 1998, were $83.4 million, a $0.6 million decrease from $84.0 million as of the prior fiscal year end. Two new cafeterias were opened and 14 cafeterias were closed since May 31, 1997.

     In accordance with Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", the Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. In light of the results of operations in the first three quarters of fiscal 1998, the Company is monitoring closely the effects of improvement plans being implemented. In the event these improvement plans are not effective, the Company may need to write down certain assets to their estimated fair value. Based on the results of future operations, the Company may also implement plans to close certain underperforming restaurants and dispose of assets. Once adopted, these plans could result in a write-down of certain assets to estimated fair value.

     Total liabilities at February 28, 1998, were $46.5 million, a $2.4 million increase from $44.1 as of the end of the prior fiscal year. Current liabilities have increased $2.4 million, due to increased short-term borrowings on the Company's line of credit and additional provisions for the cost of closing restaurants.

     At February 28, 1998 the Company had $12.2 million in borrowings under its revolving line of credit, a net increase of $4.7 million from May 31, 1997. Effective March 23, 1998, an Amended and Restated Credit Agreement was entered into by the Company and its lender as discussed in Note C to the financial statements.

     There was no cash dividend paid during the third quarter of fiscal year
1998.

     On January 13, 1998, the Company announced that it had retained the investment banking firm of Wheat, First Securities, Inc. to assist in a review of the Company's operations, financial structure and strategic alternatives. The Company has held preliminary discussions with several interested parties concerning a possible business combination or sale, and is pursuing negotiations.

KNOWN EVENTS, UNCERTAINTIES AND TRENDS

  Note Regarding Forward-Looking Information

     The foregoing sections contain "forward-looking" statements which represent the Company's expectations or beliefs concerning results and growth during the remainder of fiscal year 1998. The Company cautions that a number of important factors could, individually or in the aggregate, cause actual results to differ materially from such forward- looking statements including, without limitation, the following: general economic conditions; consumer spending trends; mall traffic trends; changes in food costs; increased competition in the restaurant industry; the ability to obtain suitable financing, and changes in the laws and regulations affecting labor and employee benefits.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Not applicable.

                          PART II -- OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

     The Company is presently, and from time to time, subject to pending claims and suits arising in the ordinary course of its business. In the opinion of management, the ultimate resolution of these pending legal proceedings will not have a material adverse effect on the Company's operations or financial position.

ITEM 2. CHANGES IN SECURITIES

     Not applicable.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

     Not applicable.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

     Not applicable.

ITEM 5. OTHER INFORMATION

     In anticipation that the Company's analysis of strategic alternatives may result in a change of control, certain key employees of the Company, including the Company's executive officers, were offered an incentive package based on monthly base salary which is contingent on the employee remaining with the Company until the completion of a possible transaction.

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

EXHIBITS

     The following exhibits are filed as part of this report.

      EXHIBIT NO.
      -----------
          11             -- Computation of Basis and Diluted Earnings Per Share.
          27.1           -- Financial Data Schedule for the interim period ended
                            February 28, 1998.
          27.2           -- Financial Data Schedule for the interim period ended
                            March 1, 1997.
          99.1           -- Amended and Restated Credit Agreement dated as of March
                            23, 1998, between Morrison Restaurants Inc. and AmSouth
                            Bank.
          99.2           -- Stay bonus letters dated March 6, 1998, to the Company's executive officers.
          99.3           -- Company press release dated April 10, 1998.

REPORTS ON FORM 8-K

     The Company did not file any Current Reports on Form 8-K during the quarter ended February 28, 1998.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            MORRISON RESTAURANTS INC.
                                            (Registrant)

                                                   /s/ CRAIG D. NELSON
                                            ------------------------------------
                                                      Craig D. Nelson
                                               Senior Vice President, Finance
                                                 (Senior Vice President and
                                                  Chief Financial Officer)

04/13/98
----------
DATE

                                 EXHIBIT INDEX

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          11             -- Computation of Basic and Diluted Earnings Per Share.
          27.1           -- Financial Data Schedule for the interim period ended
                            February 28, 1998.
          27.2           -- Financial Data Schedule for the interim period ended
                            March 1, 1997.
          99.1           -- Amended and Restated Credit Agreement dated as of March
                            23, 1998, between Morrison Restaurants Inc. and AmSouth
                            Bank
          99.2           -- Stay bonus letters dated March 6, 1998, to the executive officers.
          99.3           -- Company press release dated April 10, 1998.

                                                                      EXHIBIT 11

                           MORRISON RESTAURANTS INC.

                       COMPUTATION OF EARNINGS PER SHARE
                      (IN THOUSANDS EXCEPT PER-SHARE DATA)

                                                         13 WEEKS ENDED            39 WEEKS ENDED
                                                     -----------------------   -----------------------
                                                     FEBRUARY 28,   MARCH 1,   FEBRUARY 28,   MARCH 1,
                                                         1998         1997         1998         1997
                                                     ------------   --------   ------------   --------
BASIC EARNINGS PER SHARE
  Average common shares outstanding................      9,139        9,045        9,111        9,033
                                                        ======       ======      =======       ======
  Net Income (Loss)................................     $  (90)      $  701      $(2,890)      $2,186
                                                        ======       ======      =======       ======
  Basic earnings (loss) per share..................     $(0.01)      $ 0.08      $ (0.32)      $ 0.24
                                                        ======       ======      =======       ======
DILUTED EARNINGS PER SHARE
  Average common shares outstanding................      9,139        9,045        9,111        9,033
  Average additional common shares issuable on
     exercise of dilutive stock options (computed
     by use of the "treasury stock method" at the
     average market price).........................          0           24            0           36
                                                        ------       ------      -------       ------
  Number of shares used in computation of diluted
     earnings per share............................      9,139        9,069        9,111        9,069
                                                        ======       ======      =======       ======
  Net Income (Loss)................................     $  (90)      $  701      $(2,890)      $2,186
                                                        ======       ======      =======       ======
  Diluted earnings (loss) per share................     $(0.01)      $ 0.08      $ (0.32)      $ 0.24
                                                        ======       ======      =======       ======

--------------------------------------------------------------------------------

PROXY

                           MORRISON RESTAURANTS INC.

                       3300 HIGHLANDS PARKWAY, SUITE 130


                             ATLANTA, GEORGIA 30082


                      SOLICITED BY THE BOARD OF DIRECTORS
         FOR USE AT THE SPECIAL MEETING OF SHAREHOLDERS, JULY 31, 1998


    The undersigned hereby appoints Ronald A. LaBorde and J. Fred Johnson, and each or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Special Meeting of Shareholders of Morrison Restaurants Inc., or at any adjournment thereof, and to vote at such meeting the shares of Common Stock entitled to vote thereat, held of record by the undersigned on July 6, 1998, on the items indicated on the reverse side hereof as more fully described in the Proxy Statement dated July 10, 1998 and in accordance with the directions given at the Special Meeting.


    This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. If no direction is given, the shares represented by this proxy will be voted "FOR" Item 1.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1.



Item 1. Adoption of Plan and Agreement of Merger



                FOR [ ]         AGAINST [ ]         ABSTAIN [ ]



Item 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


          (Continued, and to be dated and signed on the reverse side.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (Continued from other side.)

Please mark, date and sign your name exactly as it appears on your stock certificate and return it in the enclosed envelope. When signing as an attorney, executor, administrator, trustee, guardian, etc., please give title as such. If such signer is a corporation or partnership, please sign in full corporate or partnership name by authorized officer or person. If shares are held jointly, each joint owner should sign.

                                           Dated:

                                         ------------------------------------- ,
                                                  1998

                                           -------------------------------------
                                                         Signature

                                           -------------------------------------
                                                Signature, if held jointly

PLEASE SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

--------------------------------------------------------------------------------